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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

IRON MOUNTAIN INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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IRON MOUNTAIN INCORPORATED
NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 14, 2018

To the Stockholders of
IRON MOUNTAIN INCORPORATED:

        Iron Mountain Incorporated will hold its 2018 Annual Meeting of Stockholders, or the Annual Meeting, at the offices of Sullivan & Worcester LLP, One Post Office Square, 21st Floor, Boston, Massachusetts 02109, on June 14, 2018, at 9:00 a.m. U.S. Eastern Time (11:00 p.m. Australian Eastern Standard Time on June 14, 2018) for the following purposes:

  1.
  To elect eleven (11) directors to the Board of Directors of Iron Mountain Incorporated for a one-year term as directors or until their successors are elected and qualified;

  2.
  To hold a non-binding, advisory vote on the compensation of Iron Mountain Incorporated's Named Executive Officers as described in the accompanying Proxy Statement;

  3.
  To ratify the selection by the Audit Committee of Deloitte & Touche LLP as Iron Mountain Incorporated's independent registered public accounting firm for the year ending December 31, 2018; and

  4.
  To transact such other business as may properly come before the Annual Meeting.

        Attached to this notice is a Proxy Statement relating to the proposals to be considered at the Annual Meeting. The Board of Directors of Iron Mountain Incorporated has fixed the close of business on April 17, 2018 (5:00 p.m. U.S. Eastern Time) as the record date, or the Record Date, for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or at any adjournment or postponement thereof. Record holders of CHESS Depositary Interests, or CDIs, as of 5:00 p.m. U.S. Eastern Time on the Record Date (7:00 a.m. Australian Eastern Standard Time on April 18, 2018) are entitled to receive notice of and attend the Annual Meeting or any adjournment or postponement thereof but may not vote in person at the Annual Meeting.

        United States Securities and Exchange Commission rules allow us to furnish proxy materials to stockholders on the internet. Stockholders can now access proxy materials and vote at www.proxyvote.com. Stockholders may also vote via internet or telephone by following the instructions on that website. In order to vote on the internet or by telephone, stockholders must have a stockholder identification number, which is being mailed to stockholders of record on a Notice Regarding the Availability of Proxy Materials.

        CDI holders may vote the shares of our common stock underlying their CDIs through our CDI Depositary, CHESS Depositary Nominees Pty Ltd, or CDN. Each CDI holder may instruct CDN to vote on behalf of such CDI holder at the Annual Meeting by either following the instructions on the CDI voting instruction form, which is being mailed to CDI holders of record, or by voting online at www.linkmarketservices.com.au. CDI holders may instruct CDN to vote on their behalf only by completing and signing the CDI voting instruction form or voting online at www.linkmarketservices.com.au.

        YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU BENEFICIALLY OWN.    We urge you to read the Proxy Statement carefully and, whether or not you plan to attend the Annual Meeting, to vote your shares (or direct CDN to vote if you hold your shares in the form of CDIs) without delay online, by telephone (if you are a stockholder) or by mailing a completed proxy card (if you are a stockholder and you elect to receive the proxy materials by mail) or CDI voting instruction form. Instructions regarding each method of voting are provided on the proxy card and the CDI voting instruction form. If you desire to submit your vote by mail, you may request a paper proxy card or a replacement CDI voting instruction form at any time on or before June 1, 2018. If you hold shares in the name of a brokerage firm, bank, nominee or other institution, you must provide a legal proxy from that institution in order to vote your shares at the Annual Meeting, except as otherwise discussed in the Proxy Statement.

        All stockholders and CDI holders are cordially invited to attend the Annual Meeting.

By order of the Board of Directors,
DEBORAH MARSON, Secretary

Boston, Massachusetts
April 30, 2018

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS: This Notice of Annual Meeting and Proxy Statement, Iron Mountain Incorporated's Annual Report to Stockholders for the year ended December 31, 2017 and directions to the Annual Meeting are available at: https://materials.proxyvote.com/46284v. If you are a CDI holder, you may also view and print these materials online at www.linkmarketservices.com.au.

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IRON MOUNTAIN INCORPORATED
PROXY STATEMENT
FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

To be held on June 14, 2018

GENERAL INFORMATION

        Iron Mountain Incorporated, or Iron Mountain, the Company, we, us or our, is furnishing this Proxy Statement in connection with the solicitation of proxies by the Iron Mountain Board of Directors, or the Board, for use at the Company's Annual Meeting of Stockholders to be held at 9:00 a.m. U.S. Eastern Time on June 14, 2018 (11:00 p.m. Australian Eastern Standard Time on June 14, 2018), or the Annual Meeting, or at any adjournment or postponement thereof. All stockholders and holders of CHESS Depositary Interests, or CDIs, of record on April 17, 2018 (5:00 p.m. U.S. Eastern Time), or the Record Date, are invited to attend the Annual Meeting. The Company's Annual Report to Stockholders for the year ended December 31, 2017 and the Notice Regarding the Availability of Proxy Materials relating to the Annual Meeting, or the Notice of Internet Availability, is first being mailed from the United States to the Company's stockholders on or about April 30, 2018, and the CDI voting instruction form is first being mailed from Australia to CDI holders on or about May 1, 2018 (which is the next business day in Australia following the day of mailing in the United States).

        The Company will bear all costs of solicitation of proxies. Brokers, banks, custodians and other fiduciaries will be requested to forward proxy solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse brokers, banks, custodians and other fiduciaries for their reasonable out-of-pocket expenses incurred in connection with the distribution of such proxy solicitation materials. Solicitation of proxies by mail may be supplemented by telephone, telecopier or personal solicitation by directors, officers or other regular employees of the Company (who will not receive any additional compensation for any solicitation of proxies).

        The Board unanimously recommends that you vote:

  •
  FOR the election of each of the Board's nominees for director;

  •
  FOR the approval of a non-binding, advisory resolution approving the compensation of the Named Executive Officers as described in this Proxy Statement; and

  •
  FOR the ratification of the selection by the Audit Committee of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2018.

Stockholders and CDI Holders Entitled to Vote

        Iron Mountain's common stock, $0.01 par value per share, or Common Stock, is the only class of voting securities outstanding and entitled to vote at the Annual Meeting. Shares of Common Stock also trade on the Australian Stock Exchange, or ASX, in the form of CDIs. Each CDI represents a beneficial interest in one share of Common Stock. As of 5:00 p.m. U.S. Eastern Time on the Record Date, 285,923,944 shares of Common Stock (including 9,117,764 CDIs exchangeable into shares of Common Stock) were outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter.

How to Vote

        Your vote is very important no matter how many shares of Common Stock or CDIs you own. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares of Common Stock or CDIs today.

        Stockholders who wish to receive a paper or email copy of the proxy card to complete and mail to the Company in time for the Annual Meeting may request one at any time on or before June 1, 2018.

Stockholders may vote their shares over the internet or by telephone in the manner provided on the website indicated in the Notice of Internet Availability they receive in the mail, or the Website, by completing and returning a proxy card or by attending the Annual Meeting and voting in person. CDI holders may instruct our CDI Depositary, CHESS Depositary Nominees Pty Ltd, or CDN, to vote on their behalf only by completing and signing the CDI voting instruction form they receive in the mail or voting online at www.linkmarketservices.com.au. Votes provided over the internet or by telephone by stockholders must be received by 11:59 p.m. U.S. Eastern Time on June 13, 2018, and instructions provided over the internet by our CDI holders must be received by 1:59 p.m. Australian Eastern Standard Time on June 11, 2018.

If You Are a Registered Holder of Common Stock

        If you are a registered holder of Common Stock, you may vote your shares of Common Stock, or Shares, either by voting by proxy in advance of the Annual Meeting or by voting in person at the Annual Meeting. By submitting a proxy (on a proxy card or in the manner provided on the Website), you are legally authorizing another person to vote your Shares on your behalf. If you submit your executed proxy card or submit a proxy in the manner provided on the Website, your Shares will be voted in accordance with the Board's recommendations set forth in this Proxy Statement, unless otherwise directed, in which case your Shares will be voted as specified by you on the proxy. In addition, if any other matters are brought before the Annual Meeting (other than the proposals contained in this Proxy Statement), then the individuals listed on the proxy will have the authority to vote your Shares on those other matters in accordance with their discretion and judgment.

        In case a quorum is not present at the Annual Meeting, the holders of a majority of the voting power of the Shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting (without notice other than announcement of adjournment at the Annual Meeting) to another time, or to another time and place.

        Whether or not you plan to attend the Annual Meeting, we urge you to promptly vote over the internet or by telephone in the manner provided on the Website or by completing and returning a proxy card. If you later decide to attend the Annual Meeting and vote in person, the vote you cast in person at the Annual Meeting will automatically revoke any previously submitted proxy.

If You Hold Your Shares of Common Stock "In Street Name"

        If your Shares are held in the name of a brokerage firm, bank, nominee or other institution (referred to as "in street name"), you will receive instructions from the holder of record, or street name holder, that you must follow in order for you to specify how your Shares will be voted. If you do not specify how you would like your Shares to be voted, your Shares held in street name may still be voted. Certain street name holders have the authority to vote Shares for which their customers do not provide voting instructions on certain routine, uncontested proposals. The election of directors and the advisory vote on executive compensation are not routine matters for purposes of broker voting. The ratification of the selection of our independent registered public accounting firm for the fiscal year ending December 31, 2018 is a routine matter.

        IMPORTANT: If your Shares are held in the name of a brokerage firm, bank, nominee or other institution, you should provide instructions to your broker, bank, nominee or other institution on how to vote your Shares. Please contact the person responsible for your account and give instructions for a proxy to be completed for your Shares.

If You Hold CDIs

        Each CDI holder is entitled to direct CDN to cast one vote for each CDI held by such holder. CDI holders are entitled to receive notice of and attend the Annual Meeting and any adjournment or postponement thereof and may direct CDN to vote their underlying shares of Common Stock at the Annual Meeting by (1) returning a validly completed CDI voting instruction form to Link Market Services Limited, Locked Bag A14, Sydney South, New South Wales, Australia 1235, the agent we designated for the collection and processing of voting instructions from our CDI holders, so that it is received by no later than 1:59 p.m. Australian Eastern Standard Time on June 11, 2018 (which is 11:59 p.m. U.S. Eastern Time on June 10, 2018) or (2) voting online at www.linkmarketservices.com.au before 1:59 p.m. Australian Eastern Standard Time on June 11, 2018 (which is 11:59 p.m. U.S. Eastern Time on June 10, 2018).

        Alternatively, any CDI holder may inform the Company that such CDI holder wishes to nominate himself or another person to be appointed as CDN's proxy with respect to such CDI holder's underlying Shares for the purposes of attending and voting at the Annual Meeting. Holders of CDIs will not appear on the Company's share register as the legal holders of Common Stock; therefore, no CDI holder will be entitled to vote at the Annual Meeting unless such CDI holder is appointed as a proxy by CDN.

Quorum

        The presence at the Annual Meeting, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast at the Annual Meeting, including the Shares represented by the CDIs, will constitute a quorum. Shares represented by valid proxies (in the case of stockholders) or valid CDI voting instruction forms (in the case of CDI holders) will be treated as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is noted as casting a vote or abstaining. Shares represented by broker non-votes will be treated as present for purposes of determining a quorum. Shares voted by a broker on any issue other than a procedural motion will be considered present for all quorum purposes, even if such Shares are not voted on every matter.

Votes Required

        As more fully described in this Proxy Statement:

  •
  Each nominee for director must receive a majority of the votes cast on his or her nomination to be elected;

  •
  Approval of a non-binding, advisory resolution approving the compensation of the individuals listed in the Summary Compensation Table on page 69 of this Proxy Statement, or the Named Executive Officers, as described in this Proxy Statement requires the affirmative vote of a majority of the votes cast on the proposal; and

  •
  Approval of the proposal to ratify the selection of the Company's independent registered public accounting firm requires the affirmative vote of a majority of the votes cast on the proposal.

Abstentions and Broker Non-Votes

        A "broker non-vote" occurs on a proposal when a broker identified as the record holder of Shares is not permitted by the rules of the New York Stock Exchange, or the NYSE, to vote on that proposal without instruction from the beneficial owner of the Shares and no instruction has been received with respect to that proposal. Under the NYSE rules, brokers may vote on routine matters even without instructions from the street name holder. The election of directors and the advisory vote on executive compensation are not routine matters for purposes of broker voting. If you do not instruct your broker how to vote with respect to these proposals, your broker may not vote with respect to these proposals and your Shares will be counted as "broker non-votes." The ratification of the selection of our independent registered public accounting firm for the fiscal year ending December 31, 2018 is a routine matter; therefore, there will be no broker non-votes in connection with that matter. CDN is not permitted to cast votes on any proposal unless specifically directed by the applicable CDI holder.

        A properly completed proxy and CDI voting instruction form, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein. Unless otherwise directed, the Shares represented by the proxy card will be voted:

  •
  "For" the election of the Board's nominees for director listed in this Proxy Statement;

  •
  "For" the approval of a non-binding, advisory resolution approving the compensation of our Named Executive Officers as described in this Proxy Statement; and

  •
  "For" the ratification of the selection by the Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2018.

        Abstentions and broker non-votes will not be counted as votes cast and, therefore, will not affect the proposals that are being submitted to the Company's stockholders at the Annual Meeting.

        Although the advisory vote on the proposed resolution to approve the compensation of our Named Executive Officers is non-binding, the Compensation Committee of the Board will consider the outcome of such vote when making future compensation decisions for our named executive officers.

Attendance at the Annual Meeting

        Attendance at the Annual Meeting or any adjournment or postponement thereof will be limited to stockholders and CDI holders of record of the Company as of 5:00 p.m. U.S. Eastern Time on the Record Date (7:00 a.m. Australian Eastern Standard Time on April 18, 2018) and guests of the Company. If you are a stockholder or CDI holder of record of the Company as of 5:00 p.m. U.S. Eastern Time on the Record Date (7:00 a.m. Australian Eastern Standard Time on April 18, 2018), your name will be verified against the list of stockholders or CDI holders, as applicable, of record prior to your admittance to the Annual Meeting or any adjournment or postponement thereof. Please be prepared to present photo identification for admission. If you hold your Shares in street name, you will need to provide proof of beneficial ownership, such as a brokerage account statement, a copy of a voting instruction form provided by your custodian with respect to the Annual Meeting or other similar evidence of ownership, as well as photo identification, in order to be admitted to the Annual Meeting. Please note that if you hold your Shares in street name and intend to vote in person at the Annual Meeting, you must also provide a "legal proxy" obtained from your custodian. Each CDI holder may attend the Annual Meeting but cannot vote in person at the Annual Meeting unless such CDI holder is appointed as a proxy by CDN.

Revocability of Proxies

        Any stockholder giving a proxy in the manner set forth in the Notice of Internet Availability has the power to revoke such proxy at any time before it is exercised. If you are a registered holder of Shares, you may revoke a previously submitted proxy by voting over the internet or by telephone at a later time in the manner provided on the Website. Any such notice or vote must be received by 11:59 p.m. U.S. Eastern Time on June 13, 2018. You may also revoke your proxy by attending the Annual Meeting and voting in person.

        If you are a CDI holder and you direct CDN to vote by completing the CDI voting instruction form, you may revoke those directions online at www.linkmarketservices.com.au or by delivering to Link Market Services Limited, Locked Bag A14, Sydney South, New South Wales, Australia 1235, no later than 1:59 p.m. Australian Eastern Standard Time on June 11, 2018 (which is 11:59 p.m. U.S. Eastern Time on June 10, 2018).

        Please note, however, that only your last dated proxy or CDI voting instruction will be counted, and any proxy or CDI voting instruction may be revoked at any time prior to its exercise at the Annual Meeting, as described in this Proxy Statement.

        If your Shares are held in the name of a brokerage firm, bank, nominee or other institution, and you have instructed your brokerage firm, bank, nominee or other institution to vote your Shares, you must follow the instructions received from your brokerage firm, bank, nominee or other institution to change your voting instruction. Please contact your custodian for detailed instructions on how to revoke your voting instruction and the applicable deadlines.

Information Regarding the Company

        Our principal executive offices are located at One Federal Street, Boston, Massachusetts 02110.

        The Company's website address, www.ironmountain.com, is included several times in this Proxy Statement as a textual reference only, and the information in the Company's website is not incorporated by reference into this Proxy Statement.

Notice Regarding the Availability of Proxy Materials

        In accordance with rules and regulations of the Securities and Exchange Commission, or the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record, the Company may furnish proxy materials via the internet. Accordingly, all of the Company's stockholders, other than CDI holders, will receive a Notice of Internet Availability, which will be mailed on or about April 30, 2018.

        On the date of mailing the Notice of Internet Availability, stockholders will be able to access all of the proxy materials at https://materials.proxyvote.com/46284v. The proxy materials will be available free of charge, and the Notice of Internet Availability will provide instructions as to how stockholders may access and review all of the important information contained in the proxy materials (including the Company's Annual Report to Stockholders) over the internet or through other methods specified on the Website. The Website contains instructions as to how stockholders may vote by internet or over the telephone. The Notice of Internet Availability also instructs stockholders as to how they may request a paper or email copy of the proxy card. If you receive a Notice of Internet Availability and would like to receive printed copies of the proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

        All CDI holders will receive a printed copy of our proxy materials along with the CDI voting instruction form. If you are a CDI holder, you may also view and print these materials online at www.linkmarketservices.com.au. The CDI voting instruction form will provide instructions as to how CDI holders may access and review all of the important information contained in the proxy materials (including the Company's Annual Report to Stockholders) over the internet. The CDI voting instruction form contains instructions as to how CDI holders may direct CDN to vote on their behalf.

PROPOSAL 1

ELECTION OF DIRECTORS

        The Board currently consists of eleven (11) directors. Each director is currently serving a one-year term, and the term of each director will expire at the Annual Meeting. At the Annual Meeting, each nominee is to be elected for a one-year term to serve until the Company's 2019 Annual Meeting of Stockholders, or until such nominee's successor is elected and qualified.

        The Board has selected as nominees the following eleven (11) individuals, all of whom are current directors of the Company: Jennifer Allerton, Ted R. Antenucci, Pamela M. Arway, Clarke H. Bailey, Kent P. Dauten, Paul F. Deninger, Per-Kristian Halvorsen, William L. Meaney, Wendy J. Murdock, Walter C. Rakowich and Alfred J. Verrecchia. Each nominee has agreed to serve if elected, and management has no reason to believe that any of the nominees will be unavailable to serve. For more detail on the process our Board follows when selecting nominees, please see page 19.

Director Nominee Skills and Experience

        The Board and the Nominating and Governance Committee select director nominees on the basis of their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties and likelihood that they will be able to serve on the Board for a sustained period. The Board and the Nominating and Governance Committee believe each director nominee should be well-versed in strategic oversight, corporate governance, stockholder advocacy, and leadership in order to be an effective member of the Board.

        We believe that all of our director nominees meet these criteria. They bring a full array of business and leadership skills to their oversight responsibilities and represent diverse skills and experiences, which the Board believes will contribute to the effective oversight of the Company.

        More details about their background and experience can be found below. Each of the nominees has consented to be named in this Proxy Statement and to serve on the Board, if elected.

Nominee	Principal Occupations, Directorships and Business Experience During the Past Five Years
Jennifer Allerton Age 66	Ms. Allerton has been one of our directors since September 2014. Ms. Allerton has more than 40 years of information technology experience, most recently as chief information officer at F. Hoffman la Roche, or Roche, in Switzerland with responsibility for information technology strategy and operations for the pharmaceutical division and all group information technology operations from June 2002 to July 2012. Prior to Roche, Ms. Allerton served from May 1999 to June 2002 as Technology Director at Barclaycard in the United Kingdom with responsibility for fraud operations and information technology. Ms. Allerton serves on the board of directors of Sandvik AB, a global engineering company, and Aveva plc, an engineering design and information management solutions firm for the plant, power and marine industries. From March 2017 to December 2017, Ms. Allerton served as a non-executive director of Paysafe Group plc, a provider of digital payments and transaction-related solutions to businesses and consumers, or Paysafe, and was a member of Paysafe's Audit and Nomination Committees. From June 2013 to September 2016, Ms. Allerton served as a non-executive director of Oxford Instruments plc, a leading provider of high technology tools and systems for research and industry, and was a member of its Audit, Nomination and Remuneration Committees. Ms. Allerton holds Bachelor degrees in mathematics from Imperial College, London and in physical sciences and geosciences from the Open University, United Kingdom, and a Master's degree in physics from the University of Manitoba, Canada. We believe Ms. Allerton's qualifications for nomination include her significant experience working for global multinational companies and running complex, international businesses, her extensive knowledge of technology and its successful application to data centers, and her experience as a board member of several large international companies.
Ted R. Antenucci Age 53
Mr. Antenucci has been one of our directors since June 2011. Mr. Antenucci currently serves as both president and chief executive officer of Catellus Development Corporation, or Catellus, a private real estate developer, positions he has held since March 2011. Additionally, until June 30, 2011, he served in a dual role as president and chief investment officer of Prologis, Inc., or Prologis, a publicly held industrial real estate investment trust, or REIT, positions he assumed in 2007. Prior to these roles, Mr. Antenucci served from 2005 to 2007 as president of global development for Prologis. From 2001 to 2005, he was president of Catellus Commercial Development, a subsidiary of Catellus, until Catellus and Prologis merged in 2005. Mr. Antenucci has been a director of Catellus since March 2011 and has been a director of Hudson Pacific Properties, Inc., a publicly held REIT, since June 2010. Also, Mr. Antenucci has been a trustee of the Children's Hospital Foundation, a non-profit organization, since June 2010. Mr. Antenucci holds a Bachelor of Arts degree in business economics from the University of California at Santa Barbara. We believe Mr. Antenucci's qualifications for nomination include valuable industry knowledge and management expertise that Mr. Antenucci has developed as an executive of an industrial REIT and as a member of the board of directors of a publicly held REIT, as well as his experience in real estate acquisitions, operations and capital allocation.

Nominee	Principal Occupations, Directorships and Business Experience During the Past Five Years
Pamela M. Arway Age 64	Ms. Arway has been one of our directors since May 2014. Ms. Arway served in a number of capacities during her 21 year career with the American Express Company, Inc., a global payments, network and travel publicly held company, and its subsidiaries, until her retirement in 2008. Ms. Arway served as president, Japan/Asia Pacific/Australia Region, American Express International, Inc., Singapore from October 2005 to January 2008. From December 2004 to October 2005, Ms. Arway served as chief executive officer, American Express Australia Ltd., Sydney, Australia. From July 2000 to December 2004, Ms. Arway served as executive vice president and general manager, Corporate Travel North America, American Express Company, Inc. Ms. Arway has been a director of The Hershey Company, a publicly held company, since May 2010 and has been a director of DaVita Healthcare Partners, Inc., a publicly held company, since May 2009. Ms. Arway holds a Bachelor degree in languages from Memorial University of Newfoundland and a Master of Business Administration degree from Queen's University, Kingston, Ontario, Canada. We believe Ms. Arway's qualifications for nomination include her significant leadership experience as a global executive, her expertise in the areas of marketing, international business, finance and government affairs and her experience as a board member of several large publicly held companies.
Clarke H. Bailey Age 63
Mr. Bailey has been one of our directors since January 1998. Since 1990, Mr. Bailey has served as a director of EDCI Holdings, Inc., a private company that until November 2011 was engaged in the manufacture and distribution of CDs and DVDs, and has served as its chairman since June 1999 and its chief executive officer since July 2009. Mr. Bailey also previously served as chief executive officer of EDCI Holdings, Inc. from November 2003 to November 2006. Mr. Bailey has served as a director of SMTC Corporation, a publicly held company, since June 2011. Mr. Bailey has served as chairman of SMTC Corporation since April 2014, and he served as executive chairman and interim chief financial officer of SMTC Corporation from May 2013 to April 2014. Mr. Bailey holds a Master of Business Administration degree from The Wharton School, University of Pennsylvania. We believe Mr. Bailey's qualifications for nomination include his deep industry knowledge and experience gained as the former chief executive officer of Arcus Data Security, an offsite data protection business we acquired in 1998, his understanding of our businesses, operations and strategies as a member of our Board for the past 20 years, his past experience as chairman and chief executive officer of another publicly held company and his service on the boards of directors of other publicly held companies.

Nominee	Principal Occupations, Directorships and Business Experience During the Past Five Years
Kent P. Dauten Age 62	Mr. Dauten has been one of our directors since November 1997. Mr. Dauten has served as chairman of Keystone Capital, Inc., a private investment firm, or Keystone, since September 2017. Previously, Mr. Dauten served as managing director of Keystone, a position he has held since founding the firm in February 1994. Mr. Dauten served as a director of Health Management Associates, Inc., a publicly held hospital management firm, from November 1988 until August 2013. Mr. Dauten holds a Bachelor of Arts degree in economics from Dartmouth College and a Master of Business Administration degree from Harvard Business School. We believe Mr. Dauten's qualifications for nomination include his deep industry knowledge and experience as the former president of HIMSCORP, Inc., a records management company we acquired in 1997, his extensive knowledge of the capital markets and business management as the managing director of a private investment business, his understanding of our businesses, operations and strategies as a member of our Board for over 20 years, his financial acumen, his service on the board of directors of another publicly held company and his prior experience as our lead independent director.
Paul F. Deninger Age 59
Mr. Deninger has been one of our directors since September 2010. Mr. Deninger has been executive chairman of IDL Development, Inc., a private company engaged in advanced material science research and development, since June 2016. Mr. Deninger also serves as a consultant to Evercore Inc., or Evercore, a publicly held investment banking advisory firm. From April 2015 to June 2016, Mr. Deninger served as a senior advisor at Evercore. From February 2011 to April 2015, Mr. Deninger served as a senior managing director at Evercore. From December 2003 until October 2010, Mr. Deninger served as a vice chairman at Jefferies & Company, Inc., or Jefferies, a global securities and investment banking firm and the principal operating subsidiary of Jefferies Group, Inc. Prior to Jefferies, Mr. Deninger held various positions at Broadview International LLC, or Broadview, a private investment banking firm he joined in 1987, including serving as its chairman and chief executive officer at the time Broadview was acquired by Jefferies in 2003. Mr. Deninger holds a Bachelor of Science degree from Boston College and a Master of Business Administration degree from Harvard Business School. We believe Mr. Deninger's qualifications for nomination include his deep knowledge of capital markets, merger and acquisition strategies and technology services businesses as well as his extensive management experience including as a former chief executive officer.

Nominee	Principal Occupations, Directorships and Business Experience During the Past Five Years
Per-Kristian Halvorsen Age 66	Dr. Halvorsen has been one of our directors since September 2009. Dr. Halvorsen joined Intuit, Inc., a publicly held software company, or Intuit, in 2006 and has served Intuit in various roles including chief technology officer from 2007 to 2008 and chief innovation officer from 2008 to 2016. He has been Intuit's senior engineering fellow and senior vice president since June 2016. Prior to Intuit, Dr. Halvorsen was vice president of HP Labs, and center director of Solutions and Services for Hewlett-Packard Company, a publicly held company, where, from 2000 to 2005, he oversaw global research and advanced technology for its information technology services division. Dr. Halvorsen was laboratory manager and principal scientist at Xerox Palo Alto Research Center, where he founded the Information Sciences and Technology Lab and worked from August 1983 to May 2000. Dr. Halvorsen was a director of Nets Holding A/S from December 2015 until September 2016, when he became a director of Nets A/S. Dr. Halvorsen was a director of Autodesk Inc., a publicly held company, from March 2000 to June 2016. Dr. Halvorsen holds a Ph.D. degree in linguistics from the University of Texas at Austin. We believe Dr. Halvorsen's qualifications for nomination include his extensive knowledge about the technology industry, the development and use of new technology and the overall operation of technology businesses through his experience at large technology companies, his understanding and insight with respect to international businesses and his experience as a member of the boards of directors of publicly held companies.
William L. Meaney Age 58
Mr. Meaney assumed the role of our chief executive officer, or CEO, and, simultaneously, became a member of the Board, in January 2013. Mr. Meaney served as chief executive officer of The Zuellig Group, a private business to business conglomerate, from August 2004 until March 2012. Prior to that position, Mr. Meaney served as Managing Director and Chief Commercial Officer for Swiss International Air Lines, Ltd., a private company providing passenger and cargo transportation services in Europe and internationally, from December 2002 to January 2004. Mr. Meaney currently serves on the board of directors of State Street Corporation, a publicly held company that provides financial services to institutional investors, and Qantas Airways Limited, an Australian publicly held company offering passenger and air freight transportation services in Australia and internationally. Mr. Meaney also serves on the New York Advisory Board of FM Global, a privately held mutual insurance company. Mr. Meaney served on the board of trustees of Carnegie Mellon University until June 2017 and on the board of trustees of Rensselaer Polytechnic Institute until April 2018. Mr. Meaney holds a Bachelor of Science degree in mechanical engineering from Rensselaer Polytechnic Institute and a Master of Science degree in industrial administration from Carnegie Mellon University. We believe Mr. Meaney's qualifications for nomination include his understanding of our businesses, operations and strategies as our current CEO, his extensive experience with global operations and capital allocation and his experience leading a primarily business to business company.

Nominee	Principal Occupations, Directorships and Business Experience During the Past Five Years
Wendy J. Murdock Age 65	Ms. Murdock has been one of our directors since May 2016. From December 2013 to May 2016, Ms. Murdock served as a non-executive director of Recall. In addition, since 2013, Ms. Murdock has served on the board of directors and risk management committee of USAA Federal Savings Bank and, since September 2017, has served as chair of USAA Federal Saving Bank's trust committee. Ms. Murdock has served on the board of directors and audit committee of USAA Savings Bank, a subsidiary of USAA Federal Savings Bank, since April 2016. Since March 2016, Ms. Murdock has served on the board of directors and various committees of La Caisse de dépôt et placement du Québec, including the investment and risk committee and, since December 2017, the governance committee. From 2005 to 2013, Ms. Murdock held a variety of positions with MasterCard Worldwide, including serving as a member of the MasterCard Worldwide Operating Committee, chief payment system integrity officer and chief product officer. Ms. Murdock holds a Bachelor of Arts degree from McGill University and a Master of Business Administration degree from the University of Western Ontario. We believe Ms. Murdock's qualifications for nomination include her deep industry knowledge and experience gained as a non-executive director of Recall, her significant leadership experience as a global executive and her expertise in the areas of international business and finance.
Walter C. Rakowich Age 60
Mr. Rakowich has been one of our directors since August 2013. Mr. Rakowich served as chief executive officer of Prologis from November 2008 through June 2011, when Prologis merged with AMB Property Corporation (with the merged company being named Prologis), after which he assumed the role of co-chief executive officer and served as a member of the Prologis board of directors until he retired in December 2012. Mr. Rakowich held a number of senior management positions while at Prologis before becoming chief executive officer, including managing director and chief financial officer from December 1998 to January 2005 and president and chief operating officer from January 2005 to November 2008. Mr. Rakowich served on the Prologis board of trustees from January 2005 through June 2011. Mr. Rakowich is a member of the board of directors of Host Hotels & Resorts, Inc., a publicly held REIT, and a member of the board of directors of Ventas, Inc. a publicly held REIT. Mr. Rakowich holds a Bachelor of Science degree in accounting from Pennsylvania State University and a Master of Business Administration degree from Harvard Business School. We believe Mr. Rakowich's qualifications for nomination include valuable industry knowledge and management expertise that Mr. Rakowich has developed as chief executive officer of an industrial REIT, his corporate finance and accounting expertise and his experience as a member of the board of directors of other publicly held REITs.

Nominee	Principal Occupations, Directorships and Business Experience During the Past Five Years
Alfred J. Verrecchia Age 75	Mr. Verrecchia has been one of our directors since March 2010 and has served as our Independent Chairman since March 2013. Mr. Verrecchia served as chairman of the board of directors of Hasbro, Inc., or Hasbro, a publicly held branded play company, from May 2008 to May 2015. He was the president and chief executive officer of Hasbro from 2003 until 2008, and prior to that he served as Hasbro's chief operating officer and chief financial officer. Mr. Verrecchia has served on the board of directors of several publicly held companies, including Old Stone Corp. from 1987 to 2012, FGX International Holdings Limited from February 2009 to March 2010 and CVS Caremark from September 2004 to March 2007. Mr. Verrecchia holds both a Bachelor of Arts degree in accounting and a Master of Business Finance degree, each from the University of Rhode Island. We believe Mr. Verrecchia's qualifications for nomination include his strong understanding and insights related to the operation of an enterprise in both the U.S. and international markets as the former chairman and chief executive officer and president of a multinational publicly held corporation, his experience transforming a traditional product business, his extensive understanding of the capital markets and accounting as a former chief financial officer and his experience as a member of the board of directors of other publicly held companies. Due to Mr. Verrecchia's qualifications and valuable contributions to the Board, and pursuant to the Company's Corporate Governance Guidelines and, specifically, the Company's director retirement and term limits, the Board has affirmatively determined it to be in the Company's best interests that Mr. Verrecchia stand for re-election after reaching the age of 75.

Required Vote

        Each director nominee must receive a majority of the votes cast on his or her nomination to be elected. This means a director nominee will be elected to the Board only if the votes cast "For" such nominee's election exceed the votes cast "Against" such nominee's election, with abstentions and broker non-votes not counting as votes "For" or "Against." Under the Company's Bylaws, if the number of votes cast "For" a director nominee does not exceed the number of votes "Against" the nominee, and if the nominee is an incumbent director, then he or she must promptly tender his or her resignation from the Board. Each incumbent director has already tendered an irrevocable resignation that will be effective upon (1) the failure to receive the required number of votes for re-election at the Annual Meeting or any meeting of stockholders at which he or she faces re-election and (2) the acceptance of such resignation by the Board. The Board will decide within 90 days of the certification of the stockholder vote, through a process managed by the Nominating and Governance Committee of the Board, or the Nominating and Governance Committee, and excluding the director nominee in question, whether to accept the resignation. The Board's explanation of its decision will be promptly disclosed in a filing with the SEC.

        Brokers and CDN are not permitted to vote your Shares for the election of directors absent instruction from you. Therefore, we urge you to give voting instructions to your broker on the proxy, or, in the case of CDI holders, give voting instructions to CDN, so that your votes may be counted on this important matter.

        The Board recommends that you vote FOR the election of each of the Board's eleven (11) nominees to serve as directors of Iron Mountain until the 2019 Annual Meeting of Stockholders, or until their successors are elected and qualified.

GOVERNANCE

Independence

        Our Board is composed of a majority of directors who qualify as independent directors pursuant to the corporate governance standards for companies listed on the NYSE. The Board evaluates independence pursuant to NYSE standards each year by affirmatively determining whether each director has a direct or indirect material relationship with the Company (including its subsidiaries) and members of the Company's management that may interfere with such director's ability to exercise his or her independence from the Company. When assessing the materiality of a director's relationship with the Company, the Board considers all relevant facts and circumstances, not merely from the director's standpoint but from that of the persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. None of our independent directors has any relationship with the Company or its management other than his or her service as a director and on committees of the Board, and the Board has concluded that none of the Company's directors possess the objective relationships set forth in the NYSE listing standards that prevent independence.

        When evaluating the independence of director nominees, the Board weighs numerous factors, including the effect of multiple years of service on the ability of our director nominees to maintain independence. In particular, the Board weighed the potential impact of tenure on the independence of our two longest serving directors, Messrs. Bailey and Dauten. Messrs. Bailey and Dauten have significant experience serving on the Board under different operating environments and with different management teams, including under two prior chief executive officers. The Board concluded that Messrs. Bailey and Dauten continue to be effective directors who fulfill their responsibilities with integrity and independence of thought. Therefore, the Board determined that their independence from management has not been diminished by their years of service.

        The Board has determined that all of our non-management directors who served in 2017 qualify as independent under NYSE rules, including Mr. Chatfield who resigned effective September 8, 2017. One of our directors, Mr. Meaney, is a management employee involved in our day-to-day activities and is not considered to be an independent director.

Board Leadership Structure

        The Board does not have a formal policy on whether the roles of Chairman and CEO should be combined or separated. The Board believes that Iron Mountain stockholders are best served by the Board having flexibility to consider the relevant facts and circumstances and determine, at the time of the Chairman's election, the best leadership structure for the Company rather than by adhering to a formal standing policy on the subject.

        The Board has determined that the position of Chairman should be held by a non-employee of the Company. The Board believes that the current leadership structure, which separates the roles of CEO and Independent Chairman, fosters effective governance and oversight of the Company. The Independent Chairman controls the Board meeting agendas, which ensures that topics deemed important by the independent directors are included in Board discussions and best enables the Board to express its views on our management, strategy and execution. The Independent Chairman is responsible for advising the CEO and presiding over meetings of the Board, presiding over all executive sessions of non-management directors, consulting with the CEO on Board meeting agendas and acting as a liaison between management and non-management directors. The CEO is responsible for setting the Company's strategy and leading the organization's day-to-day performance. We believe this governance structure promotes balance between the authority of those who oversee our business and those who manage it on a day-to-day basis.

        The Board convenes in non-management executive session before the conclusion of each in-person Board meeting, and an executive session is offered in all telephonic Board meetings.

Board Meetings and Committees

        Board Meeting Attendance.    During the fiscal year ended December 31, 2017, the Board held eight meetings. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board and all committees thereof on which such director served that were held during the fiscal year ended December 31, 2017. All of our directors standing for re-election in 2017 attended our 2017 Annual Meeting of Stockholders. Our policy with respect to directors' attendance at our annual meetings of stockholders can be found in our Corporate Governance Guidelines, the full text of which appears under the heading "Company/Investors/Corporate Governance" on our website at www.ironmountain.com.

        Board Committees.    The Board has the following standing committees: Audit Committee, Compensation Committee, Nominating and Governance Committee, Finance Committee and Risk and Safety Committee. The Board and management have assigned specific areas of risk oversight to each standing committee. The Board has adopted a charter for each of its standing committees, and each such charter is available on our website at www.ironmountain.com under the heading "Investors/Corporate Governance." During the fiscal year ended December 31, 2017, the Audit Committee held seven meetings, the Compensation Committee held seven meetings, the Nominating and Governance Committee held five meetings, the Finance Committee held eight meetings and the Risk and Safety Committee held four meetings.

        The Nominating and Governance Committee annually reviews the composition of the Board committees and considers whether to recommend committee membership changes to the Board. As part of this process in 2017, the Board added new directors to committees and made other changes. Each committee also maintained several of its existing members for continuity.

        Membership on each committee as of April 20, 2018 is set forth in the chart below.

Committee Membership

	Audit Committee	Compensation Committee	Nominating and Governance Committee	Finance Committee	Risk and Safety Committee
Alfred J. Verrecchia(1)			✓*
Jennifer Allerton	✓				✓
Ted R. Antenucci	✓			✓
Pamela M. Arway		✓*	✓
Clarke H. Bailey			✓		✓*
Kent P. Dauten	✓		✓	✓*
Paul F. Deninger		✓		✓
Per-Kristian Halvorsen		✓			✓
William L. Meaney
Wendy J. Murdock		✓		✓
Walter C. Rakowich	✓*		✓

(1)
Chairman of the Board

*
Committee Chair

        Audit Committee.    Each member of the Audit Committee is independent as defined by the rules of the SEC, the NYSE listing standards and the Audit Committee Charter. In addition, the Board has determined that each member of the Audit Committee is an audit committee financial expert as defined by the rules of the SEC and is financially literate as defined by the NYSE listing standards. The Audit Committee: (1) assists the Board in oversight of the integrity of the Company's financial statements; (2) assists the Board in oversight of the Company's compliance with legal and regulatory requirements; (3) assists the Board in the oversight of the Company's compliance with requirements with respect to maintaining the Company's qualification for taxation as a REIT; (4) assists the Board in oversight of the independent registered public accounting firm's retention, qualifications and independence; (5) assists the Board in oversight of the performance of the Company's internal audit function and independent auditors; (6) prepares an Audit Committee report as required by the SEC to be included in the annual Proxy Statement; (7) reviews and evaluates the lead audit partner of the independent registered accounting firm; (8) performs such other duties as the Board may assign to the Audit Committee from time to time, such as approving transactions subject to our Related Person Transaction Policies and Procedures described on page 18 of this Proxy Statement; and (9) takes other actions to meet its responsibilities as set forth in its written charter. The Audit Committee is also responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters, including procedures for the confidential and anonymous submission by employees of the Company of any concerns regarding accounting or auditing matters they think may be questionable. Information about these procedures can be found on our website, www.ironmountain.com, under the heading "Company/Investors/Corporate Governance."

        Compensation Committee.    Each member of the Compensation Committee qualifies as independent under the NYSE listing standards. The Compensation Committee: (1) reviews, approves and recommends to the independent members of the Board the annual compensation, including base salary, equity-based incentives and the payment of short-term incentive compensation, for the CEO; (2) approves all long-term equity incentives to our employees, including the Named Executive Officers, under the 2014 Stock and Cash Incentive Plan, as amended, or the 2014 Plan; (3) reviews and approves the annual compensation, including base salary, equity-based incentives and the payment of short-term incentive compensation, for Named Executive Officers (other than the CEO) based on recommendations from the CEO and reports to the Board on such decisions; (4) reviews the Company's cash and stock-based incentive compensation plans to assess their effectiveness in meeting the Company's goals and objectives and exercises all of the authority of the Board with respect to the administration of such plans; (5) annually reviews and discusses with management a draft of the Company's Compensation Discussion and Analysis to be included in the Company's Annual Report on Form 10-K and annual proxy statement; (6) annually prepares and publishes an annual report of the Compensation Committee for inclusion in the Company's Annual Report on Form 10-K and annual proxy statement; (7) reviews and discusses at least on an annual basis the risks arising from the Company's compensation policies for its employees; (8) reviews and discusses "pay ratio" disclosure for inclusion in the Company's Annual Report on Form 10-K and annual proxy statement; and (9) takes other actions to meet its responsibilities as set forth in its written charter.

        The Board has delegated final authority for compensation decisions for the Named Executive Officers, other than our CEO, to the Compensation Committee. The Compensation Committee has the authority to delegate any of its responsibilities to a sub-committee composed of members of the Compensation Committee, but it has not done so to date.

        For a discussion concerning the process and procedures for determining executive compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see the "Compensation Discussion and Analysis" section in this Proxy Statement.

        Nominating and Governance Committee.    Each member of the Nominating and Governance Committee qualifies as independent under the NYSE listing standards. To ensure that the Nominating and Governance Committee has insight into the functioning of the standing committees, each committee chair is a member of the Nominating and Governance Committee. The Nominating and

Governance Committee: (1) recommends the composition of the Board; (2) identifies and recommends candidates for nomination to the Board; (3) recommends to the Board structures and statements of the duties and responsibilities of each committee of the Board; (4) develops and recommends to the Board and implements corporate governance guidelines applicable to the Company; (5) develops and monitors an annual process to assess the effectiveness of the Board and implements and oversees an annual review of the performance of the Board (including evaluations of individual Board members) and each of the Board's standing committees; (6) develops and proposes, for approval by the Board, compensation policies for the Company's non-employee directors; (7) annually reviews contributions to candidates made by the Iron Mountain Incorporated Political Action Committee, or IMPAC, and determines the composition of the IMPAC board; (8) annually reviews the Company's Political Contributions Policy and the Company's compliance with that policy; and (9) takes other actions to meet its responsibilities as set forth in its written charter.

        Finance Committee.    Although the NYSE listing standards do not require members of the Finance Committee to be independent, all members of the Finance Committee qualify as independent under the NYSE listing standards and the Board's assessment of any material relationships with the Company. The Finance Committee: (1) reviews and provides recommendations with respect to the Company's capital structure, leverage and financial strategies; (2) reviews the Company's material capital allocation decisions, strategic investments and dispositions and other opportunities for maximizing stockholder value and periodically reviews and evaluates the performance of and returns on investments and dispositions approved by the Board; (3) considers, reviews and provides recommendations to the Board with respect to the Company's dividend and share repurchase policies and programs and other strategies to return capital to stockholders; (4) reviews and approves the Company's derivatives and hedging policies and strategies; (5) reviews the Company's investment policies and practices; (6) reviews the Company's credit ratings and strategy; (7) periodically reviews the Company's investor relations strategy; (8) furnishes periodic reports to the Board concerning the Finance Committee's work; and (9) performs such other duties as the Board may assign to the committee from time to time.

        Risk and Safety Committee.    Although the NYSE listing standards do not require the members of the Risk and Safety Committee to be independent, all members of the Risk and Safety Committee qualify as independent under the NYSE listing standards. The Risk and Safety Committee (1) based on reports provided by the Company's management, monitors (A) the adequacy of material fire, health, safety, security, business continuity, cyber security, chain of custody and information security and risk management strategies and systems for the reporting of accidents, incidents and risks, and (B) material investigations and remedial actions, as appropriate; (2) reviews the Company's establishment and operation of its enterprise-wide risk management, or ERM, program which is designed to identify, assess, monitor and manage risk throughout the Company, and includes an annual management ERM report to the Board; (3) monitors the Company's insurance program; and (4) examines any other matters referred to it by the Board.

Board and Committee Evaluations

        The Nominating and Governance Committee oversees the Board and committee evaluation process. Generally, the Board and each committee conduct self-evaluations by means of written questionnaires completed by each director and committee member. The anonymous responses are summarized and provided to the Board and each committee at their subsequent meetings in order to facilitate an examination and discussion by the Board and each committee of the effectiveness of the Board, committees, individual directors, Board and committee structure and dynamics, and areas for possible improvement. The Nominating and Governance Committee establishes the Board and committee evaluation process each year and may determine to use an independent third party evaluation process from time to time in the future.

The Board's Role in Risk Oversight

        The Board is responsible for oversight of the Company's management of enterprise risks. Iron Mountain senior management is responsible for the Company's risk management process and the day-to-day supervision and mitigation of enterprise risks. We have a comprehensive risk management program, where our senior executive team is provided regular reports by our operational teams and standing committees on enterprise risk, emerging trends and issues. Our senior executive team reviews and prioritizes significant risks, allocates resources for mitigation and provides the Board with regular reports on areas of potential Company risk, including strategic, operational, information security, human resources, financial, legal, compliance, REIT and regulatory risks. The Board, or the committee of the Board assigned responsibility for a specific area of risk, receives updates from the Company executive accountable for understanding and mitigating the identified risk. The chair of each committee provides a summary to the Board of such committee's risk discussions during the next regularly scheduled Board meeting. The Board also formally reviews the Company's overall risk position and risk management processes at least annually. This practice allows the Board and each of its committees to remain coordinated in their oversight of enterprise risk. The Risk and Safety Committee provides additional support to the Board to ensure that the Company's enterprise risk management program includes the enterprise risk management framework, that the Company's governance structures are appropriate and operating effectively and to ensure sufficient expertise and continuity between the Board's annual reviews. The key responsibilities of the Risk and Safety Committee and the risk oversight of other committees are further detailed on page 16.

The Board's Role in Management Succession

        The Board oversees the recruitment, development, and retention of executive talent. Management succession is generally discussed at Board meetings throughout the year with the CEO, as well as in executive sessions. Management succession discussions generally focus on the CEO and other senior executive roles and also include broader discussions on the Company's workforce. The Board also has regular and direct exposure to senior leadership and high-potential employees through meetings held throughout the year.

The Board's Role in Setting Compensation and Assessing Compensation Risk

        The Compensation Committee reviews the executive compensation program throughout the year with the assistance of an independent compensation consultant. For a more detailed discussion on this topic, please see the "Compensation Discussion and Analysis" section of this Proxy Statement.

Code of Ethics

        Our Code of Ethics and Business Conduct applies to each of the Company's employees, including officers, and directors. Our Code of Ethics and Business Conduct is posted on our website, www.ironmountain.com, under the heading "Investors/Corporate Governance." A printed copy of our Code of Ethics and Business Conduct is also available free of charge to any stockholder who requests a copy. We intend to disclose any amendment to, or waiver from, a provision of our Code of Ethics and Business Conduct applicable to our CEO, chief financial officer or principal accounting officer or controller by posting such information on our website. Any waivers applicable to any other executive officers will also be promptly disclosed to stockholders on our website.

Political Expenditures

        Our Global Political Contribution Policy, together with our Code of Ethics and Business Conduct, guide our approach to ethical business behavior and corporate political contributions. Our Global Political Contribution Policy provides that Iron Mountain does not make political contributions in any form or amount from corporate funds or resources, even when permitted by applicable law. This means corporate funds are not used in support of or opposition to political candidates, political parties, political committees and other political entities organized and operating for political candidates. In addition, corporate funds are not used for "electioneering" communications.

        The Company administers IMPAC, which is a non-partisan political action committee supporting congressional candidates at the federal level only. IMPAC allows eligible employees to pool their resources to support candidates who understand the issues important to the Company's business and its employees. Participation in IMPAC is strictly voluntary. Except for administrative expenses, IMPAC is funded solely by the Company's employees and directors and is not supported by funds from the Company. IMPAC complies with federal election laws and all other applicable laws and reports regularly to the Federal Election Commission. In addition, IMPAC is governed by a set of bylaws and supervised by a board of directors composed of senior managers from different areas of the Company.

        The Company is a member of a number of trade associations that participate in public relations activities such as education and conferences, but not for the purpose of making political contributions. Our Code of Ethics and Business Conduct and our Global Political Contribution Policy are available on our website under the heading "Investors/Corporate Governance."

Certain Relationships and Related Transactions

        The Board has adopted a written Related Person Transaction Policies and Procedures, or the Related Persons Policy, which provides that all transactions with related persons are subject to approval or ratification by our Audit Committee. With certain exceptions, the Related Persons Policy provides that the Audit Committee shall review the material facts of all transactions with related persons and either approve or disapprove of the transaction. Under the Related Persons Policy, transactions covered include all transactions involving the Company, amounts in excess of $120,000 and a Related Person (a term that includes executive officers, directors, nominees for election as directors, beneficial owners of 5% or more of the Company's outstanding Common Stock and immediate family members of the foregoing). The Audit Committee will determine whether the terms of a covered transaction are fair to the Company and no less favorable to the Company than would be generally available absent the relationship with the counterparty, whether there are business reasons for the transaction, whether the transaction impairs the independence of an outside director, whether the transaction would represent an improper conflict of interest and whether the transaction is material, among other considerations. In the event that prior approval of a covered transaction is not feasible, the Related Persons Policy provides that a transaction may be approved by the chair of the Audit Committee in accordance with such policy. The chair shall report any such approvals at the next Audit Committee meeting. If the Company becomes aware of a transaction with a Related Person that has not been approved by the Audit Committee prior to its consummation, the Audit Committee shall review such transaction and evaluate all possible options, including ratification, revision or termination of such transaction and shall take such action as it deems appropriate under the circumstances. The Related Persons Policy is intended to supplement, and not supersede, our other policies and procedures with respect to transactions with Related Persons. There were no new transactions with related persons that required the review of our Audit Committee in 2017.

Corporate Responsibility

        We are committed to transparent reporting on sustainability and corporate responsibility efforts in accordance with the guidelines of the Global Reporting Initiative. Our corporate responsibility report highlights our progress against key measures of success for our efforts in the community, our environment, and for our people. We are a trusted partner to approximately 95% of the Fortune 1000. Iron Mountain is a member of the FTSE4 Good Index, Dow Jones Sustainability Index, MSCI World ESG Index, MSCI ACWI ESG Index and MSCI USA IMI ESG Index, each of which include companies that meet globally recognized corporate responsibility standards. A copy of our corporate responsibility report is available on the "About Us" section of our website, www.ironmountain.com, under the heading "Corporate Social Responsibility."

Stockholder Communications with the Board of Directors

        The Board believes it is important to engage effectively with stockholders. To facilitate this engagement, in February 2016, the Board adopted a written Shareholder Engagement and Communication Policy, or the Shareholder Engagement Policy, which outlines the procedures for the Board's engagement and communication with the Company's stockholders. The Shareholder Engagement Policy is overseen by the Nominating and Governance Committee. Under the Shareholder Engagement Policy, any stockholder, CDI holder, security holder or other interested party who desires to communicate with the Board, any individual director, including the Independent Chairman, or the independent or non-management directors as a group, may do so by regular mail or email directed to the Secretary of the Company. Communications to the Board should be mailed to Corporate Secretary, Iron Mountain Incorporated, One Federal Street, Boston, Massachusetts 02110; the Secretary's email address is corporatesecretary@ironmountain.com. Upon receiving such mail or email, the Secretary will assess the appropriate director or directors to receive the message and will forward the mail or email to such director or directors without editing or altering it.

Selection of Board of Directors Nominees

        The Board is responsible for developing and approving criteria, in addition to those set forth in our Corporate Governance Guidelines, for candidates for Board membership. The Nominating and Governance Committee is responsible for seeking candidates to become Board members, consistent with the criteria set forth in the Corporate Governance Guidelines and approved by the Board, and for recommending candidates to the entire Board for selection by the Board for nomination to fill vacancies on the Board or expiring terms of directors at each annual meeting of stockholders. The Board as a whole is responsible for nominating individuals for election to the Board by the stockholders and for filling vacancies on the Board that may occur between annual meetings of the stockholders.

        Nominees for director will be selected on the basis of their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties and likelihood that they will be able to serve on the Board for a sustained period. In connection with the selection of nominees for director, the Board's policy is to give due consideration to the Board's overall balance of diversity of perspectives, backgrounds and experiences. To implement and review the effectiveness of our diversity policy, the Nominating and Governance Committee reviews the appropriate skills and characteristics of members of the Board in the context of the then current composition of the Board. It is the practice of the Nominating and Governance Committee to then consider these factors when screening and evaluating candidates for nomination or re-election to the Board. The Board will not nominate for election as director any candidate who has not agreed to tender, promptly following the annual meeting at which he or she is elected as director, an irrevocable resignation that will be effective upon (1) the failure to receive the required number of votes for re-election at the next annual meeting of stockholders at which he or she faces re-election, and (2) acceptance of such resignation by the Board.

        The Nominating and Governance Committee will consider, as part of the process for identifying individuals who might be candidates, individuals who are properly recommended by stockholders for nomination by the Board at a meeting of stockholders at which directors are to be elected. To be proper, a recommendation for a nominee for director with respect to a meeting of stockholders must comply with applicable law, the Company's Bylaws and the Company's Corporate Governance Guidelines. The Nominating and Governance Committee will consider any suggestions offered by other directors or stockholders with respect to potential directors, and there will be no difference in the manner in which potential nominees are evaluated. However, the Nominating and Governance Committee and the Board are not required to enlarge the size of the Board in order to nominate an otherwise fully qualified candidate proposed by a stockholder. A stockholder wishing to nominate a director directly must comply with the procedures described in the Company's Bylaws and this Proxy Statement.

Nominations and Proposals of Stockholders

        A stockholder who, in accordance with Rule 14a-8, or Rule 14a-8, under the Securities Exchange Act of 1934, as amended, or the Exchange Act, wants to present a proposal for inclusion in the Company's 2019 Proxy Statement and proxy card relating to the 2019 Annual Meeting of Stockholders must submit the proposal by December 29, 2018. In order for the proposal to be included in the Proxy Statement, the stockholder submitting the proposal must meet certain eligibility standards and comply with certain regulations established by the SEC.

        Stockholders who wish to present a business proposal or nominate persons for election as directors at the Company's 2019 Annual Meeting of Stockholders must provide a notice of the business proposal or nomination in accordance with Section 2.4 of our Bylaws, in the case of business proposals, or Section 3.2 of our Bylaws, in the case of director nominations. In order to be properly brought before the 2019 Annual Meeting of Stockholders, Sections 2.4 and 3.2 of our Bylaws require that a notice of the business proposal the stockholder wishes to present (other than a matter brought pursuant to Rule 14a-8), or the person or persons the stockholder wishes to nominate as a director, must be received at our principal executive office not less than 90 days, and not more than 120 days, prior to the first anniversary of the Company's prior year's annual meeting. Therefore, any notice intended to be given by a stockholder with respect to the Company's 2019 Annual Meeting of Stockholders pursuant to our Bylaws must be received at our principal executive office no earlier than February 15, 2019 and no later than March 17, 2019. However, if the date of our 2019 Annual Meeting of Stockholders occurs more than 30 days before or 30 days after June 14, 2019, the anniversary of the 2018 Annual Meeting of Stockholders, a stockholder notice will be timely if it is received at our principal executive office by the later of (1) the 120th day prior to such annual meeting or (2) the close of business on the tenth day following the day on which public disclosure of the date of the meeting was made. To be in proper form, a stockholder's notice must include the specified information concerning the stockholder and the business proposal or nominee, as described in Sections 2.4, 3.2 and 3.3 of our Bylaws.

        All proposals must be mailed to the Company's principal executive office, at the address stated herein, and should be directed to the attention of the Secretary of the Company.

Executive Officers

        The Board annually elects the officers of the Company. Each officer holds office at the discretion of the Board until the first meeting of the Board following the next annual meeting of stockholders or until such officer sooner dies, resigns or is removed. There are no family relationships between or among any of the Company's officers or directors.

        Set forth below is the name and age of each of our executive officers who is not nominated to be a director of the Company, or, together with our CEO, our Executive Officers, his or her principal occupation and business experience during the past five years and the names of certain other companies of which he or she served as a director, as of April 20, 2018.

Name	Principal Occupations and Business Experience During the Past Five Years
Peter Allen Age 57	Mr. Allen was appointed senior vice president and general manager, data management of the Company in February 2018. Mr. Allen served as senior vice president, cloud services of the Company from October 2017 to February 2018. Prior to joining the Company, Mr. Allen served as President of Digital Management, Inc., responsible for global commercial business, from September 2016 to September 2017. Mr. Allen served as a consultant for Peter Allen & Partners, LLC from February 2016 to September 2016. From September 2013 to February 2016, Mr. Allen served as managing director, enterprise services of Alvarez & Marsal. From September 2009 to June 2013, Mr. Allen served as executive vice president, global sales and marketing of Computer Sciences Corp. Mr. Allen holds a Bachelor of Science degree in computer science from the University of Maryland.
Edward Bicks Age 49
Mr. Bicks was appointed chief strategy officer of the Company in February 2016, in addition to his role as senior vice president. From April 2015 to February 2016, Mr. Bicks served as senior vice president, chief strategy officer and emerging businesses, of the Company. From September 2013 to April 2015, Mr. Bicks served as a senior vice president of the Company. From December 2012 to September 2013, Mr. Bicks served as senior vice president, strategy and change management at Forrester Research, Inc., or Forrester. From May 2005 to September 2013, Mr. Bicks served as vice president, strategy at Forrester. Mr. Bicks holds a Bachelor of Arts degree in economics from Williams College and a Master of Business Administration degree from the MIT Sloan School of Management.
Daniel Borges Age 49
Mr. Borges was appointed senior vice president, chief accounting officer in March 2018. Mr. Borges was appointed chief accounting officer in October 2017, in addition to his role as vice president. From June 2014 to October 2017, Mr. Borges served as vice president and global controller of the Company. From January 2009 to June 2014, Mr. Borges served as vice president, external reporting of the Company. From June 2002 to January 2009, Mr. Borges served as director, external reporting of the Company. Prior to joining the Company, Mr. Borges held various positions at Arthur Andersen LLP from September 1990 to June 2002. Mr. Borges holds a Bachelor of Science degree in Accounting from Babson College and is a Certified Public Accountant in the Commonwealth of Massachusetts.
Stuart Brown Age 52
Mr. Brown joined the Company in June 2016 and assumed the role of executive vice president and chief financial officer in August 2016. Prior to joining the Company, from September 2011 to June 2016, Mr. Brown served as executive vice president and chief financial officer of Red Robin Gourmet Burgers, Inc., a publicly held chain of casual dining restaurants. From October 2006 to September 2011, Mr. Brown served as chief financial officer for DCT Industrial Trust Inc., a publicly held industrial REIT. Mr. Brown holds a Bachelor of Business Administration degree and a Master of Accountancy from the University of Georgia.

Name	Principal Occupations and Business Experience During the Past Five Years
Ernest W. Cloutier Age 45	Mr. Cloutier assumed the role of executive vice president and general manager, international of the Company in April 2017. From June 2014 to December 2016, Mr. Cloutier served as executive vice president, U.S. federal, security and legal, of the Company. In addition, Mr. Cloutier served as the Company's general counsel and secretary until December 2016, positions which he held since joining the Company in December 2007 as a senior vice president. In June 2011 Mr. Cloutier was appointed an executive vice president of the Company, and Mr. Cloutier assumed responsibility for the Company's global security and risk organizations in March 2014. Prior to joining the Company, Mr. Cloutier served as senior vice president, general counsel and secretary for Digitas Inc. from May 2004 to November 2007. Mr. Cloutier holds a Bachelor of Arts degree in political science from Bates College and a Juris Doctor from The American University Washington College of Law.
Deirdre Evens Age 54
Ms. Evens was appointed executive vice president and chief of operations of the Company in February 2018. From July 2015 to February 2018, Ms. Evens served as executive vice president, chief people officer of the Company. Prior to joining the Company, Ms. Evens served as executive vice president of human resources at Clean Harbors, Inc., or Clean Harbors, from September 2011 to July 2015. From June 2008 to September 2011, Ms. Evens served as executive vice president of sales and marketing at Clean Harbors. Ms. Evens holds a Bachelor of Science degree in mechanical engineering from Cornell University.
Raymond Fox Age 63
Mr. Fox was appointed executive vice president and chief risk officer of the Company in February 2018. Mr. Fox joined the Company as senior vice president, strategic business development in July 2015. Previously, Mr. Fox served in the United States Marine Corps for 37 years. Mr. Fox is a graduate of the Australian Army Command and Staff College and the U.S. Army War College, and earned a Master's degree in Strategic Studies from the U.S. Army War College, a Master's in Public Administration from Shippensburg University (Pennsylvania) and a Bachelor of Arts in political science from Eastern Washington University.
Patrick Keddy Age 63
Mr. Keddy was appointed executive vice president and general manager, North America and Western Europe of the Company in April 2015. Mr. Keddy joined the Company as senior vice president, Western Europe, in November 2011, responsible for the operations of the Company's Records Management, Document Management Solutions, Data Management and Secure Shredding businesses in Western Europe. Prior to joining the Company, Mr. Keddy served as President of the International Division of Pitney Bowes Inc. from 2005 to 2010. Mr. Keddy holds a Bachelor of Science degree in administrative science from the University of Aston in Birmingham, United Kingdom and is a Member of the Chartered Institute of Marketing.
Mark Kidd Age 38
Mr. Kidd was appointed senior vice president and general manager, data centers in April 2013. Mr. Kidd served as senior vice president, enterprise strategy from January 2010 to April 2013. Mr. Kidd served in various other positions with the Company in corporate strategy, portfolio and capital management from September 2003 to January 2010. Prior to joining the Company, Mr. Kidd worked in investment banking at Thomas Weisel Partners. Mr. Kidd holds a Bachelor of Arts degree in economics from Harvard University.

Name	Principal Occupations and Business Experience During the Past Five Years
Theodore MacLean Age 53	Mr. MacLean was appointed executive vice president, adjacent businesses of the Company in February 2018. From September 2014 to February 2018, Mr. MacLean served as executive vice president and chief marketing officer of the Company. Prior to joining the Company, Mr. MacLean served as general manager, emerging market strategies and sales, at Microsoft Corporation, a publicly held multinational technology company, or Microsoft, from May 2011 to September 2014. From October 2008 to May 2011, Mr. MacLean served as general manager, open solutions group at Microsoft. Mr. MacLean holds a Bachelor of Arts degree from Carleton College and a Master of Business Administration degree from the Anderson School at the University of California, Los Angeles.
Deborah Marson Age 64
Ms. Marson was appointed executive vice president, general counsel and secretary of the Company in December 2016. Ms. Marson served as senior vice president and deputy general counsel from March 2012 to December 2016. Ms. Marson joined the Company as vice president of commercial contracts for North America in November 2009. Prior to joining the Company, Ms. Marson spent 27 years with The Gillette Company, where she most recently served as deputy general counsel. Ms. Marson holds a Bachelor of Arts degree in political science from Colby College and a Juris Doctor from Suffolk University Law School.
Fidelma Russo Age 54
Ms. Russo was appointed executive vice president and chief technology officer of the Company in March 2017. Prior to joining the Company, Ms. Russo served as senior vice president and general manager at Dell EMC from January 2011 to March 2017, where she led Dell EMC's enterprise storage and software solutions team. From May 2010 to January 2011, Ms. Russo served as chief operating officer of Sepaton, Inc., or Sepaton, a privately held provider of storage and software products and services. From September 2007 to May 2010, Ms. Russo served as executive vice president, engineering and development at Sepaton. Ms. Russo holds a Bachelor in engineering from University College Cork, Ireland, and a Master of Science in computer science from Boston University.
John Tomovcsik Age 50
Mr. Tomovcsik was appointed executive vice president and general manager, records and information management, of the Company in January 2014. From January 2007 to December 2013, Mr. Tomovcsik served as executive vice president and chief operating officer, Iron Mountain North America, responsible for the operations of the Company's Records Management, Document Management Solutions, Data Management and Secure Shredding core businesses.

 PROPOSAL 2

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

        In accordance with the requirements of Section 14A of the Exchange Act and related rules of the SEC, we are including this separate proposal for stockholders to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers listed in the Summary Compensation Table appearing on page 69 of this Proxy Statement.

        Our executive compensation is designed to reward executive performance that contributes to our success while encouraging behavior that is in our and our stockholders' long-term best interests. We also seek to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase stockholder value. At the core of our executive compensation programs is our "pay for performance" philosophy that links competitive levels of compensation to achievements of our overall strategy and business goals, as well as predetermined objectives. We believe our compensation program is strongly aligned with the interests of our stockholders and sound corporate governance principles. We urge you to read the "Compensation Discussion and Analysis" section of this Proxy Statement and compensation tables and narrative discussion in this Proxy Statement for additional details on our executive compensation, including our compensation philosophy and objectives and the compensation of our Named Executive Officers.

        The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. To the extent there is any significant vote against the compensation paid to the Named Executive Officers as disclosed in this Proxy Statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

        Based on the above, we request that you indicate your support for our executive compensation philosophy and practices by voting to approve, on a non-binding, advisory basis, the following resolution:

        "RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the Proxy Statement for the 2018 Annual Meeting of Stockholders, is hereby APPROVED."

Required Vote

        The affirmative vote of a majority of the votes properly cast at the Annual Meeting is required to approve the advisory vote on the compensation of our Named Executive Officers, as described in the "Compensation Discussion and Analysis" section of this Proxy Statement, the compensation tables and the other narrative compensation disclosures contained in this Proxy Statement. For the purpose of determining whether a majority of the votes has been cast in favor of the approval of this resolution, only those cast "For" or "Against" are included, and any abstentions or broker non-votes will not count in making that determination. The opportunity to vote on this resolution is required pursuant to Section 14A of the Exchange Act. However, as an advisory vote, the vote on this resolution is not binding upon the Company and serves only as a recommendation to the Board. Nonetheless, the Compensation Committee, which is responsible for designing and administering our executive compensation programs, and the Board value the opinions expressed by stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

        Our current policy is to provide stockholders with an opportunity to approve the compensation paid to our Named Executive Officers each year at our annual meeting of stockholders. We currently expect that the next such vote will occur at our 2019 Annual Meeting of Stockholders.

        The Board recommends that you vote FOR the approval of the foregoing non-binding, advisory resolution approving the compensation of our Named Executive Officers.

PROPOSAL 3

RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Subject to ratification by the stockholders, the Audit Committee has selected the firm of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2018.

        The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company's independent auditors for the purpose of preparing or issuing audit reports or performing other audit reviews or test services. Our independent auditors report directly to the Audit Committee, and the Audit Committee has executive sessions with the independent auditors at each regularly scheduled Audit Committee meeting.

        The Audit Committee evaluates the performance of the Company's independent auditors each year and determines whether to reengage the current independent auditors or consider other audit firms. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors and the auditors' technical expertise and knowledge of the Company's operations and industry. In accordance with the Audit Committee charter, the Audit Committee also evaluates the independence of the independent auditors and discusses with the auditor its independence from the Company and its management. The Audit Committee also oversees compliance with the mandated five-year rotation of the independent auditors' lead engagement partner and reviews and evaluates the lead audit partner, and the chair of the Audit Committee is directly involved in the selection of any new lead engagement partner.

        Based on this evaluation, the Audit Committee has appointed Deloitte & Touche LLP to serve as independent auditors for the fiscal year ending December 31, 2018. Deloitte & Touche LLP has served as the Company's independent auditors since 2003 and is considered by management and the Audit Committee to be well qualified. Further, the Audit Committee and the Board believe that the continued retention of Deloitte & Touche LLP to serve as the independent registered public accounting firm is in the best interests of the Company and its stockholders.

        The Audit Committee has determined to submit its selection of the independent auditors to the Company's stockholders for ratification. This vote will ratify prior action by the Audit Committee and will not be binding upon the Audit Committee. However, the Audit Committee may reconsider its prior appointment of the independent auditors or consider the results of this vote when it determines to appoint the Company's independent auditors in the future.

        The Audit Committee oversees and is ultimately responsible for the outcome of audit fee negotiations associated with the Company's retention of its independent auditors. The fees we paid to Deloitte & Touche LLP in 2017 are shown in the table appearing on page 84 of this Proxy Statement.

        Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders who are present at the Annual Meeting.

        If the stockholders do not ratify the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm, the selection of accountants will be reconsidered by the Audit Committee.

Required Vote

        The affirmative vote of holders of a majority of the votes properly cast at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP to serve as the Company's independent registered public accounting firm for the current fiscal year. For purposes of determining the number of votes cast, only those cast "For" or "Against" are included, and any abstentions will not count in making that determination.

        The Board recommends that you vote FOR the ratification of the selection of Deloitte & Touche LLP.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information known to the Company with respect to beneficial ownership of Common Stock by: (1) each director and nominee for director; (2) the Named Executive Officers; (3) all directors and Executive Officers of the Company as a group; and (4) each stockholder known by us to be the beneficial owner of more than 5% of the Common Stock. Such information is presented as of March 31, 2018, except as otherwise noted.

	Amount of Beneficial Ownership(1)
Name and Addresses(2)	Shares	Percent Owned
Directors:
Jennifer Allerton	13,154	*
Ted R. Antenucci(3)	9,786	*
Pamela M. Arway	15,809	*
Clarke H. Bailey(4)	210,336	*
Kent P. Dauten(5)	2,046,601	*
Paul F. Deninger(6)	56,688	*
Per-Kristian Halvorsen(7)	23,671	*
William L. Meaney(8)	1,451,287	*
Wendy J. Murdock(9)	11,227	*
Walter C. Rakowich	17,676	*
Alfred J. Verrecchia(10)	34,933	*
Named Executive Officers:
Stuart Brown(11)	31,641	*
Ernest W. Cloutier(12)	139,409	*
Marc A. Duale(13)	5,315	*
Patrick J. Keddy(14)	77,946	*
Fidelma Russo(15)	19,919	*
Eileen Sweeney(16)	2,104	*
All directors and Executive Officers as a group(17)	4,572,745	1.6%
Five Percent Stockholders:
The Vanguard Group(18)	47,689,458	16.9%
Capital World Investors(19)	29,841,380	10.6%
Blackrock Inc.(20)	20,610,637	7.3%

*
Less than 1%

(1)
Except as otherwise indicated, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)
Unless specified otherwise, the address of each of our directors, nominees for director and Named Executive Officers is c/o Iron Mountain Incorporated, One Federal Street, Boston, Massachusetts 02110.

(3)
Does not include the 30,121 vested shares of phantom stock previously reported on Forms 4 filed with the SEC as of March 31, 2018. Shares of phantom stock, or Phantom Shares, have been acquired pursuant to the DDCP, and each Phantom Share is the economic equivalent of one share of Common Stock. Phantom Shares will become payable in Common Stock on various dates selected by Mr. Antenucci or as otherwise provided in the DDCP.

(4)
Includes 12,409 shares of Common Stock held by the Clarke H. Bailey GST Trust for the benefit of Trent S. Bailey and 12,409 shares of Common Stock held by the Clarke H. Bailey GST Trust for the benefit of Turner H. Bailey. Includes 33,924 shares of Common Stock that Mr. Bailey has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2018. Does not include the 35,258 vested Phantom Shares previously reported on Forms 4 filed with the SEC as of March 31, 2018. Phantom Shares will become payable in Common Stock on various dates selected by Mr. Bailey or as otherwise provided in the DDCP.

(5)
Consists of 2,000,000 shares of Common Stock held in a joint securities account and 33,924 shares of Common Stock that Mr. Dauten has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2018.

(6)
Includes 13,390 shares of Common Stock that Mr. Deninger has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2018.

(7)
Does not include the 16,898 vested Phantom Shares previously reported on Forms 4 filed with the SEC as of March 31, 2018. Phantom Shares will become payable in Common Stock on various dates selected by Mr. Halvorsen or as otherwise provided in the DDCP.

(8)
Includes 1,338,627 shares of Common Stock that Mr. Meaney has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2018.

(9)
Includes 3,547 CDIs trading on the Australian Securities Exchange. Each CDI represents a beneficial interest in one share of Common Stock.

(10)
Includes 18,290 shares of Common Stock that Mr. Verrecchia has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2018. Does not include the 31,112 vested Phantom Shares previously reported on Forms 4 filed with the SEC as of March 31, 2018. Phantom Shares will become payable in Common Stock on various dates selected by Mr. Verrecchia or as otherwise provided in the DDCP.

(11)
Includes 25,438 shares of Common Stock that Mr. Brown has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2018.

(12)
Includes 88,035 shares of Common Stock that Mr. Cloutier has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2018.

(13)
Mr. Duale ceased to be one of our executive officers on March 31, 2017.

(14)
Includes 50,416 shares of Common Stock that Mr. Keddy has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2018. Includes 8,876 RSUs that will vest within 60 days of March 31, 2018. Each RSU represents a contingent right to receive one share of Common Stock.

(15)
Includes 12,291 shares of Common Stock that Ms. Russo has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2018.

(16)
Ms. Sweeney ceased to be one of our executive officers on October 5, 2017. This information is as of October 5, 2017 and is based solely on a Form 4 filed by Ms. Sweeney with the SEC on June 7, 2017.

(17)
Includes 1,907,779 shares of Common Stock that directors and Executive Officers have the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2018. Includes 8,876 RSUs granted to directors and Executive Officers that will vest within 60 days of March 31, 2018. Does not include the 113,390 vested Phantom Shares previously reported by directors on Forms 4 filed with the SEC as of March 31, 2018.

(18)
This amount includes 17,836,994 shares of common stock beneficially owned by the Vanguard Specialized Funds—Vanguard REIT Index Fund, or the REIT Index Fund. This information is as of December 31, 2017 and is based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2018, or The Vanguard Group Schedule 13G, and a Schedule 13G/A filed by the REIT Index Fund with the SEC on February 2, 2018, or the REIT Index Fund Schedule 13G. In accordance with the disclosures set forth in The Vanguard Group Schedule 13G, The Vanguard Group reports sole voting power over 402,828 shares of Common Stock and sole dispositive power over 47,259,876 shares of Common Stock. In accordance with the disclosures set forth in the REIT Index Fund Schedule 13G, the REIT Index Fund reports sole voting power and sole dispositive power over 17,836,994 shares of Common Stock. The percent owned is based on the calculation provided by The Vanguard Group in The Vanguard Group Schedule 13G. Based on the information provided in The Vanguard Group Schedule 13G, the address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(19)
This information is as of December 31, 2017 and is based solely on a Schedule 13G/A filed by Capital World Investors with the SEC on February 14, 2018, or the Capital World Investors Schedule 13G/A. In accordance with the disclosures set forth in the Capital World Investors Schedule 13G/A, Capital World Investors reports sole voting power and sole dispositive power over 29,841,380 shares of Common Stock. The percent owned is based on the calculation provided by Capital World Investors in the Capital World Investors Schedule 13G/A. Based on the information provided in the Capital World Investors Schedule 13G/A, the address of Capital World Investors is 333 South Hope Street, Los Angeles, California 90071.

(20)
This information is as of December 31, 2017 and is based solely on a Schedule 13G/A filed by Blackrock, Inc. with the SEC on January 25, 2018, or the Blackrock Schedule 13G. In accordance with the disclosures set forth in the Blackrock Schedule 13G, Blackrock, Inc. reports sole voting power over 18,275,956 shares of Common Stock and sole dispositive power over 20,610,637 shares of Common Stock. The percent owned is based on the calculation provided by Blackrock, Inc. in the Blackrock Schedule 13G. Based on the information provided in the Blackrock Schedule 13G, the address of Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.

EQUITY COMPENSATION PLAN INFORMATION

        The following provides certain equity compensation plan information with respect to all of our equity compensation plans in effect as of December 31, 2017:

Plan Category	Number of securities to be issued upon exercise or settlement of outstanding options, warrants and rights		Weighted average exercise or settlement price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	5,210,888	(1)	$35.04	(2)	8,683,858	(3)
Equity compensation plans not approved by security holders	0		0		0
Total	5,210,888		$35.04		8,683,858

(1)
Includes: (i) 3,671,608 stock options granted under the Iron Mountain Incorporated 1995 Stock Incentive Plan, the Iron Mountain Incorporated 1997 Stock Option Plan, Iron Mountain Incorporated 2002 Stock Incentive Plan, or the 2002 Plan, and the 2014 Plan; (ii) 1,071,469 shares of Common Stock that may be issued upon settlement of outstanding RSUs granted under the 2002 Plan and the 2014 Plan; and (iii) 467,811 shares of Common Stock that may be issued upon settlement of outstanding PUs granted under the 2002 Plan and the 2014 Plan. Each PU represents a contingent right to receive one share of Common Stock. Excludes stock options to purchase up to 132 shares of our Common Stock, which stock options, having a weighted average exercise price of $8.12 per share, were issued pursuant to stock option plans assumed in connection with our acquisition of Mimosa Systems, Inc., or the Mimosa Plan. No future equity awards may be granted under the Mimosa Plan.

(2)
Weighted average exercise price is calculated inclusive of stock options, RSUs and PUs. For RSUs and PUs, the weighted average exercise price is calculated as the weighted average grant date fair value. If calculated solely for stock options that have an exercise price, the weighted average exercise price of outstanding options at December 31, 2017 is $34.41 per share.

(3)
Includes the 2002 Plan, the 2014 Plan and the Iron Mountain Incorporated 2013 Employee Stock Purchase Plan, or the 2013 ESPP.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

        The primary objectives of our compensation programs are to reward the achievement of both Company and individual goals and to align the interests of our executives with the creation of stockholder value. In keeping with these objectives, our compensation programs are designed to align with the objectives of our strategic plan developed by senior leadership, or the Strategic Plan, and reward teamwork and contribution to the successful achievement of our enterprise goals and financial objectives.

2017 Developments

  •
  We continued to execute the Strategic Plan to shift our revenue mix to faster growing businesses, making demonstrable gains in each of the three core growth and value pillars: Developed Markets(1), Emerging Markets(2), and Adjacent Businesses(3)

  •
  In developed markets, our successful revenue management efforts drove strong internal storage revenue growth; we continue to maintain revenue growth from existing customers through revenue management programs and sales of services and focus on volume growth from further penetration of unvended customers such as those in the mid-market and U.S. federal government vertical market segments

  •
  We shifted our revenue mix toward fast-growing businesses:

  •
  Emerging markets now represent more than 18% of total revenue, on a 2014 constant currency basis, almost double the relative size from four years ago. Our progress was supported by strong internal growth and acquisitions;

  •
  We expanded our data center business through investments, acquisition and organic growth; in 2017, due to the growth of our data center business, we reclassified the business as a separate reportable operating segment; and

  •
  We continued to grow our other Adjacent Businesses, including entertainment and fine art storage and services

  •
  We achieved synergies from the Recall acquisition and the transformation initiative we began in 2015, or the Transformation Initiative, continuing to produce savings that allowed the Company to invest in data centers, Adjacent Businesses, innovation and dividend growth

  •
  We achieved operational performance generally in line with expectations

(1)
"Developed Markets" include United States, Canada, Western Europe, Australia, and New Zealand.

(2)
"Emerging Markets" include Central and Eastern Europe, Latin America, Africa, and Asia (excluding Australia and New Zealand).

(3)
"Adjacent Businesses" primarily include our entertainment, fine art and consumer storage and services businesses. For the purposes of our Strategic Plan and the evaluation of performance under our compensation programs, "Adjacent Businesses" include our data center business, which was part of our Adjacent Businesses reporting segment until the fourth quarter of 2017, at which time data centers became its own reporting segment.

  •
  We continued to deliver rewards through our pay for performance model that balances short-term operational performance and the creation of long-term stockholder value:

  •
  our executives were rewarded for 2017 operational performance through our short-term incentive program; and

  •
  the value of our executives' long-term incentives, the largest portion of their compensation, benefited from an increase in our share price during 2017, partially offset by underperformance of our performance units, or PUs, due to the continued strength of the U.S. dollar since 2015 and total stockholder return performance over the three-year period ending in 2017

Leadership Transition

President, International

        As previously disclosed in our Proxy Statement for our 2017 Annual Meeting of Stockholders, effective March 31, 2017, Mr. Marc A. Duale resigned from his role as the Company's President, International, and the Company entered into a separation agreement and a separate advisory agreement with Mr. Duale. The separation agreement provides substantially the same severance benefits as are contained in Mr. Duale's amended and restated employment agreement. Beginning May 1, 2017, in accordance with the terms of the advisory agreement, the Company retained Mr. Duale to provide advisory services to the Company for an initial period of up to 12 months. Mr. Duale continues to provide advisory services to the Company, and the Company extended the term of the advisory agreement through May 1, 2019.

        Further information regarding Mr. Duale's agreements can be found under the "Compensation Discussion and Analysis—Components of Compensation—Employment Agreements—Marc Duale" and "—Severance Policy—Separation and Advisory Agreements with Marc Duale" sections of this Proxy Statement.

        In connection with Mr. Duale's resignation, Mr. Ernest W. Cloutier assumed the role of Executive Vice President & GM, International. In connection with his new role, Mr. Cloutier began an expatriate assignment on August 1, 2017. Further information regarding Mr. Cloutier's expatriate agreement can be found under the "Compensation Discussion and Analysis—Components of Compensation—Employment Agreements—Ernest Cloutier" section of this Proxy Statement.

Chief Technology Officer

        Ms. Fidelma Russo joined the Company on March 13, 2017 and assumed the role of Executive Vice President, Chief Technology Officer of the Company. The Compensation Committee approved the following compensation arrangement for Ms. Russo:

  •
  annual base salary of $485,000;

  •
  target short-term performance-based incentive opportunity equal to 70% of annual base salary;

  •
  initial awards of restricted stock units, or RSUs, with an aggregate grant date value of approximately $1,100,000 (approximately $900,000 awarded in March 2017 and approximately $200,000 awarded in February 2018);

  •
  an annual long-term incentive award with an aggregate grant date value of approximately $700,000 (awarded in March 2017), as follows:

  •
  RSUs corresponding to $210,000 in economic value;

  •
  stock options corresponding to $140,000 in economic value; and

    •
    PUs corresponding to $350,000 in economic value, 50% of which are correlated with total stockholder return performance over a three-year period ending December 2019 and 50% of which are correlated with the Company's performance measured against financial goals over the same three-year period; and

  •
  eligibility to participate in the Severance Program (as defined herein).

Strategic Plan

        We developed the Strategic Plan in 2013 to focus our business strategy and increase revenue. The Strategic Plan consists of three core pillars that drive our growth and the value of our business. We refer to these three pillars as the growth and value pillars. In addition, the Strategic Plan includes certain initiatives that are designed to improve efficiency and leverage scale to increase our dividend and support the growth and value pillars. We refer to these initiatives as the enabling activities. The Strategic Plan's growth and value pillars, as well as the enabling activities, are represented in the following graphic:

        The table below highlights the significant 2017 achievements with respect to each core growth and value pillar of our Strategic Plan:

Core Pillar	Significant 2017 Achievements
Profitable growth in Developed Markets	• Achieved strong internal storage revenue growth driven by revenue management and modest positive volume growth in Developed Markets
Expansion and penetration in Emerging Markets

•

Expanded revenue from Emerging Markets based on annualized fourth quarter results to more than 18% of total revenue in the fourth quarter of 2017 (compared to 17.6% of total revenue in the fourth quarter of 2016), on a 2014 constant currency basis, demonstrating progress toward our goal to increase contribution from these markets to 20% by 2020

• Deepened presence in existing emerging markets by achieving leadership position in India and expansion into eight new countries through completed acquisitions
Identifying, incubating and scaling Adjacent Businesses	• Developed our data center business from an Adjacent Business to a standalone reportable operating segment through investments, acquisitions and organic growth
• Completed one acquisition in 2017 and announced two acquisitions, both of which closed in the first quarter of 2018, that, collectively, increase our footprint and provide expansion potential
• Completed first phase of new data center campus in Manassas, Virginia
• Expanded entertainment services offering through acquisition of Bonded Services of America, Inc. and Bonded Services Acquisition, Ltd., or, collectively, Bonded

Aligning Program Design with the Strategic Plan

        The Compensation Committee periodically reviews our executive compensation programs to maintain the alignment of our incentives with our strategic objectives, including our Strategic Plan, and the creation of stockholder value. Our executive compensation programs include short-term and long-term incentive components.

        We designed our short-term incentive program to reward all of our executive officers for executing the Company's annual operating plan and demonstrating annual progress toward the Company's achievement of multi-year strategic objectives. Results are measured on a constant currency basis to remove the effects of foreign currency exchange rate fluctuations and measure achievement primarily within the control of management. Our short-term incentive program consists of two general criteria for evaluating the performance of our executive officers: (i) our financial performance (70% of short-term incentive opportunity) and (ii) the achievement of certain strategic objectives (30% of the short-term incentive opportunity).

  •
  For the purposes of our short-term incentive program, we measure our financial performance against targets using revenue, Adjusted EBITDA(4), which is our primary measure of profit, and adjusted funds from operations, or AFFO(5), which measures our excess cash flows used primarily to reinvest in the business and increase returns to our stockholders through dividends. Our executive officers can earn additional short-term incentive awards for profitable revenue growth in excess of targets.

  •
  For the purposes of our short-term incentive program, we measure the achievement of strategic objectives with respect to each core growth and value pillar of the Strategic Plan as well as other key initiatives related to capital efficiency, safety and achievement of synergies. (For a description of these strategic objectives, see the "Compensation Discussion and Analysis—Components of Compensation—Short-Term Performance-Based Incentives—Strategic Objectives" section of this Proxy Statement.)

        Our long-term incentive program rewards our success over a multi-year period relative to internal financial performance targets and stockholder returns through a portfolio of stock based awards, including:

  •
  Storage Revenue PUs, which reward achievement of success in storage rental revenue growth objectives, subject to achieving a minimum level of return on invested capital, or ROIC.(6) Storage rental revenue growth is a key driver of cash flow, which in turn supports growth of our dividends. Due, in part, to the three-year performance period of our Storage Revenue PUs, results are measured without regard to the effect of currency fluctuation;

  •
  Relative TSR PUs, or TSR-Based PUs, which reward total stockholder return, or TSR, performance, including the impact of changes in share price and reinvested dividends, which beginning in 2017 are measured relative to the MSCI US REIT Index over a three-year period (previously TSR was measured relative to the majority of the S&P 500);

  •
  Stock Options, which reward share price growth. Our stock option awards generally have an exercise price equal to the closing price of our Common Stock on the date of grant, or the Fair

(4)
Adjusted EBITDA is defined as income (loss) from continuing operations before interest expense, net, provision (benefit) for income taxes, depreciation and amortization, and also excludes certain items that we believe are not indicative of our core operating results, specifically: (i) loss (gain) on disposal/write-down of property, plant and equipment (excluding real estate), net; (ii) intangible impairments; (iii) other expense (income), net; (iv) gain on sale of real estate, net of tax; and (v) costs to integrate Recall with our existing operations, including moving, severance, facility upgrade, REIT conversion and system upgrade costs, as well as certain costs associated with our shared service center initiative for our finance, human resources and information technology functions, or Recall Costs.

(5)
AFFO is defined as net income excluding depreciation on real estate assets, gain on sale of real estate, net of tax, loss (gain) on disposal/write-down of property, plant and equipment (excluding real estate), net, intangible impairments, other expense (income), net, Recall Costs, the tax impact of reconciling items and discrete tax items, loss (income) from discontinued operations, net of tax, loss (gain) on sale of discontinued operations, net of tax, non-cash rent expense or income, plus depreciation on non-real estate assets, amortization expense of customer relationship intangible assets, deferred financing costs and permanent withdrawal fees, stock-based compensation expense and the impact of reconciling to normalized cash taxes, less maintenance capital expenditures and non-real estate investments, excluding Recall integration capital expenditures.

(6)
ROIC is defined as net operating profit after taxes plus depreciation and amortization less non-growth capital expenditures divided by the average of the beginning and ending balance of total debt plus stockholders equity and non-controlling interest less cash plus accumulated depreciation on racking.

    Market Value. Stock option awards granted to our CEO from 2014 through 2016, however, have an exercise price 25% above the Fair Market Value at the date of grant. Stock options vest ratably over three years and are generally exercisable until the tenth anniversary of the grant date; and

  •
  RSUs, which support retention and provide additional alignment with stockholders and vest ratably over three years.

        The Compensation Committee annually evaluates our incentive programs to ensure they continue to support the Strategic Plan and adopts modifications where appropriate. In 2017, the Compensation Committee approved a series of refinements to our 2017 incentive programs to strengthen alignment of our incentive programs with the Strategic Plan, including:

  •
  refining the strategic measures contained in the short-term performance-based incentive program:

  •
  we selected innovation as an additional strategic measure focusing on the development and testing of new product concepts with a target of generating a new product offering that will contribute to the 2018 annual operating plan; and

  •
  we now consider achieved cost savings associated with the Transformation Initiative, in addition to the achieved synergies associated with Recall that was a strategic measure in 2017.

  •
  modifying our long-term incentive, or LTI, program for our CEO and the PU structure for all recipients, which was further refined in 2018, as discussed in the "Compensation Discussion and Analysis—2018 Updates" section of this Proxy Statement:

  •
  began two-year transition of our CEO LTI mix from one which included premium priced option to a mix consistent with executive vice presidents, or EVPs, using a multi-year approach to minimize the short-term changes;

  •
  changed the peer group for measurement of our Relative TSR PUs from the majority of the S&P 500 to the MSCI US REIT Index, which is the primary REIT index and an appropriate peer group in which to compare our TSR performance; and

  •
  modified the payout curve of our Storage Revenue PUs to align financial performance with payout levels in a manner that the Compensation Committee determined provide appropriate performance incentives and rewards for the performance targets.

2017 Compensation Decisions and Performance

Pay Opportunity

        Following its annual review of performance for 2016, executive development and relevant market benchmark data, the Compensation Committee approved increases in pay opportunity for certain of our Named Executive Officers, including our CEO. In each case, the majority of the increase in pay opportunity was delivered through variable compensation, which increased the proportion of compensation tied to achievement of performance goals or stock price appreciation.

Executive	Changes in Pay Opportunity	Considerations
William L. Meaney	• increased target bonus by 15 percentage points to 150% of base salary • increased potential economic value of long-term incentive awards by $1,250,000 to $6,750,000	• reflects the Board's assessment of Mr. Meaney's performance and changes in relevant market benchmarks, which increased in part due to the effects of the Recall acquisition
• 100% of the increased pay opportunity was delivered through variable compensation
Ernest Cloutier	• increased target bonus by 5 percentage points to 85% of base salary • increased potential economic value of long-term incentive awards by $50,000 to $750,000

•

reflects our CEO's assessment of Mr. Cloutier's performance and increased responsibility as a result of his transition into the role of EVP & GM, International

•

100% of the increased pay opportunity was delivered through variable compensation

Patrick Keddy

•

increased base salary by approximately 6%

•

increased target bonus by 5 percentage points to 85% of base salary

•

increased potential economic value of long-term incentive awards by $50,000 to $800,000

•

more than 75% of the increased pay opportunity was delivered through variable compensation

•

reflects our CEO's assessment of Mr. Keddy's performance as EVP & GM, North America & Western Europe and his position relative to market benchmarks

        Ms. Russo joined the Company March 13, 2017, and her pay opportunity is described in the "Compensation Discussion and Analysis—Chief Technology Officer" section of this Proxy Statement. No changes were made to Mr. Brown's pay opportunity for 2017.

Performance & Compensation Results

        In 2017, our financial performance, after adjusting for the impact of acquisitions and dispositions during the year and measured in constant currency, and performance against strategic objectives, on average, achieved 100% of the goals established by the Compensation Committee and our executives exceeded expectations relative to their individual goals and objectives. Combining financial performance with individual performance, our target short-term incentive awards achieved 115% of target, on average, calculated based on the following operational results:

  •
  Adjusted EBITDA and revenue achieved a combined payout of 100.85% of target due primarily to Adjusted EBITDA exceeding target levels;

  •
  AFFO performance was 101.2% of target, which resulted in a payout of 107.8% of target;

  •
  strategic objectives, on average, achieved a combined payout of 92.5% of target; and

  •
  the Compensation Committee approved individual performance modifiers based on performance against individual goals and objectives that, on average, added 14% to the combined financial and strategic performance results discussed above.

        For 2017, our long-term incentive awards reflect operational performance without regard to currency fluctuation. However, certain of our performance units granted in 2015, which are measured on reported results, continue to be negatively impacted by the strong U.S. dollar. As a result, long-term incentives, on average, are tracking below the potential economic value at the time of their grant:

  •
  our TSR during 2017 was approximately 13% relative to approximately 5% for the MSCI US REIT Index;

  •
  TSR-Based PUs with a performance period ending in 2017 earned 78.5% of target shares, reflecting performance during the relevant period at the 41st percentile of the S&P 500, excluding financial services companies; and

  •
  PUs based on Storage Revenue & ROIC performance for the three-year period ending in 2017 earned 51.8% of target shares, reflecting performance between the target level and the minimum level, primarily due to foreign currency fluctuation.

Realizable Pay Analysis

        The Compensation Committee and the Company believe a realizable pay analysis with respect to our CEO helps evaluate the pay for performance effectiveness of our compensation programs and evaluate the directional alignment of our equity awards with the experience of our stockholders.

        The realizable pay analysis compares realizable pay, or Realizable Pay, to pay opportunity, or Pay Opportunity, in the context of our operational performance and the performance of our Common Stock, where:

  •
  Pay Opportunity represents the target value of compensation awarded for each year and includes base salary, target bonus and the potential economic value of equity awards as measured at the date of grant; and

  •
  Realizable Pay represents the value of Pay Opportunity adjusted for achievement relative to performance goals, changes to our share price through December 31, 2017 and the amount of dividends accrued on certain of our equity awards.

        The table below illustrates the relationship between the Pay Opportunity of our CEO for the five fiscal years ended 2017 and the Realizable Pay measured at the end of 2017. Over the five year period ended December 31, 2017, total Realizable Pay represents approximately 108% of Pay Opportunity, primarily reflecting the impact of our share price performance on premium priced stock options, partially offset by the underperformance, on average, of our PU awards. All values below are shown in thousands.

        Pay Opportunity—equals, for each of fiscal 2013, 2014, 2015, 2016 and 2017: (1) annual base salary for the applicable fiscal year, plus (2) target bonus for the applicable fiscal year, plus (3) the potential economic value of equity awards approved during the applicable fiscal year by the Compensation Committee (in the case of each equity award, as measured at the date of grant). Pay Opportunity does not include items reported in the "All Other Compensation" column of the "Compensation Tables—Summary Compensation Table—Summary Compensation Table for 2015, 2016 and 2017" section of this Proxy Statement.

        Realizable Pay—equals, for each of fiscal 2013, 2014, 2015, 2016 and 2017: (1) annual base salary for the applicable fiscal year, plus (2) actual paid bonus for the applicable fiscal year, plus (3) in the money value of stock options granted during the applicable year, plus (4) value of RSUs granted during the applicable fiscal year, including accrued dividends thereon, plus (5) value of PUs granted during the applicable fiscal year, reflecting actual achievement for awards granted in fiscal 2013, 2014 and 2015 and estimated performance as of the end of fiscal 2017 for awards granted in fiscal 2016 and fiscal 2017 (accordingly, the actual number of PUs that may be credited under these programs will vary). All equity values are calculated using the closing price of our Common Stock as of December 31, 2017.

2018 Updates

        The company adopted changes in 2018 affecting our LTI Program and our CEO's pay opportunity. Certain of these changes are discussed below.

LTI Program Design

        Following an internal review of the Company's LTI design, the Compensation Committee approved a series of changes primarily intended to strengthen alignment of the LTI program's design with metrics that the Compensation Committee believes more accurately measure management's performance. The changes affect both the mix of LTI vehicles and the structure of PUs.

        LTI Mix—the Compensation Committee approved two changes to the LTI mix for EVPs:

Vehicle	2017	2018
PUs Stock Options RSUs	50% 20% 15%	55% 30% 30%

•

stock option portion reduced from 20% to 15%, primarily to manage share usage due to the dilutive nature of stock options

•

PU portion increased from 50% to 55%, maintaining the focus on performance-based LTI (stock options and PUs)

        PU Design—The Compensation Committee approved changes intended to increase focus on elements that more accurately measure management performance:

  •
  performance metrics include total revenue and Adjusted EBITDA growth over a three-year period to reward performance of recipients for top-line growth and bottom-line efficiency; and

  •
  the portion of PUs tied to internal financial metrics was increased from 50% to 75% to align PU payouts more closely with elements that more accurately measure management performance.

Chief Executive Officer Pay Opportunity

        In connection with its annual compensation program review, the Board approved an increase to Mr. Meaney's pay opportunity for 2018.

Item	Changes in Pay Opportunity	Considerations
Pay Opportunity	• increased annual base salary by 10%, the first increase since joining the Company in 2013 • increased potential economic value of long-term incentive awards by $1,500,000 to $8,250,000

•

the increase in annual base salary and long-term incentives reflects the Board's assessment of Mr. Meaney's performance and increases in relevant market benchmarks

•

94% of the increased pay opportunity was delivered through variable compensation

LTI Mix	• completed the second step in the two-year transition of our CEO LTI mix to a mix consistent with our EVPs (as described in the LTI Program Design section immediately above)	• strengthens alignment of LTI program design with Company performance

Say-on-Pay Vote Response and Stockholder Engagement

        We have an annual stockholder advisory vote on executive compensation, a "say-on-pay" vote, to provide stockholders with an additional tool to voice their opinions about executive compensation, with a goal of maintaining an alignment of interests between our stockholders and our executives. The Compensation Committee considered the results of the advisory vote by stockholders on the "say-on-pay" proposal presented to stockholders at the Company's 2017 Annual Meeting of Stockholders. As in previous years, there was overwhelming support at the 2017 annual meeting for the compensation program offered to the Company's Named Executive Officers, with approximately 97% of votes cast in favor of our compensation program. Accordingly, in 2017, the Compensation Committee made no direct changes to the Company's executive compensation programs as a result of the say-on-pay vote at the Company's 2017 Annual Meeting of Stockholders.

        In March 2018, the Company's management conducted outreach with certain stockholders related to our executive compensation. Even though we have received significant support from stockholders through our say-on-pay votes, the Company and the Compensation Committee believes it is important to periodically engage directly with our stockholders in order to gain a better understanding of our stockholders' views on our executive compensation practices. We contacted 12 stockholders that, collectively, held approximately 56% of our outstanding Common Stock, and ultimately we communicated with seven stockholders that, collectively, held approximately 31% of our outstanding Common Stock. The stockholders with whom we communicated reiterated their support for our approach to executive compensation while sharing their perspective on what they most value in executive compensation programs. The findings will be reported to and will be considered by the Compensation Committee in connection with its annual review of our incentive plans.

        Our executive compensation programs reflect a number of best practices, including:

  •
  compensation clawback policy;

  •
  executive and director stock ownership requirements, which exclude unvested and unearned shares, including a requirement to retain 50% of after-tax shares until the requirement is met;

  •
  between 72% and 89% of the target direct compensation for our Named Executive Officers is at-risk;

  •
  "double trigger" feature, requiring both a change in control and termination of employment before the acceleration of vesting of awards granted under both the 2002 Plan and the 2014 Plan;

  •
  a prohibition on hedging or pledging of shares of Common Stock;

  •
  the Compensation Committee retains an independent compensation consultant;

  •
  we do not offer excise tax gross-ups in connection with a change in control;

  •
  we do not offer pensions or supplemental executive retirement plans; and

  •
  limited use of executive perquisites that recognize standard local practices in international markets.

Compensation Philosophy and Design Principles

        The purpose of our executive compensation programs is to attract, retain and focus the talents and energies of our Executive Officers, including our Named Executive Officers, on meeting the current and future objectives of the Company, most notably the creation of stockholder value. The design principles that govern our Named Executive Officer compensation programs are described below.

        General program competitiveness—Our compensation programs serve to attract and retain top performing executive officers. All of our target pay levels are established with reference to relevant market data. The relative position of each Executive Officer's compensation compared to the market data referenced reflects his or her experience and proficiency in performing the duties of his or her position.

        Pay for performance—A substantial percentage of each Executive Officer's total compensation opportunity is contingent on annual and multi-year performance, as discussed above under the heading "Aligning Program Design with the Strategic Plan." If performance exceeds the target, then an award can pay out in excess of the target value. Conversely, if performance does not achieve the target, an award can pay out below the target value and, in fact, be as low as zero.

        Internal parity—The total compensation opportunity for each Executive Officer reflects the responsibility, scope and complexity of that individual's role within the Company.

        Stockholder alignment—Our compensation programs for our Executive Officers align with the interests of our stockholders by rewarding performance that drives both short-term results and long-term stockholder value creation. Our EVPs and our CEO, are also subject to minimum share ownership requirements, as discussed under the "Compensation Discussion and Analysis—Components of Compensation—Long-Term Equity Compensation—Executive Stock Ownership Guidelines" section of this Proxy Statement.

        Alignment with various business strategies—Beginning in 2014, we structured our executive compensation programs to reward the achievement of enterprise financial goals and strategic objectives. Our annual short-term incentive program continues to provide for individual differentiation that reflects each executive's responsibility for the individual performance and the contribution to the executive's business unit toward enterprise goals, and such executive's bonus may be adjusted according to achievement measured against individual objectives.

Establishing Compensation

Process

        In applying our compensation philosophy and design principles to establish appropriate compensation programs and target compensation levels, the Compensation Committee:

  •
  annually approves a recommendation to the Board for the salary, short-term and long-term incentive compensation for our CEO. The Compensation Committee's recommendation reflects (1) an analysis of the Company's performance against predetermined financial goals and its evaluation of our CEO's performance against predetermined individual objectives, (2) performance feedback from our CEO's direct reports, which is also shared with other members of the Board, and (3) input from members of the Board. The Compensation Committee's recommendation is then presented to the independent members of the Board for approval;

  •
  annually reviews and approves the salary, short-term and long-term incentive compensation for our other Executive Officers;

  •
  annually reviews and approves the structure of our short-term and long-term incentive programs for all Executive Officers, including performance metrics, performance and payout grids and the weighting applied to each metric. The review typically balances an internal and external perspective developed in collaboration with members of management and the Compensation Committee's independent compensation consultant. Based upon this review, the Compensation Committee may maintain or modify the amount and mix of grants under our incentive programs;

  •
  annually establishes the individual goals and objectives utilized in our short-term incentive program for our CEO and reviews the individual goals for our other Executive Officers recommended by our CEO;

  •
  periodically evaluates the effectiveness and competitiveness of other executive compensation programs, such as executive benefits, perquisites and our severance policies. These periodic evaluations are conducted to ensure alignment with our internal strategy and objectives and to consider external market practices; and

  •
  annually establishes the financial performance goals that are utilized in our short-term and long-term incentive plans. The annual financial performance targets are initially based upon our annual operating plan approved by the Board, assuming constant currency, and may be adjusted during the year. The multi-year performance targets are aligned with our Strategic Plan. When the financial targets are set, the Compensation Committee approves a series of adjustment factors that identify the nature of potential adjustments to the target levels that may be considered throughout the fiscal year. Our internal audit team reviews the potential adjustments and reports the results to our Compensation Committee. The Compensation Committee considers these reports and may adjust financial targets based on the adjustment factors approved at the beginning of the year.

        In 2017, the Compensation Committee approved adjustments to performance goal targets, or the Adjustment Factors, to (1) eliminate the effects of unbudgeted acquisitions and dispositions, (2) eliminate the effects of rent reduction resulting from lease conversions, (3) eliminate the effects of expense reduction due to capitalized expenses and (4) exclude the impact of spending on innovation initiatives. The Adjustment Factors apply to short-term performance-based compensation awarded in 2017 and long-term PUs that are subject to relevant goal targets.

        The net effect of applying the Adjustment Factors to the revenue targets increased those targets by 0.8%. The net effect of applying the Adjustment Factors to Adjusted EBITDA and AFFO targets decreased the target for each metric by 0.5%.

Role of Executive Officers

        Our Executive Officers assist the Compensation Committee in carrying out its duties throughout the year by completing specific tasks, including:

  •
  our CEO establishes the individual goals and objectives for our Executive Officers (other than himself); he proposes his own individual goals and objectives, with input from the Board, which are then approved by the Compensation Committee;

  •
  our CEO develops compensation recommendations for our Executive Officers (other than himself) for the Compensation Committee's review, including salary levels, the potential economic value of long-term incentives and achievement of individual goals and objectives; and

  •
  each Executive Officer prepares a self-review to assist the review of his or her performance against individual goals and objectives, which self-review is shared with the Compensation Committee (for the CEO) or the CEO (for our other Executive Officers).

Role of Consultants

        The Compensation Committee retains the services of an independent compensation consultant to provide ongoing advice and perspective to the Compensation Committee in the following areas related to the compensation of our Executive Officers:

  •
  market pay analyses and market trends;

  •
  assistance with the review and selection of a group of business services companies, or the Custom Peer Group, to serve as a reference point for the market analyses;

  •
  ongoing support with regard to the latest relevant regulatory, technical and/or accounting considerations affecting compensation and benefit programs;

  •
  assistance with the design of executive compensation or benefit programs, as needed; and

  •
  preparation for and attendance at selected Compensation Committee meetings.

        Since May 2012, the Compensation Committee has engaged Pay Governance LLC, or Pay Governance, to assist the Compensation Committee by providing ongoing executive compensation consulting. Pay Governance reports directly to the Compensation Committee, has regular meetings with the chairperson of the Compensation Committee and meets with the Compensation Committee in executive session.

        Pay Governance also provides assistance to the Nominating and Governance Committee on director compensation matters. In 2017, the Compensation Committee reviewed the nature of the relationship with its independent compensation consultants and determined that there were no conflicts that impacted the advice and guidance provided to the Compensation Committee.

Benchmarking

        To provide an external perspective relative to executive compensation levels, plan design trends and market best practices, the Compensation Committee reviews market analyses prepared by its independent compensation consultant. Given the nature of our business and our market leading position, there is no ideal group of companies that reflects direct business competitors or competitors for talent; consequently, the Compensation Committee has elected to develop the Custom Peer Group.

        The Compensation Committee annually reviews the Custom Peer Group. The Compensation Committee, in collaboration with our compensation consultant and management, has developed the Custom Peer Group below based on the following criteria:

  •
  comparable revenue size and industry;

  •
  similar market capitalization;

  •
  pays regular quarterly dividends; and

  •
  similar degree of global operations.

        The 2017 Custom Peer Group includes the following companies:

ABM Industries	Clean Harbors	Global Payments
Alliance Data Systems	Crown Castle International(1)(2)	Paychex
American Tower(2)	Equifax	Pitney Bowes
Brinks	Equinix(2)	Prologis(2)
Broadridge Financial	Fidelity National Information Services(1)	Stericycle(1)
Cintas	Fiserv	Western Union

(1)
This company was added to the custom peer group in 2017.

(2)
This company is a REIT.

        The median revenue in 2015, the most recent full year available when the 2017 Custom Peer Group was determined, was $3.4 billion for the 2017 Custom Peer Group compared to an estimated $3.8 billion for the Company, adjusting for the annualized effect of acquisitions, including Recall. The 2017 Custom Peer Group, as compared to the 2016 Custom Peer Group, reflects (1) the removal of Digital Realty Trust, Dun & Bradstreet and IHS Markit due to their smaller relative revenue figures, as well as IHS Markit now being listed in the United Kingdom and (2) the addition of Crown Castle International, Fidelity National Information Services and Stericycle. Crown Castle is a specialized REIT and Fidelity National Information Services and Stericycle are business services companies, each of which meets the criteria described above.

How We Use Market Data

        Pay levels—Market data is one element considered by the Compensation Committee when making compensation decisions, but the Compensation Committee does not set compensation levels based solely on market data. Rather, the Compensation Committee reviews the 25th, 50th and

75th percentiles of relevant market data as one frame of reference in making its compensation decisions. Final compensation decisions reflect a variety of factors, including each executive's experience, performance rating, the relative importance of the executive's role within the organization, as well as where each executive's pay level falls relative to the market data.

        Plan design—When designing or assessing the design of our compensation programs, the Compensation Committee reviews programs of the Custom Peer Group to establish typical market practice. The Compensation Committee evaluates our specific circumstances and business objectives and follows market practice with respect to the design of our programs where appropriate but may deviate from market practice where the Compensation Committee deems it is in the best interest of the Company and its stockholders.

Components of 2017 Compensation

Overview

        The total direct compensation, or TDC, for our Executive Officers is designed to reward them based on achievement of financial and strategic goals and returns to stockholders. TDC consists of base salary, target bonus and long-term incentive grant value.

        As depicted below, approximately 89% of our CEO's target TDC, and, on average, 72% of the target TDC of our other Named Executive Officers (where applicable, excluding the value of new hire inducement equity awards), is tied directly to the achievement of financial goals, strategic objectives or stock price appreciation through our short-term and long-term incentive programs.

CEO	Other Named Executive Officers

        Below is a summary of the elements, objectives, risk mitigation factors and key features of our TDC program for our Executive Officers. A more detailed discussion of each element and the associated pay decisions follows this section.

  •
  Base salary and benefits are designed to attract and retain highly qualified individuals; in order to avoid excessive risk taking, it is important that not all cash compensation be variable.

  •
  Annual cash short-term incentive compensation awards are designed to focus all Executive Officers toward achieving enterprise goals while recognizing their individual contributions, including:

  •
  attaining financial goals in line with our annual budget;

  •
  achieving strategic objectives;

  •
  performing relative to initiatives in areas within their control; and

    •
    rewarding outstanding individual performance.

  •
  Our short-term incentive awards are expressed as a percentage of base salary, and the amount of compensation payable under each award is subject to a maximum payout; also, short-term incentive awards are subject to our clawback policy described below under the "Compensation Discussion and Analysis—Components of Compensation—Executive Compensation Clawback" section of this Proxy Statement.

  •
  Long-term equity incentives are designed to:

  •
  align the interests of our Executive Officers with our stockholders;

  •
  reward overall enterprise performance; and

  •
  encourage the retention of our Executive Officers by providing additional opportunities for them to participate in the ownership of the Company and its future growth.

  •
  Our long-term incentive awards are granted in the form of PUs, RSUs and stock options. Generally, PUs are subject to cliff vesting three years from the date of the original grant and settle in shares of our Common Stock. RSUs and stock options typically vest ratably over three years (with certain exceptions described below) and are settled in shares of our Common Stock. Equity awards are also subject to our clawback policy described below under the "Compensation Discussion and Analysis—Components of Compensation—Executive Compensation Clawback" section of this Proxy Statement.

        In addition to the TDC elements described above, our U.S.-based executives participate in the retirement and welfare benefits generally available to our full time employees, such as medical, dental, life insurance, 401(k) Plan, the 2013 ESPP, and other fringe benefits, some of which are more fully described below:

  •
  our 401(k) Plan allows our Executive Officers to contribute up to 25% of their "plan" compensation, subject to certain regulatory limits. Under our 401(k) Plan, we generally match 50% of the first 4% of compensation contributed by our Executive Officers, up to $5,400 for 2017; and

  •
  the 2013 ESPP provides all of our employees in the U.S. and Canada with the opportunity to acquire an equity interest in the Company by providing favorable terms upon which they may purchase our Common Stock.

        In addition, our U.S.-based Executive Officers are eligible for certain executive benefits, including a voluntary deferred compensation program and limited perquisites, which are included in the "All Other Compensation" column and related footnote in the "Compensation Tables—Summary Compensation Table—Summary Compensation Table for 2015, 2016 and 2017" section of this Proxy Statement.

        Also, our Executive Deferred Compensation Plan, or the EDCP, allows our Executive Officers to defer some of their base salary and/or cash incentive compensation in amounts in excess of the amounts they can defer under our 401(k) Plan. The Company does not provide contributions under the EDCP. The EDCP is intended to encourage the continued employment of the participating employees and to facilitate the recruiting of executive officers and other highly compensated employees required for our continued growth and profitability. Mr. Duale did not, and Mr. Keddy does not, participate in the 401(k) Plan, the 2013 ESPP or the EDCP because they are not U.S.-based executives. Instead, Mr. Duale received, and Mr. Keddy receives, additional benefits that are customary for executives in their respective work locations as more fully discussed under the "Compensation Discussion and Analysis—Components of Compensation—Employment Agreements—Marc Duale" and "Compensation Discussion and Analysis—Components of Compensation—Employment Agreements—Patrick Keddy" sections of this Proxy Statement.

Base Salary

        The table below details the annualized base salaries, and any year over year increase, for each of our Named Executive Officers as measured at the end of each of 2016 and 2017. The increases were effective in March 2017. Consistent with typical market practice, in 2017 our CEO received a higher base salary than the other Named Executive Officers. This is due primarily to the greater responsibility and oversight duties of the CEO as compared to the other Named Executive Officers.

Name	2016	2017	Percent Change
William L. Meaney	$1,000,000	$1,000,000	0%
Stuart Brown	$550,000	$550,000	0%
Fidelma Russo	N/A	$485,000	N/A
Ernest Cloutier	$475,000	$475,000	0%
Patrick Keddy(1)	$412,288	$438,056	6.3%
Marc A. Duale(2)(3)	$584,889	$584,889	0%
Eileen Sweeney(4)	$430,000	$430,000	0%

(1)
Mr. Keddy's annual base salary was £320,000 at the end of 2016 and £340,000 at the end of 2017. These salary figures have been converted to U.S. Dollars at a conversion rate of £1.00 to $1.2884, the average exchange rate for fiscal 2017.

(2)
Mr. Duale's annual base salary was €517,830 at the end of 2016 and at his termination date in 2017. This salary figure has been converted to U.S. Dollars at a conversion rate of €1.00 to $1.1295, the average exchange rate for fiscal 2017.

(3)
Mr. Duale ceased to be one of our Executive Officers on March 31, 2017.

(4)
Ms. Sweeney ceased to be one of our Executive Officers on October 5, 2017.

        The annual base salaries for Messrs. Meaney, Brown and Cloutier and Ms. Sweeney remained unchanged from 2016 to 2017. The Compensation Committee determined that the base salary for each Named Executive Officer was appropriately positioned based on the factors considered by the Compensation Committee and determined that any increase in TDC would be best delivered through our variable compensation programs.

        Ms. Russo's base salary was set in connection with her appointment as Executive Vice President and Chief Technology Officer in March 2017, which was determined based on her experience, expected contributions and compensation with her previous employer, as well as her position relative to the market benchmarks.

        The base salary increase for Mr. Keddy reflects his performance since his appointment in April 2015 as EVP & GM, North America & Western Europe and his position relative to the relevant market benchmarks.

2017 Short-Term Performance-Based Incentive Compensation

Target Incentives

        Our Named Executive Officers participate in the Company's short-term performance-based incentive compensation programs. The Compensation Committee annually reviews the target short-term incentive opportunity for each Executive Officer and approves a new target, when appropriate.

Short-term incentive compensation opportunities are expressed as a percentage of each Executive Officer's annual base salary. For 2017, these percentages for our Named Executive Officers were:

Executive	Short-Term Incentive Opportunity Percentage of Salary
William L. Meaney	150%
Stuart Brown	85%
Fidelma Russo(1)	70%
Ernest Cloutier	85%
Patrick Keddy	85%
Marc A. Duale(2)	N/A
Eileen Sweeney(3)	60%

(1)
As a result of her March 2017 start date, Ms. Russo's 2017 short-term incentive reflects 70% of her prorated base salary.

(2)
As a result of his separation from the Company in March 2017, Mr. Duale was not awarded a target short-term incentive for 2017 and did not receive a short-term incentive payment in 2016.

(3)
As a result of her separation from the Company in October 2017, Ms. Sweeney's 2017 short-term incentive reflects 60% of her pro-rated base salary.

        The percentage of Mr. Meaney's 2017 short-term incentive opportunity increased 15 percentage points to 150% of base salary. This increase reflects an increase in Mr. Meaney's TDC as a result of the Board's evaluation of his performance and an increase in the market benchmark.

        The percentage of Messrs. Cloutier's and Keddy's 2017 short-term incentive opportunity increased five percentage points to 85% of base salary. These increases reflect an increase in Messrs. Cloutier's and Keddy's TDC as a result of each executive's performance and Mr. Keddy's position relative to the external benchmarks.

        The increase in short-term incentive opportunity described above reflects the Compensation Committee's desire to structure the majority of each executive's compensation increase through variable programs.

        The percentage of 2017 salary attributable to short-term incentive opportunity for the other Named Executive Officers is, in each case, unchanged from 2016. The Compensation Committee determined that each target opportunity represented the appropriate amount of short-term compensation at risk for each Named Executive Officer based on his or her role, impact on the Company's results and market comparisons. In 2017, Mr. Meaney's target opportunity was the largest among our Named Executive Officers because he was most accountable for the Company's performance, and the Compensation Committee determined it was important to provide a greater portion of his cash compensation through a variable program. The target short-term incentive compensation opportunity for other Named Executive Officers is a lower percentage of their base salary, reflecting their mix of compensation, expected impact on the performance of the Company and market practice for their roles.

Program Structure

        Achievement of the target short-term incentive opportunity for each Named Executive Officer is based upon (1) the Company's performance against a series of financial goals, (2) the Company's performance against a series of strategic objectives and (3) personal performance against the individual goals and objectives of the respective Named Executive Officer set at the beginning of the year, as illustrated below. All Executive Officers, including our Named Executive Officers, have the same financial goals and the same financial and strategic objectives, which serve to align our Executive Officers toward the same enterprise goals. The individual modifier component, however, allows for recognition of individual performance and contributions. In support of our philosophy of paying for performance, actual short-term incentive awards for our Named Executive Officers may range from 0% to a maximum of 167.5% of incentive opportunity. Where relevant, results are measured in constant currency to better reflect management's influence on results during the applicable year.

  •
  70% of the short-term incentive opportunity is based on the Company's financial performance, measured against two metrics:

  •
  40% of the short-term incentive opportunity is measured against enterprise Adjusted EBITDA, with increased payout opportunity when revenue exceeds the target level. Payouts of this component of the short-term incentive bonus may range from 0% - 150% of target, and the highest payouts are possible only when both enterprise Adjusted EBITDA and revenue exceed the goals approved by the Compensation Committee. We believe this measure appropriately corresponds to our profitable growth objectives; and

  •
  30% of the short-term incentive opportunity is measured against AFFO. Payouts of this component of the short-term incentive bonus may range from 0% - 150% of target. We believe this measure appropriately aligns payouts with our ability to generate excess cash flows to reinvest in the business and provide returns to our stockholders through dividends;

  •
  30% of the short-term incentive opportunity is based on the achievement of specific strategic objectives, which are intended to measure progress toward achievement of the multi-year objectives of the Strategic Plan. Payouts of this component of the short-term incentive bonus may range from 0% - 125% of target, and the strategic objectives that comprise this component include specific measures in the following areas:

  •
  profitable growth in Developed Markets;

  •
  revenue growth in Emerging Markets;

  •
  identifying, incubating and scaling Adjacent Businesses;

  •
  synergies from Recall integration and Transformation Initiative;

  •
  safety and security initiatives; and

  •
  innovation initiatives.

        In addition, each Executive Officer's short-term incentive bonus may be increased or decreased by as much as 25% of the target based on such executive's contribution to the measures above and performance against specific individual goals and objectives, including items such as the development and execution of business, organizational and marketing strategies with the objective to increase Adjusted EBITDA, revenue and AFFO and progress toward our strategic objectives.

Financial Performance—Adjusted EBITDA & Revenue

        Actual payout of our short-term incentive opportunity tied to Adjusted EBITDA and revenue in 2017 was determined based on the matrix below, which is similar to the matrix used in 2016. In developing the matrix, the Compensation Committee sought first to ensure achievement of Adjusted EBITDA goals and then to reward overachievement when both Adjusted EBITDA and revenue exceeded goals. The Compensation Committee selected a maximum payout of 150% of target to be consistent with market practice but structured the matrix such that maximum payout was achieved only when Adjusted EBITDA and revenue exceeded levels that the Compensation Committee considered exceptional performance-based on the objectives of the annual operating plan and recent Company performance.

	Revenue ($MM)
Adjusted EBITDA ($MM)	< $3,742	$3,742 - $3,772	$3,773 - $3,803	$3,804 - $3,835	>= $3,835

$1,184.1			15%

$1,189.2			23%

$1,201.6			42%

$1,214.0			62%

$1,226.4			81%

$1,238.8			100%

$1,251.2		105%	107.5%	110%	110%

$1,263.6		110%	115%	115%	120%

$1,276.0	100%		120%	125%	130%

$1,288.4		115%	125%	135%	140%

$1,300.7			130%	140%	150%

  Note: results are determined based on the scale in the relevant column, based on revenue results, and interpolated for Adjusted EBITDA.

        For 2017, our Named Executive Officers achieved 100.85% payout of the short-term incentive target bonus based on the performance results below:

Actual Result ($MM)
Adjusted EBITDA	$1,240.2
Revenue	$3,788.5

Financial Performance—AFFO

        Actual payout of our short-term incentive opportunity tied to AFFO in 2017 was determined based on the payout scale below. In developing the payout scale, the Compensation Committee sought first to ensure achievement of AFFO targets and then to reward overachievement when AFFO exceeds target levels. The Compensation Committee selected the minimum threshold level required for payout of this component to ensure that AFFO was sufficient relative to the dividend and capital investment requirements in the annual budget. The Compensation Committee selected a maximum payout of 150% of target to be consistent with market practice but structured this component such that maximum payout was achieved only when AFFO exceeded levels that the Compensation Committee considered exceptional performance, based on the objectives of the annual operating plan and recent Company performance.

	Threshold	Target	Maximum	Actual Results	Payout
	($MM) (50% Payout)	($MM)	($MM) (150% Payout)	($MM)
AFFO	$693.8	$730.3	$788.7	$739.4	107.8%

Strategic Objectives

        The table below describes the specific key measures established in 2017 for each of the six strategic objectives on which the short-term incentive target bonus is based. The Compensation Committee weighted each strategic objective equally, and, for the purposes of determining payout, the Compensation Committee selected the key measures described in the table below as most representative of reflecting progress toward achieving the objectives of our Strategic Plan. In establishing the payout opportunity for each of the goals, the Compensation Committee set threshold performance levels for 2017 that demonstrated meaningful progress toward the multi-year goals established by the Strategic Plan. The Compensation Committee provided increasing rewards as performance approached the maximum level to recognize overachievement relative to expected progress during the year.

Strategic Objective	Key Measures
Profitable growth in Developed Markets	• Internal growth of storage rental revenue (excluding the effects of acquisitions) for Developed Markets
Revenue growth in Emerging Markets	• 2017 annualized revenue run rate(1) as a percentage of total revenue run rate
Identifying, incubating and scaling Adjacent Businesses	• 2017 annualized revenue run rate (measured on an organic basis)
Recall integration and Transformation Initiative	• run rate savings(2) achieved through Recall integration and Transformation Initiative
Safety and security	• Global accident and lost time injury reporting
• Multi-year strategic roadmap development
• Total recordable incident rate(3) in select countries
Innovation	• Concept and testing of product ideas
• Successful product launch

(1)
Annualized revenue run rate for a given year is the product of (i) that year's fourth quarter revenue multiplied by (ii) four.

(2)
Run rate savings reflect the annualized savings for actions implemented during 2017.

(3)
Total recordable incident rate represents the number of incidents per 100 full-time equivalent employees.

        Overall, the Company achieved 92.5% of the specific strategic objectives target for 2017 based on the strategic objective results below:

Strategic Objective	Measure	Goals (payout percentage in parentheses)	Results	Payout %(1)
Profitable growth in Developed Markets	Internal growth of storage revenue for Developed Markets	Threshold (75%): 1.2% Target (100%): 1.5% Maximum (125%): 1.8%	3.0%	125%
Revenue growth in Emerging Markets	Annualized revenue run rate as a percentage of total revenue for Emerging Markets	Threshold (50%): 15.1% Target (100%): 15.6% Maximum (125%): 16.1%	15.9%	115%
Identifying, incubating and scaling Adjacent Businesses	Annualized organic revenue run rate from Adjacent Businesses	Threshold/Target (100%): $65,000,000 Maximum (125%): $75,000,000	$63,600,000	0%
Recall integration and Transformation Initiative	Run rate savings	Threshold (50%): $50,000,000 Target (100%): $55,000,000 Maximum (125%): $60,000,000	$54,000,000(2)	90%
Safety and security	Implement global accident and lost time injury reporting system Develop and begin implementation of multi-year safety roadmap Improve Total Recordable Incident Rate in select countries	Target payout (100%) requires: • Transition reporting process to a systems based approach • Develop and begin implementation of multi-year strategic safety roadmap • Total Recordable Incident Rate target in North America and United Kingdom Maximum payout (125%) could be achieved for meeting target and making further improvement in Total Recordable Incident Rate for five additional countries	Maximum achievement was achieved, yet negative discretion was applied due to due to the failure to achieve certain other safety objectives	100%
Innovation	Product testing and launch	Threshold (50%): develop two product concepts, each with the opportunity to generate $10 million in annual revenue in the third year following product launch, or a Qualified Idea, and progress two Qualified Ideas through concept and testing phases	Achieved maximum result	125%
		Target (100%): achieve threshold plus the launch of a product with a defined annual revenue commitment exceeding $5 million in the Company's 2018 annual budget
		Maximum (125%): achieve threshold plus the launch of a product with a defined annual revenue commitment exceeding $10 million in the Company's 2018 annual budget

(1)
The Compensation Committee selected a maximum payout of 125% for each metric reflecting the longer term nature of the objectives and the lesser direct impact on 2017 financial performance.

(2)
Reflects a discretionary adjustment of $4,000,000 approved by the Compensation Committee in February 2018 related to the exclusion of one initiative that had been initially included in the target. The Compensation Committee determined that an adjustment was appropriate in the context of the overall goals of the Company. The net impact of this adjustment was to increase the total bonus payout by 2%.

        Based on our 2017 achievement relative to established financial goals and strategic objectives, the preliminary short-term incentive payout, prior to the application of individual modifiers, equals 100.4% as outlined in the table below.

Measure & Scope	Target Weighting (%)	Payout Achievement(1) (%)
Adj EBITDA & Revenue	40.00%	100.9%
AFFO	30.00%	107.8%
Strategic Objectives	30.00%	92.5%
Preliminary weighted payout		100.4%

(1)
Payout achievement represents the percentage of the target payout earned based on the level of the Company's achievement of performance measures, as disclosed above.

2017 Individual Modifiers

        Individual goals and objectives were aimed at focusing each Named Executive Officer's attention in areas where he or she has the most potential for impacting the Company's performance, and we believe each Named Executive Officer's targets were reasonably attainable if he or she performed to his or her potential.

        Each of our Named Executive Officers exceeded his or her 2017 individual goals and objectives, and the Compensation Committee approved a specific individual modifier for each Named Executive Officer. The table below includes the key factors considered in evaluating the achievement of each Named Executive Officer's individual goals and objectives:

Named Executive Officer	Key Achievements	Individual Modifier
William L. Meaney	• Achieved strong financial results for 2017, delivering internal revenue and volume growth within our core business	+20%

•

Expanded our data center business through the completion of one acquisition and the signing of one acquisition that closed in January 2018, which significantly increases data center presence in the United States

•

Continued development of our innovation capabilities, including the launch of Iron Cloud in 2017 representing a new product offering in a rapidly growing market segment

•

Continued to scale our Adjacent Businesses through the completion of the Bonded acquisition and pilots in consumer-related businesses

Named Executive Officer	Key Achievements	Individual Modifier
Stuart Brown

•

Completed equity offering in connection with financing of acquisition of IO Data Centers, LLC that helped facilitate signing of the acquisition agreement in 2017

•

Completed debt restructuring initiatives that reduced interest expense and extended the maturity period of our long-term debt

•

Achieved transformation savings targets through process efficiency while improving the speed and quality of the internal forecasting and planning processes

•

Successfully attracted additional institutional REIT investors and added additional sell-side analysts

+10%
Fidelma Russo

•

Successfully integrated into her role as Executive Vice President, Chief Technology Officer

•

Evaluated existing IT infrastructure and identified areas where alternative or new technology can enhance internal performance

•

Implemented internal organization structure focused on IT and client-facing applications to leverage technology with our customers

+10%
• Initiated process of evaluating ways to use technology to enhance client experience with internal approval to explore a technology enabled approach in our core business
Ernest Cloutier

•

Assumed the role of EVP & GM, International in April 2017

•

Delivered strong results in Emerging Markets, contributing toward our 2017 revenue and Adjusted EBITDA results

•

Continued execution of M&A strategy by completing 11 acquisitions and building a robust M&A pipeline to continue growth

•

Achieved Recall integration targets for 2017

+15%
Patrick Keddy

•

Led Developed Markets contribution towards 2017 revenue and adjusted EBITDA

•

Delivered strong internal storage revenue growth reflecting execution of revenue management initiatives

•

Achieved Recall integration and Transformation Initiative targets for 2017

•

Implemented new sales and marketing structures to support revenue growth

+20%

Payouts of Short-Term Incentive Compensation

        After applying applicable individual modifiers, our Named Executive Officers earned 115% of target short-term incentive opportunity, on average. The following table sets forth certain information relating to the payouts of short-term cash incentive compensation to our Named Executive Officers during the year ended December 31, 2017.

		2017 Target Opportunity		2017 End-of-Year Performance and Payout
	2017 Eligible Earnings ($)
				Preliminary STI Payout (% of target)	Individual Modifier (%)	Final STI Payout (% of target)	Payout ($)
Named Executive Officer		(%)	($)
William L. Meaney	$1,000,000	150.0%	$1,500,000	100.4%	+20%	120.4%	$1,806,000
Stuart Brown	$550,000	85.0%	$467,500	100.4%	+10%	110.4%	$516,120
Fidelma Russo	$390,658	70.0%	$273,461	100.4%	+10%	110.4%	$301,900
Ernest Cloutier	$475,000	85.0%	$403,750	100.4%	+15%	115.4%	$465,928
Patrick Keddy	$433,891	85.0%	$368,807	100.4%	+20%	120.4%	$444,044

*
Ms. Sweeney received a prorated portion of her short-term incentive compensation as part of the Sweeney Separation Agreement (as defined herein) which is detailed in the "Compensation Discussion and Analysis—Components of Compensation—Severance Policy—Sweeney Separation Agreement" section of this Proxy Statement. Mr. Duale was not eligible for short-term incentive compensation in 2017.

Long-Term Equity Compensation

LTI Program Design

        In February 2014, the Compensation Committee approved a LTI program to reward the achievement of the growth objectives in conjunction with the Strategic Plan. In 2017, the Compensation Committee modified the LTI program with respect to our CEO to establish a long-term equity compensation mix that is aligned with market practice and consistent with our EVPs. The modifications:

  •
  replaced premium priced stock options with standard stock options; and

  •
  transitioned the mix of vehicles over a two-year period to one that is consistent with our EVPs.

        The 2017 long-term incentive program includes a portfolio of vehicles described in the table below.

Long-Term Incentive Component	Description	Purpose
TSR-Based PUs	• the value of the TSR-Based PUs is correlated to total stockholder return relative to the MSCI US REIT Index over a three-year period following the date of grant	• rewards TSR performance relative to a key REIT stock market index • 3-year goals ensure longer-term focus
PUs (Storage Revenue/ROIC)

•

the value of PUs is correlated to certain storage revenue growth objectives, subject to meeting a minimum level of ROIC, as measured on a three-year period following the date of grant, without regard to currency fluctuation

• rewards achievement of internal growth objectives with responsible capital allocation • results measured as of the end of the three-year performance period to ensure longer-term focus
Stock Options	• stock options have an exercise price equal to fair value on the date of grant	• rewards price appreciation
	• stock options vest ratably over three years and have a 10-year term	• provides long-term horizon to minimize possible short-term fluctuations
RSUs	• RSUs vest ratably over three years	• provides retention as well as alignment with stockholders

        Our long-term incentive program provides a mix of long-term incentive components for our executive officers, including our Named Executive Officers, which ensures a majority of the long-term incentive opportunity is performance-based. Our long-term incentive program's mix of incentive components for 2017 was:

	% of Economic Grant Value
Long-Term Incentive Vehicle	CEO	EVP	SVP
TSR-Based PUs	20%	25%	15%
PUs (Revenue/ROIC)	20%	25%	15%
Stock Options	30%	20%	20%
RSUs	30%	30%	50%

        A majority of Mr. Meaney's long-term incentives are performance-based. His mix of vehicles reflects the first year of a transition to align his compensation with our EVPs. The transition is described in the "Compensation Discussion and Analysis—2018 Updates" section of this Proxy Statement.

2017 Long-Term Incentive Awards

        The Compensation Committee considers equity grants for our Executive Officers in the first quarter of each year. The Compensation Committee makes determinations about the amount and the type of equity incentives to award to each Executive Officer based on a number of factors, including:

  •
  CEO recommendations (for incentive awards granted to Executive Officers other than the CEO);

  •
  amount and terms of equity incentives granted in the market benchmark data;

  •
  amount and type of equity incentives previously granted to such Executive Officer;

  •
  value of and the complexity of the duties performed by such Executive Officer now and as anticipated in the future;

  •
  such Executive Officer's performance rating as determined by our internal performance review process; and

  •
  the total and average grant values for members of such Executive Officer's internal peer group.

        For 2017, the Compensation Committee approved a potential economic value for long-term equity grants for each of our Executive Officers. For each of our Named Executive Officers (other than Mr. Meaney and Ms. Russo), the value approved by the Compensation Committee for 2017 was generally comparable with the corresponding value approved in 2016. The increase of the potential economic value for Mr. Meaney is detailed above in "Compensation Discussion and Analysis—2017 Compensation Decisions and Performance—Pay Opportunity." Ms. Russo joined the Company in 2017; therefore, there is no comparable 2016 data.

        Mr. Meaney's long-term equity grants in 2017 had a value of $6,750,000 (an increase of $1,250,000 as compared to 2016), reflecting the Board's assessment of Mr. Meaney's performance, increases in relevant market benchmarks due primarily to the increased size of the Company following the acquisition of Recall, and the objective to deliver the majority of Mr. Meaney's compensation through long-term incentive opportunities. The value of Mr. Meaney's long-term equity grant in 2017 was larger compared to our other Named Executive Officers in order to place a greater portion of his compensation on the long-term success of the Company and strengthen the alignment of his interests with our stockholders.

        In connection with Ms. Russo's appointment as Executive Vice President, Chief Technology Officer in March 2017, the Compensation Committee approved a long-term incentive award in the amount of $700,000, which the Compensation Committee structured consistent with long-term equity grants received by other EVPs. In addition, the Compensation Committee approved an equity award of $900,000 for Ms. Russo as an inducement to join the Company as well as an additional $200,000 which was approved in February 2018. Ms. Russo's 2017 awards were approved in February with a grant date equal to her hire date in March.

        The table below outlines the potential economic value of the long-term equity incentive awards approved in 2017 by the Compensation Committee for each Named Executive Officer, except for Mr. Duale, who did not receive long-term incentive awards following his resignation from as the Company's President, International in 2017:

Name	Target TSR- Based PUs(1)	Target PUs (Revenue/ROIC)	Stock Options	RSUs	Total
William L. Meaney	$1,350,000	$1,350,000	$2,025,000	$2,025,000	$6,750,000
Stuart Brown	$300,000	$300,000	$240,000	$360,000	$1,200,000
Fidelma Russo	$175,000	$175,000	$140,000	$1,110,000	$1,600,000
Ernest Cloutier	$187,500	$187,500	$150,000	$225,000	$750,000
Patrick Keddy	$200,000	$200,000	$160,000	$240,000	$800,000
Eileen Sweeney(2)	$75,000	$75,000	$100,000	$250,000	$500,000

(1)
For the TSR-Based PUs, the fair value reflects a Monte Carlo simulation due to the nature of the award. As a result, the grant date fair values reported in the "Grants of Plan Based Awards" table differ from the values shown in the columns above.

(2)
Ms. Sweeney's long-term equity awards were modified pursuant to the Sweeney Separation Agreement, as further described in the "Compensation Discussion and Analysis—Components of Compensation—Severance Policy—Sweeney Separation Agreement" section in this Proxy Statement.

Performance Units—Total Stockholder Return

        In 2017, the following Named Executive Officers received an award of PUs that can be earned based on the Company's TSR during the three-year period beginning in 2017 and measured relative to the MSCI US REIT Index. The number of TSR-Based PU awards is set forth below:

Named Executive Officer	Target PUs Granted
William L. Meaney	36,486
Stuart Brown	8,108
Fidelma Russo	5,145
Ernest Cloutier	5,067
Patrick Keddy	5,405
Eileen Sweeney(1)	2,027

(1)
Ms. Sweeney forfeited approximately 67% of this award following her separation in October 2017. Approximately 33% of this award vested in accordance with the Sweeney Separation Agreement.

        The number of TSR-Based PUs earned will be determined at the end of the three-year performance period, based on the table below, by comparing the Company's TSR for that period to the TSR of the companies in the MSCI US REIT Index over the same period. The earned TSR-Based PUs vest on the third anniversary of the grant date and will settle in shares of Common Stock. TSR-Based PUs accrue dividend equivalents in cash, or, in the case of stock dividends, additional TSR-Based PUs, and the dividend equivalents are payable when TSR-Based PUs vest and reflect only dividend equivalents attributable to shares earned.

TSR Percentile Rank(1)	% of Target
30th Percentile	50%
50th Percentile	100%
75th Percentile	150	%(2)
90th Percentile	200	%(2)

(1)
Results are interpolated between percentiles

(2)
Regardless of the TSR percentile rank, if the Company's absolute TSR is negative, the payout percentage will not exceed 100%

Performance Units—Storage Revenue & ROIC

        In 2017, the following Named Executive Officers received an award of PUs the payout for which is based on the Company's performance against multi-year enterprise storage revenue growth and ROIC measures. The number of PU awards granted in 2017 is set forth below:

Named Executive Officer	Target PUs Granted
William L. Meaney	36,486
Stuart Brown	8,108
Fidelma Russo	5,145
Ernest Cloutier	5,067
Patrick Keddy	5,405
Eileen Sweeney(1)	2,027

(1)
Ms. Sweeney forfeited approximately 67% of this award following her separation in October 2017. Approximately 33% of this award vested in accordance with the Sweeney Separation Agreement.

        The number of PUs actually earned will be determined at the end of the three-year performance period by measuring the Company's actual 2019 financial performance, the third year of the performance period, against the targets set at the beginning of the performance period, based on the table below. The earned PUs vest on the third anniversary of the grant date and will settle in shares of Common Stock. PUs accrue dividend equivalents in cash, or, in the case of stock dividends, additional PUs, and the dividend equivalents are payable when PUs vest and reflect only dividend equivalents attributable to shares earned.

Actual Performance as a % of Target	Payout as a % of Target(1)
95%	25%
100%	100%
110%	200%

(1)
Results are interpolated between performance levels above.

        Payout in accordance with the table will only be made if 2019 ROIC exceeds the minimum amount set by the Compensation Committee.

Restricted Stock Units

        The following Named Executive Officers received an award of RSUs in 2017. The number of RSUs granted to each Named Executive Officer was determined by dividing the total value of the award approved by the Compensation Committee by the Fair Market Value. RSUs generally vest in three substantially equal, annual installments beginning on the first anniversary date of the grant. The RSUs accrue dividend equivalents in cash, or, in the case of stock dividends, additional RSUs. The dividend equivalents are payable when RSUs vest.

        The table below sets forth the RSUs granted in 2017:

Named Executive Officer	RSUs Granted
William L. Meaney	54,729
Stuart Brown	9,729
Fidelma Russo	32,636
Ernest Cloutier	6,081
Patrick Keddy	6,486
Eileen Sweeney(1)	6,756

(1)
Ms. Sweeney forfeited approximately 67% of this award following her separation in October 2017. Approximately 33% of this award vested in accordance with the Sweeney Separation Agreement.

Stock Options

        The following Named Executive Officers were awarded stock options in 2017. The number of stock options awarded to each Named Executive Officer was determined based on the total value of the award approved by the Compensation Committee divided by the estimated Black Scholes value of such award on the date of grant. The stock options were granted at an exercise price equal to the Fair Market Value. The stock options vest in three substantially equal, annual installments beginning on the first anniversary date of the grant. The table below details the stock options granted in 2017:

Named Executive Officer	Stock Options Granted
William L. Meaney	461,696
Stuart Brown	54,719
Fidelma Russo	36,910
Ernest Cloutier	34,199
Patrick Keddy	36,479
Eileen Sweeney(1)	22,799

(1)
Ms. Sweeney forfeited approximately 67% of this award following her separation in October 2017. Approximately 33% of this award vested in accordance with the Sweeney Separation Agreement.

2017 Vesting of Previously Granted PUs

Vesting of 2015 TSR-Based PUs

        In 2015, certain of our Named Executive Officers, including Mr. Meaney, were granted TSR-Based PU awards that could be earned based on the Company's TSR during the three-year period from 2015 through 2017 measured relative to the S&P 500 (excluding financial services companies) over the same period. The number of PUs that could be earned was based on the schedule below:

TSR Percentile Rank(1)	% of Target
30th Percentile	50%
50th Percentile	100%
75th Percentile	150	%(2)
90th Percentile	200	%(2)

(1)
Results are interpolated between percentiles

(2)
Regardless of the TSR percentile rank, if the Company's absolute TSR is negative, the payout percentage will not exceed 100%

        Following the completion of the performance period, the Compensation Committee determined that award recipients had earned 78.5% of target for the 2015 TSR-Based PUs based on the Company's cumulative TSR of 20% during the period, which represented the 41st percentile of the S&P 500 (excluding financial services companies). The table below details the target shares and the share earned:

Named Executive Officer	Target PUs	Earned PUs
William L. Meaney	19,894	15,616
Stuart Brown	N/A	N/A
Fidelma Russo	N/A	N/A
Ernest Cloutier	4,506	3,537
Patrick Keddy	4,497	3,530
Marc A. Duale	4,828	3,789
Eileen Sweeney	1,738	1,364

Vesting of 2015 Storage Revenue & ROIC PUs

        In 2015, certain of our Named Executive Officers, including Mr. Meaney, received an award of PUs, the payout for which was based on the Company's performance against storage revenue growth and ROIC measured at the conclusion of the three-year performance period ended December 31, 2017. In 2018, the Compensation Committee increased the total revenue target to ensure consistent performance measurement and give effect to acquisitions and dispositions, including Recall.

        Following the completion of the performance period, the Compensation Committee determined that award recipients had earned 51.8% of target for the 2015 Storage Revenue & ROIC PUs based on the Company's performance. The Company exceeded the minimum ROIC under the award, but the actual storage revenue was below the target established by the Compensation Committee due primarily to negative impact of the strengthening U.S. dollar during the performance period, and, as a result, PUs were earned below target level. The targets and actual results are detailed below.

	Threshold (25% of Target)	Target	Maximum (200% of Target)	Actual	Payout
Storage Revenue (in thousands)	$2,333	$2,456	$2,701	$2,377	51.8%

	Threshold	Actual
ROIC	9.0%	10.8%

        The table below details the target shares and the shares earned:

Named Executive Officer	Target PUs	Earned PUs
William L. Meaney	19,894	10,305
Stuart Brown	N/A	N/A
Fidelma Russo	N/A	N/A
Ernest Cloutier	4,506	2,334
Patrick Keddy	4,497	2,328
Marc A. Duale	4,828	2,500
Eileen Sweeney	1,738	900

Vesting and Other Conditions on Equity Grants

        The Compensation Committee approves all equity incentive awards, including awards made to newly hired or promoted employees. Because the schedule for granting equity awards by the Compensation Committee and our Board is generally determined at meetings set many months in advance, the proximity of any grants to earnings announcements or other market events is merely coincidental.

        The Compensation Committee has imposed vesting and other conditions on awards of Common Stock or grants of options or other long-term equity vehicles, such as PUs and RSUs, because it believes that time-based and performance-based vesting encourages recipients to build stockholder value over a long period of time. Stock options and RSUs generally vest ratably over a three-year period following the grant (except if accelerated pursuant to the change in control provisions described below). PUs that are earned based on performance criteria are generally subject to vesting three years from the date of the original grant, except for awards to new hires, which are aligned to the same vesting date as other recipients. However, PU awards made to Named Executive Officers and other employees who subsequently terminate their employment during the performance period and on or after attaining age 55 and completing ten years of employment with the Company will be eligible for pro-rated vesting based on the number of full years completed following the grant date, although the shares underlying the PU award will, nevertheless, be delivered in accordance with the original vesting schedule of the applicable PU award and remain subject to the same performance conditions.

        Notwithstanding the above, all unvested stock options and other equity awards granted under the 2002 Plan or the 2014 Plan vest immediately should an employee terminate his or her own employment for "good reason" or be terminated by the Company, in connection with a "vesting change in control" within 14 days prior or 12 months after such vesting change of control, or the Relevant Period. This provision applies to all outstanding options and unvested RSUs or PUs held by employees of the Company, including Named Executive Officers.

        Additional detail regarding the potential acceleration of equity awards held by Named Executive Officers upon the termination circumstances described above and other circumstances is included in the "Compensation Tables—Termination and Change of Control Arrangements" section of this Proxy Statement.

Executive Stock Ownership Guidelines

        The Company maintains stock ownership guidelines that require certain Executive Officers to obtain and maintain ownership of our Common Stock, exclusive of unexercised stock options, unvested RSUs and unearned or unvested PUs, as follows:

CEO	5X base salary
CFO	3X base salary
EVPs reporting to the CEO	2X base salary

        The Company established this program to help align long-term interest of certain Executive Officers with stockholders. Compliance is measured by multiplying the number of shares owned at the close of business on October 1 of each year by the average closing price per share of Common Stock, based on each trading day's closing price as reported on the NYSE, over the 60 calendar days preceding the date of calculation. The stock ownership guidelines do not limit the transfer of, or require retention of, shares of Common Stock that were outstanding as of the date of adoption of the stock ownership guidelines or that are issued under any equity awards outstanding as of such date. Each Executive Officer subject to the Company's stock ownership guidelines is required to retain an amount equal to 50% of the net shares received as a result of the vesting of RSUs or PUs until such Executive Officer meets the minimum ownership threshold. "Net shares" are those shares that remain after shares are sold or netted to pay withholding taxes and any purchase price. Because executives must retain a percentage of shares resulting from the vesting of RSUs or PUs until they achieve the minimum share ownership threshold, there is no minimum time period required to achieve the stock ownership guidelines.

Employment Agreements

William L. Meaney

        In connection with his appointment as CEO of the Company, the Company entered into an offer letter with Mr. Meaney, or the CEO Offer Letter, which has no specified term, and Mr. Meaney's employment with the Company is on an at will basis. In addition to standard TDC elements (salary and short and long-term incentives), the CEO Offer Letter includes the following provisions:

  •
  the Company agreed to pay Mr. Meaney a portion of his salary in Swiss Francs because Mr. Meaney is a Swiss citizen and, as a result of his responsibilities associated with the significant international focus of the Company, he works a portion of his time in Switzerland;

  •
  the Company agreed to reimburse Mr. Meaney for the cost of his Swiss medical insurance; and

  •
  Mr. Meaney is eligible for the Iron Mountain Companies Severance Plan, as described in the "Compensation Discussion and Analysis—Components of Compensation—Severance Policy" section of this Proxy Statement, with the following adjustments: in the event Mr. Meaney terminates his employment for good reason or is terminated by the Company (other than for cause) in connection with a change in control, he will be eligible for two years' salary and target bonus (rather than one year) and 18 months of group health benefit continuation (rather than 12 months).

        In December 2013, in order to implement the Swiss Franc salary payments agreed to in the CEO Offer Letter, and due to the customary nature of such agreements in Switzerland, a Swiss subsidiary of the Company entered into an employment agreement with Mr. Meaney, or the Swiss Employment Agreement. As required by Swiss law, the Company, through such Swiss subsidiary, funds certain benefits on Mr. Meaney's behalf in connection with his Swiss employment, including an occupational benefit plan and occupational accident insurance. The Company's contribution levels reflect amounts required by Swiss law and are quantified in the Summary Compensation Table. The Swiss Employment Agreement has no fixed term and is terminable by either party following a one month notice period (except for certain acts identified by Swiss law).

        We do not have any agreements with Mr. Meaney or any other executive that provide for excise tax gross-up payments in connection with a change in control.

Marc Duale

        Effective March 31, 2017, Mr. Duale resigned from his role as the Company's President, International, and Mr. Duale and the Company terminated the Duale Employment Agreement (as defined below) and entered into a separation agreement and a separate advisory agreement, the terms of which are more fully described under "Compensation Discussion and Analysis—Components of Compensation—Severance Policy—Separation Agreement with Marc Duale" below.

        Mr. Duale, former President, Iron Mountain International, had an employment contract with the Company from his initial hiring in May 2006, as is customary for executives in Europe. The Duale Employment Agreement was amended and restated in September 2011 and was further amended in March 2012 and February 2015, and again further amended and restated in February 2016, or, as amended and restated, the Duale Employment Agreement. The Duale Employment Agreement provided him with the same benefits available to our Named Executive Officers who are participants in the Severance Program except to the extent benefits under his employment contract or applicable Luxembourg law are more favorable. In addition to base salary and short-term incentive compensation, Mr. Duale also received a car allowance, a corresponding allowance for fuel costs, monthly cash payments for life insurance, reimbursement for tax advisory services and payments for social security contributions in Belgium. The Duale Employment Agreement provided for certain payments upon termination of his employment.

Ernest Cloutier

        In connection with Mr. Cloutier's appointment as EVP & GM, International, effective April 1, 2017, Mr. Cloutier relocated to Switzerland in July 2017. In connection with his appointment and relocation, on March 27, 2017, the Company and Mr. Cloutier executed a letter agreement, or the Cloutier Letter, confirming the terms of Mr. Cloutier's international assignment. The Cloutier Letter is not a contract of employment but is intended to summarize the terms and benefits of Mr. Cloutier's international assignment. Under the terms of Mr. Cloutier's appointment, as described in the Cloutier Letter, Mr. Cloutier's international assignment is expected to last approximately three years, and the Company provides the following benefits during his international assignment:

  •
  relocation support to allow efficient transfer of working location to Switzerland including work permit/visa expenses, moving expenses, home search assistance, cultural/language training and property management of Mr. Cloutier's home in the United States;

  •
  allowances while on assignment in Switzerland, including housing related costs, cost of living differential, education and child care assistance, car allowance and home leave; and

  •
  tax equalization benefits that provide tax-related payments designed to prevent Mr. Cloutier from paying more individual income tax as a result of his foreign assignment than he would have paid if no such assignment occurred.

Patrick Keddy

        In connection with Mr. Keddy's appointment as EVP & GM, North America & Western Europe, in April 2015 the Company entered into an amended and restated employment contract with Mr. Keddy, or the Keddy Employment Contract, as is customary for executives in England, where Mr. Keddy is based. In addition to base salary and short-term incentive compensation, Mr. Keddy receives a car allowance, a corresponding allowance for fuel costs, a UK pension contribution, or cash payment in lieu thereof, and a UK life insurance benefit. Mr. Keddy is eligible to receive severance benefits under the Severance Program. Mr. Keddy is also eligible for benefits to accommodate his dual working location between the United Kingdom and the United States. The Keddy Employment Contract has no fixed term and is terminable by either party with appropriate notice. The Keddy Employment Contract superseded and replaced Mr. Keddy's prior employment contract with the Company, which terminated automatically upon the effectiveness of the Keddy Employment Contract.

Severance Policy

        The Iron Mountain Companies Severance Plan, or the Severance Program, is applicable to certain of our senior executives, including Mr. Brown, Ms. Russo, Mr. Cloutier and Mr. Keddy. The Severance Program was adopted in 2012 and modified in 2014 to align with market practice and to aid in the retention of our most critical employees. The Severance Program generally provides, in the case of termination of an executive's employment by the Company without cause or by the executive for good reason, for the payment of one year's salary, bonus, one year's accelerated vesting of RSUs, stock options and pro rated vesting of PUs as well as group health benefit continuation and nine months outplacement.

        As provided for in the CEO Offer Letter, Mr. Meaney is a participant in the Iron Mountain Companies Severance Plan and Severance Program No. 2, or the CEO Severance Program. The CEO Severance Program generally provides, in the case of termination of Mr. Meaney's employment by the Company without cause or by the executive for good reason, for the payment of one year's base salary and target bonus, one year of group health benefit continuation, nine months outplacement and a pro rated bonus in the year of termination. Mr. Meaney does not receive equity acceleration benefits under the Severance Program. If Mr. Meaney's termination is in connection with a change in control, he will be eligible for two years' base salary and target bonus (rather than one year) and 18 months of group health benefit continuation (rather than 12 months), and the other benefits he would otherwise be entitled to remain unchanged. The CEO Severance Program also modifies the determination of a Vesting Change in Control (as defined in the CEO Severance Program) where termination following a Change in Control (as defined in the CEO Severance Program) is directed by a third party, within 90 days prior to the Change in Control (rather than 14 days) or within two years following the Change in Control (rather than 12 months).

        More specific detail is provided in the "Compensation Tables—Termination and Change of Control Arrangements" section of this Proxy Statement.

Separation and Advisory Agreements with Marc Duale

Duale Separation Agreement

        Effective March 31, 2017, the Company and Mr. Duale entered into an agreement outlining the terms and conditions of Mr. Duale's separation from the Company, or the Duale Separation Agreement. The Duale Separation Agreement provides substantially the same severance benefits as are contained in Mr. Duale's amended and restated employment agreement. Specifically, Mr. Duale receives certain benefits in accordance with the Duale Separation Agreement, including:(7)

  •
  lump sum payment in the amount of €1,079,000 (approximately $1,218,731) which is substantially equivalent to the sum of (i) one year of Mr. Duale's annual base salary, plus (ii) a target bonus reflecting Mr. Duale's 2016 target bonus multiplied by the average bonus payout, as a percentage of target bonus, for 2014, 2015 and 2016, plus (iii) cash in lieu of 12 months of medical continuation;

  •
  vesting of 6,289 PUs, representing 100% of the PU awards granted during 2015 after adjusting for final determination of performance achievement. The total vested PUs consists of 3,789 TSR-Based PUs (78.5% of 4,828 target PUs granted) and 2,500 Storage Revenue & ROIC PUs (51.8% of the 4,828 target PUs granted). The earned PUs were valued on the vesting date, February 20, 2018, at $240,707, including accrued dividends;

  •
  accelerated vesting of 10,468 RSUs, plus accrued dividends, representing RSUs that were scheduled to vest within 12 months of Mr. Duale's separation. The RSUs were valued on the vesting date, March 30, 2017, at $400,906, including accrued dividends; and

  •
  accelerated vesting of 8,935 stock options representing options that were scheduled to vest within 12 months of Mr. Duale's separation. As of the March 30, 2017 vesting date, the stock options had no intrinsic value.

        The total value of Mr. Duale's severance benefits is included in the "All Other Compensation" column of the "Compensation Tables—Summary Compensation Table—Summary Compensation Table for 2015, 2016 and 2017" section of this Proxy Statement.

Duale Advisory Agreement

        The Company and Mr. Duale entered into an advisory agreement effective as of May 1, 2017, pursuant to which Mr. Duale provides services to our CEO as a strategic advisor. The specific projects are mutually agreed upon between Mr. Duale and the Company and leverage Mr. Duale's international

(7)
Amounts delivered in local currency have been converted to U.S. Dollars at a conversion rate of €1.00 to $1.1295, the average exchange rate for fiscal 2017.

expertise in evaluating innovation initiatives, data centers and Adjacent Businesses outside of North America. Under the terms of the advisory agreement, Mr. Duale receives a quarterly advisory fee of £107,000 when he is providing advisory services to the Company. The term of the advisory agreement is for up to 12 months and may be terminated by either party with no further compensation than for services performed. As of the date of this Proxy Statement, Mr. Duale continues to provide advisory services to the Company, and the Company extended the terms of the advisory agreement through May 1, 2019.

        The consulting fees paid to Mr. Duale in 2017, excluding VAT, are included in the "All Other Compensation" column of the "Compensation Tables—Summary Compensation Table—Summary Compensation Table for 2015, 2016 and 2017" section of this Proxy Statement.

Sweeney Separation Agreement

        Effective October 5, 2017, the Company and Ms. Sweeney entered into an agreement outlining the terms and conditions of Ms. Sweeney's separation from the Company, or the Sweeney Separation Agreement. Pursuant to the Sweeney Separation Agreement, Ms. Sweeney receives certain severance benefits, including:

  •
  39 weeks of salary continuation paid bi-weekly, totaling $322,500;

  •
  pro-rated short-term incentive payment in the amount of $197,290 reflecting pro-rated salary for 2017 and actual performance as described in the "Compensation Discussion and Analysis—Components of Compensation—Short-Term Performance-Based Incentive Compensation" section of this proxy statement;

  •
  pro-rated vesting of target PUs awarded in 2015, 2016 and 2017 as follows (the actual number of PUs earned will be determined at the conclusion of the applicable performance period based on the Company's actual performance relative to the performance goals, with shares distributed in accordance with the original vesting date):

  •
  vesting of 2,264 PUs, representing 100% of the PU awards granted during 2015 after adjusting for final performance achievement. The total vested PUs consists of 1,364 TSR-Based PUs (78.5% of 1,738 target PUs granted) and 900 Storage Revenue & ROIC PUs (51.8% of the 1,738 target PUs granted). The earned PUs were valued on the vesting date, February 20, 2018, at $86,653, including accrued dividends;

  •
  vesting of a total of 3,412 target PUs representing 67% of the PU awards granted during 2016 and consisting of 1,706 TSR-based PUs and 1,706 Storage Revenue & ROIC PUs. The target PUs were valued on November 7, 2017, the vesting date, at $151,000, including accrued dividends; and

  •
  vesting of a total of 1,350 target PUs representing 33% of the PU awards granted during 2017 and consisting of 675 TSR-based PUs and 675 Storage Revenue & ROIC PUs. The target PUs were valued on November 7, 2017, the vesting date, at $57,037, including accrued dividends;

  •
  accelerated vesting of 14,414 RSUs, plus accrued dividends, representing shares that were scheduled to vest within nine months of Ms. Sweeney's separation. The RSUs were valued on November 7, 2017, the vesting date, at $657,167, including accrued dividends;

  •
  accelerated vesting of 28,399 stock options representing options that were scheduled to vest within nine months of Ms. Sweeney's separation. The stock options were valued on the vesting date, November 7, 2017, at $183,490;

  •
  the employer share of the cost of medical and dental coverage under COBRA coverage until the earlier of (i) July 5, 2018 (39 weeks following separation) and (ii) the date on which COBRA coverage ends, estimated to be $11,886; and

  •
  outplacement assistance in the amount of $1,050.

        The total value of Ms. Sweeney's severance benefits is included in the "All Other Compensation" column of the "Compensation Tables—Summary Compensation Table—Summary Compensation Table for 2015, 2016 and 2017" section of this Proxy Statement. In addition to her severance benefits, Ms. Sweeney also received a payout of her accrued vacation which is included in the "All Other Compensation" column of the "Compensation Tables—Summary Compensation Table—Summary Compensation Table for 2015, 2016 and 2017" section of this Proxy Statement.

Executive Compensation Clawback

        In order to ensure that the Company has the ability to recoup incentive compensation obtained through actions on the part of management that may prove detrimental to the Company, incentive compensation may be recovered at the discretion of the Board if an executive officer has engaged in fraudulent or other intentional misconduct and the misconduct resulted in a material inaccuracy in the Company's financial statements or performance metrics that affect such executive officer's compensation.

Insider Trading Policy and Prohibition on Hedging and Pledging

        Our Insider Trading Policy prohibits directors and senior executives from engaging in short-term or speculative transactions involving the Company's securities, such as short sales, buying or selling puts or calls and hedging transactions. The Insider Trading Policy also prohibits directors and executive officers from placing the Company's securities in margin accounts or otherwise pledging shares of Common Stock. No executive officer or director holds Company securities that are held in a margin account or otherwise pledged.

Tax Considerations

        Section 162(m) of the Internal Revenue Code of 1986, or the Code, previously generally disallowed a federal income tax deduction to public companies for compensation in excess of $1,000,000 paid in any year to the principal executive officer (in our case, the CEO) and certain other executive officers, to the extent that this compensation was not "performance-based" within the meaning of Section 162(m) of the Code. Our 2002 Plan, 2014 Plan and our other equity compensation plans (other than our 2013 ESPP) are generally designed such that compensation arising on the exercise of options and stock appreciation rights satisfy this performance-based exemption. The 2002 Plan and the 2014 Plan also provide for the issuance of additional performance-based equity and cash awards, which are also intended to qualify for the performance-based exemption. Each of our plans, however, also authorizes the Compensation Committee to grant compensation that is partially or wholly nondeductible.

        The Compensation Committee's general policy has been to utilize the performance-based exception under Section 162(m) of the Code to structure our compensation arrangements to maximize deductions for federal income tax purposes. For example, our 2017 short-term performance-based incentive awards were issued under the 2014 Plan and required achievement of at least 90% of the Adjusted EBITDA target, which was set by the Compensation Committee and ratified by the Board, to fund bonus payouts. This goal was established primarily to maximize tax deductibility of the short-term performance-based incentive.

        The so-called Tax Cuts and Jobs Act of 2017 modified the group of individuals to whom payment of compensation in excess of $1,000,000 is not deductible to include the principal executive officer, the principal financial officer and the three other most highly compensated executive officers, and provided that each person covered by Section 162(m) of the Code for a particular year after 2016 will remain subject to this limit in subsequent years, even if not included in that group for the year. It also eliminated the performance based exemption from Section 162(m) of the Code. As a result, it is expected that certain of our compensation arrangements will be non-deductible when the total compensation exceeds $1,000,000 except certain historical awards which meet the transition rules under the Tax Cuts and Jobs Act.

Compensation Committee Report on Compensation Discussion and Analysis

        We, the members of the Compensation Committee of the Board of the Company, have reviewed and discussed the Compensation Discussion and Analysis with the Company's management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2017.

COMPENSATION COMMITTEE PAMELA M. ARWAY, CHAIR PAUL DENINGER PER KRISTIAN HALVORSEN WENDY J. MURDOCK

MEDIAN EMPLOYEE TO CEO PAY RATIO

        As required by Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the median annual total compensation of our employees and the annual total compensation of Mr. Meaney, our President and CEO. For the year ended December 31, 2017:

  •
  the median of the annual total compensation of all of our employees other than our CEO as of October 1, 2017 was reasonably estimated to be $34,717;

  •
  the annual total compensation of our CEO was $9,982,984; and

  •
  based on this information, the ratio of the annual total compensation of our CEO to the median annual total compensation of all of our other employees is estimated to be 288 to 1.

        The SEC's rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

        To identify our median employee, we began by considering each individual employed by us worldwide on the determination date, except that we excluded approximately 1,199 employees located outside the United States as permitted by the de minimis exception within the SEC rules. Based on the de minimis exception, we excluded all individuals located in five (5) countries, which constituted approximately 4.80% of the 24,975 total individuals that we employed globally as of October 1, 2017. The excluded countries and the number of our employees in each excluded country are as follows: China (166), India (910), Indonesia (62), Serbia (60) and South Korea (1).

        For purposes of identifying the median employee from our employee population (other than those we excluded by reason of the de minimis exception), we considered base salary and base wages, as compiled from our payroll and employment records. We selected base salary and base wages to identify the median employee because these components represent the principal form of compensation delivered to all of our employees other than our CEO and this information is readily available across our workforce. Compensation paid in foreign currencies was converted to U.S. dollars based on exchange rates in effect on September 30, 2017.

        Once we identified our median employee, we aggregated all of the elements of that employee's compensation for 2017 in the same way that we calculate the annual total compensation of our Named Executive Officers in the Summary Compensation Table, except that the CEO's and median employee's annual total compensation includes company-paid healthcare benefit amounts of $13,949 and $4,091, respectively. This amount for the CEO is not included in the Summary Compensation Table because SEC allows companies to exclude items related to Company-paid healthcare benefits which are available generally to all salaried employees of the Company. To calculate our ratio, we divided CEO's annual total compensation by the median employee's annual total compensation. We believe this ratio is a reasonable estimate calculated in a manner consistent with SEC rules.

 COMPENSATION TABLES

Summary Compensation Table

        The following table provides certain information concerning compensation earned by our Named Executive Officers during the years ended December 31, 2015, 2016 and 2017. As required by SEC rules, the table includes:

  •
  each person who served as our CEO or chief financial officer at any time during 2017;

  •
  the three other most highly compensated persons serving as executive officers at year end; and

  •
  two additional individuals who would have been three of our other most highly compensated persons serving as executive officers at year end but for the fact that such individuals were not serving as executive officers at year end.

Summary Compensation Table For 2015, 2016 And 2017

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(4)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)	Total ($)
William L. Meaney(8)	2017	$1,000,000	$—	$5,089,432	$2,024,791	$1,806,000	$48,816	$9,969,039
President and Chief	2016	$1,003,846	$—	$4,114,035	$1,714,222	$1,568,633	$49,308	$8,450,044
Executive Officer	2015	$1,003,846	$—	$3,674,368	$1,572,134	$1,719,225	$46,162	$8,015,735
Stuart Brown	2017	$550,000		$1,040,964	$239,973	$516,120	$21,504	$2,368,561
Chief Financial Officer	2016	$243,269	$200,000	$1,483,392	$121,815	$204,372	$334,593	$2,587,441
Fidelma Russo(9)	2017	$391,731	$—	$1,526,696	$140,015	$301,900	$5,577	$2,365,919
EVP & Chief Technology Officer
Ernest Cloutier	2017	$475,000	$—	$650,574	$149,981	$465,928	$644,167	$2,385,650
Executive Vice	2016	$471,442	$—	$615,949	$144,403	$455,309	$152,555	$1,839,658
President & GM, International	2015	$443,400	$—	$575,655	$142,130	$393,728	$11,282	$1,566,195
Patrick Keddy(10)	2017	$431,614	$—	$693,948	$159,980	$444,043	$88,265	$1,817,850
EVP & GM, North	2016	$426,162	$—	$659,962	$154,719	$380,172	$104,415	$1,725,430
America &Western Europe	2015	$447,313	$—	$602,602	$152,531	$340,334	$85,941	$1,628,721
Marc A. Duale(10)(11)	2017	$146,222	$—	$—	$—	$—	$2,267,194	$2,413,416
Former President, Iron	2016	$572,875	$—	$749,985	$—	$555,437	$127,250	$2,005,547
Mountain International	2015	$574,377	$—	$616,773	$152,287	$585,175	$126,582	$2,055,194
Eileen Sweeney(10)(12)	2017	$329,115	$—	$420,220	$99,986	$—	$1,712,597	$2,561,918
Former SVP & GM,
Data Management

(1)
Total reported reflects salary earned during the fiscal year, adjusted for changes in salary rates, where applicable. Salary for U.S.-based executives is paid bi-weekly with an hourly rate based on 2,080 hours per year, or 260 working days. Because fiscal 2015 and 2016 each included 261 working days, the salary for Messrs. Meaney and Cloutier exceeds the annual base salary for each of 2015 and 2016; the increase over the annualized salary represents the additional day of salary.

(2)
This amount represents a signing bonus provided to Mr. Brown upon the commencement of his employment with the Company in 2016. The bonus was paid in two equal annual installments.

(3)
The amounts reported in the "Stock Awards" column present the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. These amounts were not paid to or realized by the officer in the year indicated. The grant date fair values of PUs in the Summary Compensation Table are calculated assuming target level attainment of each applicable performance goal, except for the TSR-Based PU awards. The TSR-Based PU awards include a market based performance condition and the fair value reflects the expected value of the award determined under a Monte Carlo simulation. The table below illustrates the expected value of PUs and the value if each recipient were to achieve the applicable maximum payout for all PUs. All values are determined as of the grant date.

2017 Awards

	Components of Stock Awards		Additional Information
Name	RSU Value ($)	PU Value – Expected ($)	PU Value – Maximum ($)
William L. Meaney	2,024,973	3,064,459	5,399,928
Stuart Brown	359,973	680,991	1,199,984
Fidelma Russo	1,109,950	416,745	699,926
Ernest Cloutier	224,997	425,577	749,916
Patrick Keddy	239,982	453,966	799,940
Eileen Sweeney	249,972	170,248	299,996

2016 Awards

	Components of Stock Awards		Additional Information
Name	RSU Value ($)	PU Value – Expected ($)	PU Value – Maximum ($)
William L. Meaney	2,199,992	1,914,043	3,299,900
Stuart Brown	1,079,960	403,432	599,877
Ernest Cloutier	209,983	405,966	699,904
Patrick Keddy	224,998	434,964	749,897
Marc A. Duale	749,985	—	—

2015 Awards

	Components of Stock Awards		Additional Information
Name	RSU Value ($)	PU Value – Expected ($)	PU Value – Maximum ($)
William L. Meaney	2,059,970	1,614,398	3,089,936
Ernest Cloutier	209,993	365,662	699,872
Patrick Keddy	264,975	337,627	669,866
Marc A. Duale	224,981	391,792	749,885
(4)
For a list of 2017 stock and option awards, see the "Grants of Plan Based Awards" table below.

(5)
The amounts reported in the "Option Awards" column reflect the aggregate grant date fair value of stock options granted in the year indicated computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 2 to the Company's Consolidated Financial Statements included in the Company's Annual Reports on Form 10-K for the fiscal year ended December 31, 2015, 2016 and 2017. These amounts were not paid out or realized in the year indicated.

(6)
The amounts reported in the "Non-Equity Incentive Plan Compensation" column reflect amounts paid to our Named Executive Officers under our non-equity incentive compensation plans based on the achievement of selected performance targets earned in the specified year and paid in the following year. Non-equity incentive compensation awards are calculated based on the applicable Named Executive Officer's base salary earnings before any deductions or deferrals, such as 401(k) contributions or deferred compensation plan contributions. Details regarding the calculation of these payments are included in the "Compensation Discussion and Analysis" section of this Proxy Statement.

(7)
The amounts reported in the "All Other Compensation" column include 401(k) Plan Company match, income on premiums paid with respect to group term life insurance, parking fees paid and certain expenses associated with hosting the Company's annual business recognition event and related tax gross-ups.

        With respect to Mr. Meaney, the amounts reported in the "All Other Compensation" column include payment for medical insurance in Switzerland. Members of Mr. Meaney's family occasionally accompanied him on business related travel on private aircraft. Private flights have nominal incremental cost to the Company, and this cost is included in "All Other Compensation" column. The "Swiss Benefits" have been converted to U.S. dollars using the average exchange rate for each year (1 Swiss Franc to $1.0159 for fiscal year 2017, 1 Swiss Franc to $1.015 for fiscal year 2016 and 1 Swiss Franc to $1.0405 for fiscal year 2015).

          With respect to Mr. Brown, the amounts reported in the "All Other Compensation" column include payments related to his relocation from the Denver, Colorado area to the Boston, Massachusetts area, and associated tax gross-up payments in connection with the commencement of his employment with the Company.

          With respect to Mr. Cloutier, the amounts reported in the "All Other Compensation" column include costs related to his relocation from the Boston, Massachusetts area to Zurich, Switzerland, his assignment related benefits while in Switzerland, and associated estimated tax equalization payments for 2017 tax liabilities, all in connection with his appointment as Executive Vice President & GM, International in 2017 and in accordance with the Cloutier Letter. As part of Mr. Cloutier's tax equalization benefits, the Company makes payments to various tax authorities such that Mr. Cloutier's tax liability is substantially the same as it would have been had he remained in the United States and not received any assignment-related benefits. The value of the tax equalization payments has been estimated because the total 2017 tax liabilities have not yet been finally determined.

          With respect to Mr. Keddy, the amounts reported in the "All Other Compensation" column include amounts related to his international role, spousal travel associated with Mr. Keddy's U.S.-based responsibilities and related tax gross-ups, and tax gross-ups related to hotel lodging expense deemed taxable in the United Kingdom, all in accordance with the Keddy Employment Contract. The hotel lodging expense is not reported in the "All Other Compensation" because it is directly and integrally related to performing job duties, notwithstanding its taxability within the United Kingdom.

          With respect to Mr. Duale, the amounts reported in the "All Other Compensation" column include amounts related to his international role, separation payments and consulting fees associated with the Duale Advisory Agreement.

          With respect to Ms. Sweeney, the amounts reported in the "All Other Compensation" column include severance payments and the payment of accrued vacation following her separation from the Company.

          The charts below set forth a more detailed breakdown of "All Other Compensation" for 2017.

	William L. Meaney	Stuart Brown	Fidelma Russo	Ernest Cloutier	Eileen Sweeney
401(k) Match	$5,400	$5,400	$5,410	$1,827	$5,400
Group Term Life Insurance	$222	$222	$167	$222	$185
Company Recognition Event Expenses	$—	$—	$—	$433	$—
Tax Gross-Up for Company Recognition Event Expenses	$—	$—	$—	$25	$—
Relocation Costs	$—	$5,454	$—	$—	$—
Tax Gross-up for Relocation	$—	$5,038	$—	$—	$—
Relocation & Assignment Costs	$—	$—	$—	$361,531	$—
Tax Equalization for Relocation & Assignment	$—	$—	$—	$265,328	$—
Family Travel	$8	$—	$—	$—	$—
Parking	$7,800	$5,390	$—	$3,430	$—
Swiss Benefits	$10,023	$—	$—	$—	$—
Swiss Medical Insurance	$25,363	$—	$—	$—	$—
International Medical Insurance	$—	$—	$—	$11,371	$—
Accrued Vacation	$—	$—	$—	$—	$38,939
Severance	$—	$—	$—	$—	$1,668,073
Total	$48,816	$21,504	$5,577	$644,167	$1,712,597

	Marc A. Duale	Patrick Keddy
Car Allowance	$6,850	$12,369
Fuel Allowance	$706	$2,577
Medical Insurance	$14,289	$2,168
Tax Planning Services	$2,381	$5,618
Belgium Social Security Contributions	$9,353	$—
Life Insurance	$—	$2,081
Life Assurance Cash Payment	$5,648	$—
Employer Pension Scheme Contribution or cash in lieu	$—	$28,411
Tax Gross-up for Taxable Lodging Expenses	$—	$18,429
Company Recognition Event Expenses (including Spousal Travel)	$—	$2,101
Tax Gross-Up for Company Recognition Event Expenses	$—	$1,864
Spousal Travel associated with International Role	$—	$6,703
Tax Gross-Up for Spousal Travel associated with International Role	$—	$5,944
Severance	$1,860,344	$—
Consulting Fees	$367,623	$—
Total ($)	$2,267,194	$88,265

(8)
Mr. Meaney's 2017, 2016 and 2015 salary includes 100,000 Swiss Francs paid in accordance with the Swiss Employment Agreement, converted to U.S. dollars using the average exchange rate for each year (1 Swiss Franc to $1.0159 for fiscal year 2017, 1 Swiss Franc to $1.015 for fiscal year 2016 and 1 Swiss Franc to $1.0405 for fiscal year 2015).

(9)
Ms. Russo was appointed as EVP, Chief Technology Officer of the Company in March 2017.

(10)
2017 compensation for Mr. Keddy and Mr. Duale, except for certain tax planning services denominated in U.S. dollars, was converted to U.S. dollars using a conversion rate of £1.00 to $1.2884 for Mr. Keddy and €1.00 to $1.1295 for Mr. Duale, which represent the average exchange rates for fiscal year 2017. The corresponding conversion rate for 2016 compensation, determined on the same basis, was £1.00 to $1.3501 for Mr. Keddy and €1.00 to $1.1063 for Mr. Duale. The corresponding conversion rate for 2015 compensation, determined on the same basis, was £1.00 to $1.5287 for Mr. Keddy and €1.00 to $1.1092 for Mr. Duale.

(11)
Mr. Duale served as President, International through March 31, 2017. Mr. Duale continues to provide advisory services to the Company as disclosed in the "Compensation Discussion and Analysis—Components of Compensation—Severance Policy—Separation and Advisory Agreements with Marc Duale" section of this Proxy Statement.

(12)
Ms. Sweeney served as SVP & GM, Data Management through October 5, 2017. In accordance with the Sweeney Separation Agreement, 7,592 stock options, 2,249 RSUs and 1,350 PUs previously granted to Mr. Sweeney in 2017 vested on November 7, 2017 (although the PU awards remain subject to performance adjustment and settlement). As a result, Ms. Sweeney's 2017 compensation includes the grant value of these awards and also includes the value of these awards at the vesting date.

Grants Of Plan Based Awards For 2017

        The following table sets forth certain information concerning the grants of plan based awards to our Named Executive Officers during the year ended December 31, 2017. For a description of these awards, see the "Compensation Discussion and Analysis" section of this Proxy Statement.

									All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)					Exercise or Base Price of Option Awards ($/ Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)
Named Executive Officer	Grant Date	Award Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William L. Meaney	n/a	n/a	$—	$1,500,000	$2,512,500	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	2/16/2017	2/16/2017	n/a	n/a	n/a	n/a	36,486	72,972	n/a	n/a	n/a	$1,349,982
	2/16/2017	2/16/2017	n/a	n/a	n/a	n/a	36,486	72,972	n/a	n/a	n/a	$1,714,477
	2/16/2017	2/16/2017	n/a	n/a	n/a	n/a	n/a	n/a	54,729	n/a	n/a	$2,024,973
	2/16/2017	2/16/2017	n/a	n/a	n/a	n/a	n/a	n/a	n/a	461,696	$37.00	$2,024,791
Stuart Brown	n/a	n/a	$—	$467,500	$783,063	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	2/16/2017	2/15/2017	n/a	n/a	n/a	n/a	8,108	16,216	n/a	n/a	n/a	$299,996
	2/16/2017	2/15/2017	n/a	n/a	n/a	n/a	8,108	16,216	n/a	n/a	n/a	$380,995
	2/16/2017	2/15/2017	n/a	n/a	n/a	n/a	n/a	n/a	9,729	n/a	n/a	$359,973
	2/16/2017	2/15/2017	n/a	n/a	n/a	n/a	n/a	n/a	n/a	54,719	$37.00	$239,973
Fidelma Russo	n/a	n/a	$—	$273,461	$458,047	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	3/13/2017	2/15/2017	n/a	n/a	n/a	n/a	5,145	10,290	n/a	n/a	n/a	$174,981
	3/13/2017	2/15/2017	n/a	n/a	n/a	n/a	5,145	10,290	n/a	n/a	n/a	$241,764
	3/13/2017	2/15/2017	n/a	n/a	n/a	n/a	n/a	n/a	32,636	n/a	n/a	$1,109,950
	3/13/2017	2/15/2017	n/a	n/a	n/a	n/a	n/a	n/a	n/a	36,910	$34.01	$140,015
Ernest Cloutier	n/a	n/a	$—	$403,750	$676,281	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	2/16/2017	2/15/2017	n/a	n/a	n/a	n/a	5,067	10,134	n/a	n/a	n/a	$187,479
	2/16/2017	2/15/2017	n/a	n/a	n/a	n/a	5,067	10,134	n/a	n/a	n/a	$238,098
	2/16/2017	2/15/2017	n/a	n/a	n/a	n/a	n/a	n/a	6,081	n/a	n/a	$224,997
	2/16/2017	2/15/2017	n/a	n/a	n/a	n/a	n/a	n/a	n/a	34,199	$37.00	$149,981
Patrick Keddy	n/a	n/a	$—	$368,807	$617,752	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	2/16/2017	2/15/2017	n/a	n/a	n/a	n/a	5,405	10,810	n/a	n/a	n/a	$199,985
	2/16/2017	2/15/2017	n/a	n/a	n/a	n/a	5,405	10,810	n/a	n/a	n/a	$253,981
	2/16/2017	2/15/2017	n/a	n/a	n/a	n/a	n/a	n/a	6,486	n/a	n/a	$239,982
	2/16/2017	2/15/2017	n/a	n/a	n/a	n/a	n/a	n/a	n/a	36,479	$37.00	$159,980
Eileen Sweeney	n/a	n/a	n/a	$258,000	$432,150	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	2/16/2017	2/15/2017	n/a	n/a	n/a	n/a	2,027	4,054	n/a	n/a	n/a	$74,999
	2/16/2017	2/15/2017	n/a	n/a	n/a	n/a	2,027	4,054	n/a	n/a	n/a	$95,249
	2/16/2017	2/15/2017	n/a	n/a	n/a	n/a	n/a	n/a	6,756	n/a	n/a	$249,972
	2/16/2017	2/15/2017	n/a	n/a	n/a	n/a	n/a	n/a	n/a	22,799	$37.00	$99,986

(1)
For grants made in February 2017 to executives other than Mr. Meaney and Ms. Russo, the Compensation Committee approved the RSU and stock option awards on February 15, 2017, with a grant date of February 16, 2017, to align with Mr. Meaney's awards granted on that date. For Ms. Russo, the Compensation Committee approved her awards on February 15, 2017 with a grant date of March 13, 2017, the date her employment with the Company commenced.

(2)
The amounts reported in the "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" column, sub-column "Threshold" and sub-column "Maximum," reflect the minimum and maximum payment level of short-term incentive compensation for each of our Named Executive Officers, which is zero and 167.5% of target, respectively. The specific components of our non-equity incentive plans are described in the "Short-Term Performance-Based Incentive Compensation" section of this Proxy Statement. The "Target" and "Maximum" amounts are based on base salary earnings in 2017. Non-equity incentive plan awards actually paid by the Company for services rendered in 2017 are reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table above. For Ms. Sweeney, the "Target" and "Maximum" amounts have been calculated assuming a full year of employment, but Ms. Sweeney received a pro-rated portion of such amounts reflecting her service through her separation date. The actual amounts paid to Ms. Sweeney are included in the "All Other Compensation" amount as a component of her separation payments.

(3)
The amounts reported in "Estimated Future Payouts Under Equity Incentive Plan Awards" column, sub-column "Maximum," reflect that the PUs awarded in 2017 provide the potential to earn up to 200% of target, as described in the "Compensation Discussion and Analysis—Components of Compensation—Long-Term Equity Compensation—2017 Long-Term Incentive Awards—Performance Units—Storage Revenue & ROIC" and "—Performance Units—Total Stockholder Return" sections of this Proxy Statement.

(4)
Each RSU award was granted under the 2014 Plan, and each RSU award vests in three substantially equal annual installments beginning on the first anniversary of the grant date. Each RSU award is settled in shares of Common Stock on each vesting date.

(5)
Each stock option award was granted under the 2014 Plan, and each stock option award vests in three substantially equal annual installments beginning on the first anniversary of the grant date.

        The following table sets forth certain information with respect to outstanding equity awards held by our Named Executive Officers at December 31, 2017. The Market Value amounts reported in the Stock Awards columns heading were determined using the closing price of our Common Stock of $37.73 on December 29, 2017.

Outstanding Equity Awards at Fiscal Year End for 2017

	Option Awards					Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)
William L. Meaney	10,002	—		$29.99	1/7/2023
	273,184	—		$31.00	2/13/2024
	232,598	116,649	(1)	$48.54	2/19/2025
	276,225	553,281	(2)	$36.59	2/18/2026
	—	461,696	(3)	$37.00	2/16/2027
						34,081	(4)	$1,285,876
						17,720	(5)	$668,576
						50,134	(6)	$1,891,556
						54,729	(7)	$2,064,925
									4,973	(8)	$187,631
									9,947	(9)	$375,300
									7,046	(10)	$265,846
									14,092	(11)	$531,691
									18,243	(12)	$688,308
									18,243	(13)	$688,308
Stuart Brown	7,217	14,456	(14)	$41.11	7/25/2026
	—	54,719	(3)	$37.00	2/16/2027
						17,523	(15)	$661,143
						9,729	(7)	$367,075
									912	(10)	$34,410
									1,824	(11)	$68,820
									4,054	(12)	$152,957
									4,054	(13)	$152,957
Fidelma Russo	—	36,910	(16)	$34.01	3/13/2027
						32,636	(17)	$1,231,356
									2,572	(12)	$97,042
									2,572	(13)	$97,042
Ernest Cloutier	21,037	—		$24.80	2/13/2024
	16,626	8,339	(1)	$38.83	2/19/2025
	15,322	30,692	(2)	$29.27	2/18/2026
	—	34,199	(3)	$37.00	2/16/2027
						1,807	(5)	$68,178
						4,786	(6)	$180,576
						6,081	(7)	$229,436
									1,126	(8)	$42,484
									2,253	(9)	$85,006
									1,494	(10)	$56,369
									2,989	(11)	$112,775
									2,533	(12)	$95,570
									2,533	(13)	$95,570

	Option Awards					Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)
Patrick Keddy	4,750	2,383	(1)	$38.83	2/19/2025
	14,719	7,383	(18)	$36.91	5/27/2025
	—	32,884	(2)	$29.27	2/18/2026
	—	36,479	(3)	$37.00	2/16/2027
						861	(5)	$32,486
						1,493	(19)	$56,331
						5,128	(6)	$193,479
						6,486	(7)	$244,717
									193	(8)	$7,282
									386	(9)	$14,564
									931	(8)	$35,127
									1,862	(9)	$70,253
									1,601	(10)	$60,406
									3,202	(11)	$120,811
									2,702	(12)	$101,946
									2,702	(13)	$101,946
Marc A. Duale									1,207	(8)	$45,540
									2,414	(9)	$91,080
Eileen Sweeney									434	(8)	$16,375
									869	(9)	$32,787
									426	(10)	$16,073
									853	(11)	$32,184
									337	(12)	$12,715
									337	(13)	$12,715

(1)
Options vested on February 19, 2018.

(2)
Options vest in two substantially equal installments on February 18, 2018 and February 18, 2019.

(3)
Options vest in three substantially equal installments on February 16, 2018, February 16, 2019 and February 16, 2020.

(4)
RSUs vested on January 7, 2018.

(5)
RSUs vested on February 19, 2018.

(6)
RSUs vest in two substantially equal installments on February 18, 2018 and February 18, 2019.

(7)
RSUs vest in three substantially equal installments on February 16, 2018, February 16, 2019 and February 16, 2020.

(8)
The number of 2015 Storage Revenue & ROIC PUs included in the table reflects performance at the threshold level, which would result in a payout of 25% of the award. After the end of the 2017 fiscal year, the Company's performance was finally determined to exceed the threshold, resulting in a payout of 51.8% of target. The actual earned PUs vested in one installment on February 19, 2018.

(9)
The number of 2015 TSR-Based PUs included in the table reflects performance at the threshold level, which would result in a payout of 50% of the award. After the end of the 2017, the Company's performance was finally determined to exceed the threshold, resulting in a payout of 78.5% of target. The actual earned TSR-Based PUs vested in one installment on February 19, 2018.

(10)
The number of 2016 Storage Revenue & ROIC PUs included in the table reflects performance at the threshold level, which would result in a payout of 25% of the award. The Company's performance will be finally determined at the end of 2018. Earned PUs, if any, will vest in one installment on February 18, 2019.

(11)
The number of 2016 TSR-Based PUs included in the table reflects TSR performance at the threshold level, which would result in a payout of 50% of the award. Final TSR performance will be finally determined at the end of the 2018 fiscal year. Earned TSR-Based PUs, if any, will vest in one installment on February 18, 2019.

(12)
The number of 2017 Storage Revenue & ROIC PUs included in the table reflects performance at the threshold level, which would result in a payout of 50% of the award. The Company's performance will be finally determined at the end of 2019. Earned PUs, if any, will vest in one installment on February 16, 2020.

(13)
The number of 2017 TSR-Based PUs included in the table reflects performance at the threshold level, which would result in a payout of 50% of the award. Final TSR performance will be finally determined at the end of the 2019 fiscal year. Earned TSR-Based PUs, if any, will vest in one installment on February 16, 2020.

(14)
Options vest in substantially equal installments on July 25, 2018 and July 25, 2019.

(15)
RSUs vest in two substantially equal installments on July 25, 2018 and July 25, 2019.

(16)
RSUs vest in three substantially equal installments on March 13, 2018, March 13, 2019 and March 13, 2020.

(17)
Options vest in three substantially equal installments on March 13, 2018, March 13, 2019 and March 13, 2020.

(18)
Options vest on May 27, 2018.

(19)
RSUs vest on May 27, 2018.

Option Exercises and Stock Vested at Fiscal Year End for 2017

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
William L. Meaney	N/A	N/A	113,666	$4,767,312
Stuart Brown	N/A	N/A	8,747	$323,595
Fidelma Russo	N/A	N/A	N/A	N/A
Ernest Cloutier	N/A	N/A	6,569	$273,912
Patrick Keddy	23,428	$259,233	6,229	$253,331
Marc A. Duale	46,879	$307,904	23,905	$950,225
Eileen Sweeney	59,005	$384,152	19,187	$850,411

(1)
Includes the payout of accrued cash dividend equivalents.

Non-Qualified Deferred Compensation for 2017

        The Company provides certain of its more highly compensated employees in the United States, including our Named Executive Officers, with the opportunity to defer between 5% and 100% of any 2017 non-equity incentive compensation and/or up to between 5% and 50% of base salary through the EDCP. This benefit is offered to these employees in part because they are limited by the Code and applicable nondiscrimination testing rules in the amount of 401(k) contributions they can make under the Company's 401(k) Plan. Deferral elections and elections relating to the timing of payments are made prior to the period in which the salary and/or incentive compensation bonuses are earned. The Company does not contribute any matching, profit sharing or other funds to the EDCP for any employee. Participants in the EDCP can elect to invest their deferrals in funds that mirror, as closely as possible, the investment options available under the Company's 401(k) Plan. The EDCP does not pay any above market rates and is administered by the Compensation Committee.

        None of our Named Executive Officers participated in a nonqualified deferred compensation plan during the year ended December 31, 2017.

Termination and Change of Control Arrangements

        The Company maintains various contracts and agreements that require payments to certain Named Executive Officers at, following or in connection with (1) any termination of such officer, (2) a change in control of the Company, or (3) a change in such officer's responsibilities. This section describes the benefits that may become payable to certain Named Executive Officers in connection with a termination of their employment with the Company and/or a change in control of the Company under arrangements in effect on December 31, 2017.

Equity Treatment in Connection with a Change of Control

        As discussed on page 60 of this Proxy Statement, our equity compensation plans provide that any unvested options and other awards granted under the respective plan will vest immediately should an employee be terminated by the Company, or terminate his or her own employment for "good reason," within the Relevant Period in connection with a vesting change of control. This applies to the same degree to all outstanding options held by employees, including our Named Executive Officers.

CEO Severance Program

        Mr. Meaney is entitled to the benefits under the CEO Severance Program in the event of a "qualifying termination," which is generally defined as the termination of an eligible employee's employment without "cause" or termination by the eligible employee for "good reason." "Cause" is generally defined in the CEO Severance Program as any of: (1) fraud, embezzlement or theft against the Company; (2) being convicted of, or pleading guilty or no contest to, a felony; (3) breach of a fiduciary duty owed to the Company; (4) material breach of any material policy of the Company; (5) willful failure to perform material assigned duties (other than by reason of illness); or (6) committing an act of gross negligence, engaging in willful misconduct or otherwise acting with willful disregard for the best interests of the Company. "Good reason" in the CEO Severance Program means that the Company has, without Mr. Meaney's consent: (1) materially diminished the sum of his base compensation plus target nonequity incentive compensation; (2) required Mr. Meaney to be based at an office or primary work location that is greater than 50 miles from Boston, Massachusetts; (3) materially diminished Mr. Meaney's authority and/or responsibilities and/or assigned Mr. Meaney to duties and responsibilities that are generally inconsistent with his position with Iron Mountain prior to the change; (4) ceased to have Mr. Meaney report directly to the Board; or (5) materially breached the CEO Severance Program or the CEO Offer Letter.

        In the event of a qualifying termination under the CEO Severance Program, Mr. Meaney is entitled to certain severance benefits, including: (1) cash compensation consisting of (a) the sum of one year's base salary and a bonus payment equal to the annual target performance-based cash bonus for the year of termination, which aggregate amount would be doubled if such termination is in connection with a Change in Control, and (b) Mr. Meaney's actual annual performance-based bonus earned in respect to the year of termination based on the achievement of performance goals in accordance with the Company's annual incentive compensation program, with such bonus pro rated from the beginning of the fiscal year of termination through to the actual termination date; and (2) the Company's payment of (a) the employer share of the cost of medical and dental coverage under COBRA coverage until the earlier of (i) the first anniversary of Mr. Meaney's termination or for 18 months in connection with a Change in Control and (ii) the date on which COBRA coverage ends and (b) outplacement services for nine months following termination.

Severance Program

        Messrs. Brown, Cloutier and Keddy and Ms. Russo are entitled to the benefits under the Severance Program in the event of a "qualifying termination," which is generally defined as the termination of an eligible employee's employment without "cause" or termination by the eligible employee for "good reason." The definition of "cause" for the purposes of the Severance Program is substantially the same as the definition of "cause" in the CEO Severance Program, as described above. The definition of "good reason" in the Severance Program is substantially the same as "good reason" under the 2002 Plan and the 2014 Plan with an additional component that could result in an acceleration if the eligible employee were to terminate his or her employment within 14 days prior to or 12 months after a vesting change of control. The additional component is a material diminution in the responsibilities or title or position with the Company and/or the assignment of duties and responsibilities that are generally inconsistent with such eligible employee's position with the Company immediately prior to the vesting change in control.

        In the event of a qualifying termination under the Severance Program, the eligible employee is entitled to certain severance benefits, including: (1) cash compensation consisting of one year's base salary and a bonus payment generally equal to the annual target bonus for the eligible employee for the year of termination multiplied by such employee's average payout percentage over the prior three years; (2) the Company's payment of (a) the employer share of the cost of medical and dental coverage under COBRA coverage until the earlier of (i) the first anniversary of such employee's termination and (ii) the date on which COBRA coverage ends and (b) outplacement services for nine months following termination; (3) accelerated vesting of outstanding RSUs and stock options scheduled to vest within 12 months following termination; and (4) pro rated vesting of outstanding PUs based on actual performance using the following schedule and payable at the original vesting date, if earned as calculated at the end of the performance period:

  •
  PUs outstanding for less than 12 months—33% vested

  •
  PUs outstanding between 12 and 24 months—67% vested

  •
  PUs outstanding 24 months or longer—100%

Duale Separation Agreement

        In connection with his resignation on March 31, 2017, Mr. Duale became entitled to certain payments pursuant to the Duale Employment Agreement and the Duale Separation Agreement, which are detailed in the "Compensation Discussion and Analysis—Components of Compensation—Severance Policy—Separation and Advisory Agreements with Marc Duale" section of this Proxy Statement, including the estimated value of the payments. The value of the separation payments to which Mr. Duale is entitled is included in the "All Other Compensation" column of the "Compensation Tables—Summary Compensation Table—Summary Compensation Table for 2015, 2016 and 2017" section of this Proxy Statement.

Sweeney Separation Agreement

        In connection with her separation on October 5, 2017, Ms. Sweeney became entitled to certain severance payments, which are detailed in the "Compensation Discussion and Analysis—Components of Compensation—Severance Policy—Separation Agreement with Eileen Sweeney" section of this Proxy Statement. The value of the severance payments to which Ms. Sweeney is entitled is included in the "All Other Compensation" column of the "Compensation Tables—Summary Compensation Table—Summary Compensation Table for 2015, 2016 and 2017" section of this Proxy Statement.

General

        It is a condition to receipt of severance benefits under each of (1) the CEO Severance Program and (2) the Severance Program that the employee receiving severance benefits under such program or agreement execute, deliver and not revoke a separation and release agreement and a confidentiality and non-competition agreement. The receipt of the employer share of the cost of medical and dental coverage under COBRA is conditioned on the employee not being in breach of either of the separation and release agreement or the confidentiality and non-competition agreement.

        The table below reflects the amount of compensation that would be paid to certain Named Executive Officers in the event of termination of such Named Executive Officers' employment upon a qualifying termination under the CEO Severance Program (in the case of Mr. Meaney) or the Severance Program (in the case of Ms. Russo and Messrs. Brown, Cloutier and Keddy). The amounts shown assume that such termination was effective as of December 31, 2017.

 Estimated Benefits Upon A Qualifying Termination Under the Applicable Severance Program

Named Executive Officer	Cash Severance ($)	Continuation of Benefits and Outplacement Services ($)	Acceleration of Unvested Options, RSUs and PUs ($)(1)	Total ($)
William L. Meaney	$4,306,000	$38,949	N/A	$4,344,949
Stuart Brown	$1,041,810	$38,949	$916,920	$1,997,679
Fidelma Russo	$859,807	$25,000	$617,098	$1,501,905
Ernest Cloutier	$964,884	$53,932	$1,125,603	$2,144,419
Patrick Keddy(2)	$864,890	$27,290	$1,207,368	$2,099,548

(1)
These amounts are based on a price per share of our Common Stock of $37.73, the closing price of our Common Stock on December 29, 2017, and reflect the value of earned PUs for the PUs which were granted in 2015 and the value of PUs that would be earned if the Company achieved target performance for PUs granted after 2015.

(2)
Mr. Keddy's estimated benefits, except for elements denominated in U.S. dollars, were converted to U.S. dollars using a conversion rate of £1.00 to $1.2884, which represents the average exchange rate for fiscal 2017.

        The table below reflects the amount of compensation that would be paid to certain Named Executive Officers in the event of termination of such Named Executive Officers' employment upon a qualifying termination under the CEO Severance Program (in the case of Mr. Meaney) or the Severance Program (in the case of Ms. Russo and Messrs. Brown, Cloutier and Keddy). The amounts shown assume that such termination was effective as of December 31, 2017.

Estimated Benefits Upon A Qualifying Termination Under the
Applicable Severance Program in Connection with a Change in Control

Named Executive Officer	Cash Severance ($)	Continuation of Benefits and Outplacement Services ($)	Total ($)
William L. Meaney	$6,806,000	$45,923	$6,851,923
Stuart Brown	$1,041,810	$38,949	$1,080,759
Fidelma Russo	$859,807	$25,000	$884,807
Ernest Cloutier	$964,884	$53,932	$1,018,816
Patrick Keddy(1)	$864,890	$27,290	$892,180

(1)
Mr. Keddy's estimated benefits, except for elements denominated in U.S. dollars, were converted to U.S. dollars using a conversion rate of £1.00 to $1.2884, which represents the average exchange rate for fiscal 2017.

DIRECTOR COMPENSATION

2017 Director Compensation

        The following table provides certain information concerning compensation earned by the directors who were not Named Executive Officers during the year ended December 31, 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)		Total ($)
Jennifer Allerton	$96,000	$134,989	$—		$230,989
Ted R. Antenucci	$96,000	$134,989	$—		$230,989
Pamela M. Arway	$110,000	$134,989	$11,412.72	(3)	$256,401.72
Clarke H. Bailey	$112,000	$134,989	$9,908.28	(3)	$256,897.28
Neil Chatfield	$71,750	$134,989	$—		$206,739
Kent P. Dauten	$114,131.88	$134,989	$—		$249,120.88
Paul F. Deninger	$90,000	$134,989	$—		$224,989
Per-Kristian Halvorsen	$95,333.34	$134,989	$—		$230,322.34
Wendy J. Murdock	$95,000	$134,989	$—		$229,989
Walter Rakowich	$111,000	$134,989	$—		$245,989
Alfred J. Verrecchia	$197,000	$134,989	$—		$331,989

(1)
The amounts reported in the "Stock Awards" column reflect the aggregate grant date fair value of RSUs granted in 2017 computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 2 to the Company's Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017. Each non-employee director was granted 3,879 RSUs on May 24, 2017. As of December 31, 2017, certain non-employee directors held options to acquire shares of our Common Stock. All options reflected in the table below are fully vested.

Name	Option Awards (#)
Jennifer Allerton	—
Ted R. Antenucci	—
Pamela M. Arway	—
Clarke H. Bailey	33,924
Neil Chatfield	—
Kent P. Dauten	33,924
Paul F. Deninger	13,390
Per-Kristian Halvorsen	—
Wendy J. Murdock	—
Walter Rakowich	—
Alfred J. Verrecchia	18,290
(2)
Messrs. Antenucci, Bailey, Halvorsen and Verrecchia elected to defer 100% of their RSUs granted in 2017 pursuant to the DDCP.

(3)
The amounts reported in the "All Other Compensation" column for Mr. Bailey and Ms. Arway consist of amounts paid for health and dental plan coverage.

        Directors who are employees of the Company do not receive additional compensation for serving as directors. Pursuant to the Company's Compensation Plan for Non-Employee Directors,

non-employee directors were paid an annual retainer of $75,000 in 2017, and committee members and committee chairs received annual retainer fees as set forth below:

	Audit Committee	Compensation Committee	Nominating and Governance Committee	Finance Committee	Risk and Safety Committee
Annual Committee Member Retainer	$11,000	$10,000	$10,000	$10,000	$10,000
Annual Committee Chair Retainer	$15,000	$15,000	$12,000	$12,000	$12,000

        In addition, in 2017 the Independent Chairman received an annual retainer of $100,000, and non-employee directors received annual grants of RSUs for the number of shares of our Common Stock equal to $135,000 divided by the fair market value (as defined in the 2014 Plan) on the date of grant. The RSUs vested immediately on the date of grant. Newly elected non-employee directors will receive a pro rated grant as of the date of their election.

        The DDCP allows non-employee directors to defer the receipt of between 5% and 100% of their retainers. Non-employee directors may also defer some or all of their annual RSU grant under the DDCP. Deferral elections and elections relating to the timing and form of payments are made prior to the period in which the retainers, fees and awards are earned. The Company does not contribute any matching, profit sharing or other funds to the DDCP for any participating director. Amounts under the DDCP are treated as invested in shares of our Common Stock. The DDCP is administered by the Chairman of the Compensation Committee and the executive vice president primarily responsible for oversight and administration of our compensation programs.

Modifications to Director Compensation for 2018

        The Compensation Committee annually reviews, with assistance from compensation consultants, the compensation of our directors in comparison to companies with similar revenues and business and makes adjustments it believes are appropriate.

        Effective January 2018, following a market analysis of director compensation conducted by the Compensation Committee, with assistance from Pay Governance, we modified our non-employee director compensation plan to (1) increase the annual board retainer for each non-employee director from $75,000 to $80,000, (2) increase the annual retainer for the Audit Committee from $11,000 to $13,500, (3) increase the annual retainer for the Compensation Committee from $10,000 to $12,500, (4) increase the annual retainer for the Independent Chairman of the Board from $100,000 to $125,000, and (5) increase the annual stock grant value for each non-employee director from $135,000 to $150,000.

Director Stock Ownership Guidelines

        We maintain stock ownership guidelines that require non-employee directors to achieve and maintain ownership of our Common Stock at or above a prescribed level. Our directors who are also employees of the Company are subject to the Company's executive stock ownership guidelines described on page 61 of this Proxy Statement. We established this program to help align long term interests of directors with stockholders. The stock ownership guidelines require each director to own and retain Common Stock of the Company, exclusive of unexercised stock options and unearned or unvested restricted stock, RSUs, performance shares or PUs, having a value equal to five times the director's annual cash retainer earned for serving on the Board. Under the stock ownership guidelines, shares of Common Stock that are held in margin accounts or otherwise pledged to secure loans are not counted towards the ownership minimum.

        Compliance with the stock ownership guidelines is measured by multiplying the number of shares of the Company's Common Stock owned at the close of business on October 1 of each year by the average closing price per share of the Company's Common Stock, based on each trading day's closing price as reported on the NYSE, over the 60 calendar days preceding the date of calculation. The stock ownership guidelines do not limit the transfer of, or require retention of, shares of Common Stock that were outstanding as of the date of adoption of the stock ownership guidelines or that are issued under any equity awards outstanding as of such date. Whenever a director does not meet the above minimum ownership threshold, such director is required to retain an amount equal to 50% of the net shares received as a result of the settlement or vesting of restricted stock, RSUs, performance shares or PUs or the exercise of stock options. "Net shares" are those shares that remain after shares are sold or netted to pay any applicable taxes or purchase price. Because directors must retain a percentage of shares resulting from the vesting of RSUs until they achieve the minimum share ownership threshold, there is no minimum time period required to achieve the stock ownership guidelines.

CONSIDERATION OF RISK IN OUR COMPENSATION PROGRAMS

        After its annual review of the Company's incentive compensation arrangements for all employees, the Compensation Committee concluded that the components and structure of the Company's compensation plans do not create risks that are reasonably likely to result in a material adverse effect on the Company. The process undertaken to reach this conclusion involved an analysis of the Company's compensation plans by management and the Compensation Committee.

        As described on page 16 of this Proxy Statement, the committee of the Board assigned responsibility for an area of risk receives reports from the Company executives accountable for understanding and mitigating the identified risk and then assesses such reports and independently considers the severity of the risk and mitigating factors.

        In the case of compensation risk, management and the Compensation Committee discussed management's assessment of the risks that may exist in the Company's compensation plans and the factors that mitigate the creation of material risks to the Company by those plans. The management team's assessment was conducted by senior personnel, including personnel who focus on compensation.

        The management assessment focused on the material elements of the Company's compensation plans for all employees, including (1) the components of compensation that are materially similar to the components of compensation offered to the Company's Named Executive Officers discussed in the "Executive Compensation" section of this Proxy Statement, (2) specific performance measures used for employees, and (3) the mix between short-term and long-term compensation, as well as factors in the Company's programs that mitigate potential risks. Management's analysis noted that several factors mitigated excessive risk taking to achieve goals tied to compensation, including (1) individual employee incentive compensation amount maximums, (2) aligning individual performance targets with Company-wide performance, (3) the use of more than one performance metric for short-term and long-term incentives, (4) the adoption of multi-year performance goals in the performance unit portion of the long-term incentive program, (5) setting reasonably attainable goals for all employees, (6) the internal processes and controls for calculating and reviewing bonus payouts, (7) stock ownership requirements for our CEO and executive vice presidents, (8) having a clawback policy for executive officers, and (9) having a combination of short-term and long-term incentive payouts.

        In the Compensation Committee's review of the Company's compensation plans, the Compensation Committee considered management's assessment of the various elements of the Company's compensation program and factors that mitigate unreasonable risk taking. The Compensation Committee then conducted its own assessment through a discussion of the potential risks and the factors that mitigate risk. The Compensation Committee concluded, based on a combination of factors, including the structure and components of the plans, that the Company's compensation plans do not create risks that are reasonably likely to result in a material adverse effect on the Company.

 ADDITIONAL INFORMATION

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee was, during 2017, an officer or employee of the Company or was formerly an officer of the Company or had any relationship requiring disclosure by us under Item 404 of Regulation S-K of the Exchange Act. Please refer to "Certain Relationships and Related Transactions," below, for additional information. None of our Executive Officers served as a member of the compensation committee (or its equivalent) of another entity or as a director of another entity, one of whose executive officers served on our Compensation Committee. None of our Executive Officers served as a member of the compensation committee (or its equivalent) of another entity, one of whose executive officers served as one of our directors.

Audit Committee Report

        Management is responsible for the Company's financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company's independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee's responsibility is to monitor and review these processes.

        The Audit Committee has reviewed and discussed with the independent registered public accounting firm and management the plan and results of the auditing engagement and the audited financial statements for the fiscal year ended December 31, 2017. The Audit Committee has reviewed with management the scope and nature of the Company's internal auditing controls and has discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board, or PCAOB, Auditing Standard No. 1301, Communications With Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm its independence from the Company and its management. The Audit Committee considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining the independent registered public accounting firm's independence and concluded that it was acceptable at this time.

        The Audit Committee has reported to the Board its activities, conclusions and recommendations. Specifically, in reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on February 16, 2018. The Audit Committee has approved the reappointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018.

AUDIT COMMITTEE WALTER C. RAKOWICH, CHAIRMAN JENNIFER ALLERTON TED R. ANTENUCCI KENT P. DAUTEN

Independent Registered Public Accounting Firm

        The Company has submitted the selection of the Company's independent registered public accounting firm to a stockholder vote, as set forth in proposal three above.

        The Audit Committee has established policies and procedures that are intended to control the services provided by our independent registered public accounting firm and to monitor its continuing independence. Under these policies, no audit or non-audit services may be undertaken by our independent registered public accounting firm unless the engagement is specifically pre-approved by the Audit Committee. The Audit Committee may delegate to one or more members the authority to grant the pre-approvals required by this paragraph. The decisions of any member to whom authority is delegated to pre-approve an activity under this paragraph must be presented to the full Audit Committee at each of its scheduled meetings.

        The fees for services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, or collectively, Deloitte, to us for the fiscal years ended December 31, 2016 and December 31, 2017 were as follows:

	FY 2016	FY 2017
Audit Fees(1)	$6,893,000	$6,879,000
Audit-Related Fees(2)	1,536,000	322,000
Tax Fees(3)	1,491,000	1,315,000

Deloitte & Touche LLP Total Fees	$9,920,000	$8,516,000

(1)
Audit Fees consist of fees billed for professional services rendered by the independent registered public accounting firm for the audit of the Company's annual consolidated financial statements, audit of the internal controls over financial reporting, and reviews of the consolidated financial statements included the Company's Quarterly Reports on Form 10-Q. Audit Fees also consist of services that are normally provided by the independent registered public accounting firm in connection with statutory audits and regulatory filings, review of documents filed with the SEC, and providing consents in connection with SEC filings and comfort letters in connection with offerings of registered and unregistered securities.

(2)
Audit-Related Fees for 2016 and 2017 include audit fees related to our acquisition of Recall.

(3)
Tax Fees include tax compliance work and consulting relating to our acquisition of Recall and other tax planning and compliance matters in 2016 and 2017.

        The Audit Committee will not approve engagements of our independent registered public accounting firm to perform non-audit services for us if doing so will cause our independent registered public accounting firm to cease to be independent within the meaning of applicable SEC or NYSE rules. In other circumstances, the Audit Committee considers, among other things, whether our independent registered public accounting firm is able to provide the required services in a more or less effective and efficient manner than other available service providers.

        The total fees billed to us from Deloitte for services in 2016 and 2017 are set forth above. All the services provided by Deloitte described above were pre-approved by our Audit Committee. The Audit Committee approved the engagement of Deloitte to provide non-audit services because they determined that Deloitte's providing these services would not compromise its independence and that its familiarity with our record keeping and accounting systems would permit it to provide these services with equal or higher quality, quicker and at a lower cost than we could obtain these services from other providers.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires that the Company's executive officers, directors and persons who own more than 10% of a registered class of the Company's equity securities file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such executive officers, directors and 10% stockholders are also required by SEC rules to furnish to the Company copies of all Section 16(a) reports that they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that they were not required to file a Form 5, the Company believes that, during the fiscal year ended December 31, 2017, the Company's Executive Officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to such persons, except that a late report was filed on April 3, 2017 relating to the partial vesting of stock options and RSUs held by Marc A. Duale.

OTHER MATTERS

Other Matters Brought Before the Meeting

        The Board does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented to the Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

Additional Documentation

        The Company will furnish without charge to any stockholder, upon written or oral request, a copy of the Company's Annual Report on Form 10-K, including the financial statements and other documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. Requests for such documents should be addressed to the Secretary of Iron Mountain Incorporated, One Federal Street, Boston, Massachusetts 02110, telephone number (617) 535-4766.

By Order of the Board of Directors
DEBORAH MARSON, SECRETARY

April 30, 2018

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. U.S. Eastern Time on June 13, 2018 (1:59 P.M. Australian Eastern Standard Time on June 14, 2018). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. U.S. Eastern Time on June 13, 2018 (1:59 P.M. Australian Eastern Standard Time on June 14, 2018). Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. IRON MOUNTAIN INCORPORATED INVESTOR RELATIONS ONE FEDERAL STREET BOSTON, MA 02110 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E45348-P05001 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. IRON MOUNTAIN INCORPORATED The Board of Directors recommends you vote FOR the following: 1. For the election of eleven (11) directors to the Iron Mountain Incorporated Board of Directors for a one-year term or until their successors are elected and qualified. Nominees: For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. Jennifer Allerton 1b. Ted R. Antenucci For Against Abstain The Board of Directors recommends you vote FOR proposals 2 and 3. ! ! ! 1c. Pamela M. Arway 2. The approval of a non-binding, advisory resolution approving the compensation of our named executive officers as described in the Iron Mountain Incorporated Proxy Statement. 1d. Clarke H. Bailey 3. The ratification of the selection by the Audit Committee of Deloitte & Touche LLP as Iron Mountain Incorporated's independent registered public accounting firm for the year ending December 31, 2018. ! ! ! 1e. Kent P. Dauten 1f. Paul F. Deninger NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any postponement or adjournment thereof. 1g. Per-Kristian Halvorsen 1h. William L. Meaney 1i. Wendy J. Murdock 1j. Walter C. Rakowich 1k. Alfred J. Verrecchia Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E45349-P05001 IRON MOUNTAIN INCORPORATED Annual Meeting of Stockholders June 14, 2018, 9:00 A.M. This proxy is solicited on behalf of the Board of Directors The undersigned hereby appoints William L. Meaney and Deborah Marson, and each of them, as proxies of the undersigned, each with the power to appoint his/her substitute, and hereby authorizes both of them, or either one if only one be present, to represent and vote, as designated on the reverse hereof, all of the shares of Common Stock, $0.01 par value per share, of IRON MOUNTAIN INCORPORATED held of record by the undersigned or with respect to which the undersigned is entitled to vote or act at the Annual Meeting of Stockholders to be held on June 14, 2018 at 9:00 A.M., U.S. Eastern Time (11:00 P.M. Australian Eastern Standard Time on June 14, 2018), at the offices of Sullivan & Worcester LLP, One Post Office Square, 21st Floor, Boston, MA 02109, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Additionally, the votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other business as may properly come before the Annual Meeting. Continued and to be signed on reverse side